EXHIBIT 4.1

KLX ENERGY SERVICES HOLDINGS, INC.

SENIOR SECURED FLOATING RATE CASH / PIK NOTES DUE 2030

INDENTURE

dated as of March 12, 2025,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

i

v

ANNEXES

Appendix A	Provisions Relating to Initial Notes, PIK Notes and Additional Notes

SCHEDULES

Schedule 1.01(a)	Specified Holders
Schedule 1.01(b)	Specified Letters of Credit
Schedule 5.17	Post-Closing Deliveries
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.03(b)	Existing Investments
Schedule 6.07	Transactions with Affiliates
Schedule 6.10	Burdensome Agreements

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Transferee Letter of Representation for Transfers to IAI’s
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Interest Election Request
Exhibit E	Form of PIK Interest Election Notice
Exhibit F	Form of Supplemental Indenture
Exhibit G	Form of Security Agreement
Exhibit H	Form of ABL/Note Intercreditor Agreement

INDENTURE

This INDENTURE (including all exhibits and schedules hereto, this “Indenture”), dated as of March 12, 2025, is made by and among KLX ENERGY SERVICES HOLDINGS, INC., a Delaware corporation (the “Issuer”), each of the Guarantors from time to time party hereto, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (“U.S. Bank”), as trustee (in such capacity, together with its successors and assigns, the “Trustee”) and as notes collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (a) the Senior Secured Floating Rate Cash / PIK Notes due 2030 (the “Initial Notes”) in an aggregate principal amount equal to $232,160,000, (b) from time to time PIK Notes (as defined below) and (c) any additional Notes, with the exception of any PIK Notes (the “Additional Notes” and, together with the Initial Notes and the PIK Notes, the “Notes”) that may be issued after the Closing Date, in each case, to be guaranteed as provided herein by the Guarantors.

WHEREAS, all things necessary have been done by the Note Parties to make this Indenture, when executed and delivered by the Note Parties and the other parties hereto, a valid, binding and legal instrument;

WHEREAS, all things necessary have been done by the Note Parties to make the Notes, when executed by the Issuer and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of the Note Parties.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Indenture (including in the preamble and the recitals above), the following terms shall have the meanings specified below:

“2018 Secured Senior Notes” means the 11.50% senior secured notes due 2025 issued pursuant to the 2018 Secured Senior Notes Indenture.

“2018 Secured Senior Notes Indenture” means that certain Indenture, dated as of October 31, 2018, by and among the Issuer, as issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and as notes collateral agent.

“ABL Administrative Agent” means Eclipse Business Capital LLC, in its capacity as Administrative Agent under the ABL Credit Agreement, and its successors and assigns in such capacity.

“ABL Collateral Agent” means Eclipse Business Capital LLC, in its capacity as collateral agent and/or security trustee (as applicable) under the ABL Credit Agreement, and its successors and assigns in such capacity.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of March 7, 2025, by and among the Issuer, the several lenders from time to time party thereto from time to time, the ABL Administrative Agent, the ABL Collateral Agent and the other agents or parties named therein and including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder, changing the maturity or adding or removing Subsidiaries as borrowers or guarantors thereunder and whether or not with the same agents, lenders, investors or holders) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“ABL Documents” means the ABL Credit Agreement, any additional credit agreement, note purchase agreement, indenture or other agreement related thereto and all other loan or note documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Credit Agreement or any Pari Passu ABL Lien Indebtedness, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“ABL Loans” has the meaning assigned to the term “Loans” in the ABL Credit Agreement (as in effect on the Closing Date).

“ABL Obligations” means all Indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the ABL Documents that is secured by a lien permitted under Section 6.02(n) hereof, and all other obligations of the Issuer or any Guarantor in respect thereof.

“ABL Priority Collateral” has the meaning assigned to the term “ABL Priority Collateral” in the ABL/Note Intercreditor Agreement (as in effect on the Closing Date).

“ABL/Note Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, substantially in the form of Exhibit G, by and among the Issuer, the Subsidiary Guarantors, the Trustee, the Collateral Agent, the ABL Administrative Agent, the ABL Collateral Agent, and the other Persons from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABR Note” means any Note bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Acceptance Notice” has the meaning given to such term in Section 3.09(a).

“Additional Guarantor” means any Wholly Owned Restricted Subsidiary incorporated under the laws of the United States, any state thereof, or the District of Columbia that becomes a Guarantor after the Closing Date pursuant to Section 5.12.

“Additional Notes” means Notes (other than the Initial Notes and the PIK Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture whether or not they bear the same CUSIP number.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that neither any Holder nor the Trustee nor any Agent (nor any of their Affiliates) shall be deemed to be an Affiliate of the Issuer or any of their respective Subsidiaries solely by virtue of its capacity as a Holder, the Trustee or Agent hereunder.

“Agent” means any Registrar, Calculation Agent, Paying Agent, Authenticating Agent, co-registrar or other agent appointed pursuant to this Indenture.

“AHYDO Catch-Up Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness in the minimum amount required to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of one percent (1.00%), and (c) Term SOFR for a one (1) month Interest Period plus one percent (1.00%); provided, that, any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or Term SOFR shall be effective on the effective date of such change in the Base Rate, the Federal Funds Rate or Term SOFR, as the case may be.

If the Alternate Base Rate as determined above would be less than the Floor, the Alternate Base Rate will be deemed to be the Floor.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.16.

“Applicable Date of Determination” means, for purposes of determining Consolidated Total Indebtedness and Unrestricted Cash for purposes of calculating the Total Net Leverage Ratio for purposes of determining whether an incurrence test has been satisfied, subject to Section 1.06, the date of the transaction subject to such incurrence test.

“Applicable ECF Percentage” means, for any fiscal year of the Issuer, (a) seventy-five percent (75%) if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than or equal to 1.50 to 1.00, (b) fifty percent (50%) if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00, and (c) twenty-five percent (25%) if the Total Net Leverage Ratio as of the last day of such fiscal year is less than 1.00 to 1.00. For the purposes of calculating the Applicable ECF Percentage for any fiscal year, Total Net Leverage Ratio shall be calculated after giving effect to any redemptions or repurchases described in Section 3.08(d)(ii) during such fiscal year.

“Applicable Margin” means (a) from the Closing Date until the delivery of the Compliance Certificate and financial statements for the Test Period ending March 31, 2025, a percentage per annum determined by reference to the following table as if the Secured Net Leverage Ratio then in effect was greater than 2.00:1.00 and (b), thereafter, a percentage per annum determined by reference to the Secured Net Leverage Ratio in effect from time to time as set forth below:

Secured Net Leverage Ratio	Applicable Margin for SOFR Notes	Applicable Margin for ABR Notes
Greater than 2.00:1.00	8.50%	7.50%
Less than or equal to 2.00:1.00 but greater than 1.50:1.00	8.25%	7.25%
Less than or equal to 1.50:1.00	8.00%	7.00%

With respect to changes in the Applicable Margin resulting from the delivery of financial statements pursuant to Section 5.03(a) or 5.03(b), a change in the Applicable Margin shall be effective with respect to interest accruing from the next Interest Payment Date after the date on which the Trustee and the Holders shall have received the applicable financial statements and a Compliance Certificate calculating the Secured Net Leverage Ratio pursuant to Section 5.03(a) or 5.03(b). The Applicable Margin in effect at the Closing Date is 8.50%.

“Applicable Other Indebtedness” has the meaning assigned to such term in Section 3.11.

“Applicable Tax Laws” means the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, or any other equivalent electronic service, whether owned, operated or hosted by the Trustee, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Trustee pursuant to this Indenture or any other

Note Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Trustee specifically instructs a Person to deliver in physical form.

“Asset Sale” means (a) any conveyance, sale, transfer or other disposition of any property pursuant to Section 6.05(b), 6.05(f), 6.05(i), 6.05(r) or 6.05(s), (b) any issuance or sale of any Equity Interest of any Group Member (other than to any Group Member (other than the Issuer or in the case of an issuance or sale of any Equity Interest of any Note Party to any Group Member that is not a Note Party)), and (c) any other disposition of assets by Issuer or any of its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business; provided, that, in any event “Asset Sales” shall exclude Casualty Events of any Group Member.

“Asset Sale Threshold” has the meaning assigned to such term in Section 3.08(a)(i).

“Authenticating Agent” means an agent appointed by the Trustee in accordance with Section 2.02(d) and Section 9.10 hereof for the purpose of authenticating the Notes.

“Authentication Order” has the meaning assigned in Section 2.02(c).

“Available Retained ECF Amount” means, at any date of determination, the portion of Excess Cash Flow, determined on a cumulative basis for all fiscal years of Issuer (commencing with the fiscal year ending December 31, 2025) that was not required to be applied to make a Net Cash Proceeds Offer pursuant to Section 3.08(d); provided, that, in no event shall the “Available Retained ECF Amount” be less than $0.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Indenture or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Indenture, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq. and the regulations issued thereunder.

“Base Rate” means the rate of interest per annum equal to the last rate quoted by The Wall Street Journal Money Rates Section as the “Prime Rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Issuer and approved by the Controlling Party) or any similar release by the Federal Reserve Board (as determined by the Issuer and approved by the Controlling Party). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Issuer and approved by the Controlling Party giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Indenture and the other Note Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Issuer and approved by the Controlling Party giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 2.17.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers, manager, member, sole member, or managing member of such person, (c) in the case of any partnership, the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or other day on which financial institutions are authorized to close under the Requirements of Law of, or are in fact closed in, Houston, Texas, the State of New York or a place of payment and, if such day relates to any SOFR Note, means any such day that is also a U.S. Government Securities Business Day.

“Calculation Agent” means the agent appointed by the Issuer and approved by the Controlling Party for the purposes of determining Term SOFR or the Term SOFR Reference Rate (or other applicable benchmark rate). U.S. Bank shall be the initial Calculation Agent.

“Call Premium” has the meaning assigned to such term in Section 3.07(b).

“Call Premium Deficit” has the meaning assigned to such term in Section 11.08(b).

“Called Principal” means, with respect to any Note, the amount of principal of such Note that is to be redeemed.

“Capital Assets” means, with respect to any person, all equipment, rolling stock, aircraft, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) by Issuer and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Issuer and its Restricted Subsidiaries.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided, that, the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Cash Election” has the meaning assigned to such term in Section 2.13(g)(i).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Holder or with any domestic commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any Holder, the parent corporation of any Holder or any Subsidiary of such Holder’s parent corporation, and commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AA by S&P and Aa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, (f) money market funds existing on the Closing Date that are listed on Schedule 1.02, and (g) in the case of Foreign Subsidiaries, investments that are substantially equivalent to the foregoing investments described in clauses (a) through (e) above that are available in the currency of the jurisdiction in which such Foreign Subsidiary is organized.

“Cash Management Agreement” means any agreement to provide to any Group Member any cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Group Member. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Casualty Event Threshold” has the meaning assigned to such term in Section 3.08(c)(i).

“CERCLA” has the meaning assigned to such term in Section 10.07(f).

“CFC” means a Foreign Subsidiary directly or indirectly owned (within the meaning of Section 958(a) of the Code) by the Issuer which Foreign Subsidiary is a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Subsidiary that owns no material assets other than (i) Equity Interests or (ii) Equity Interests and Indebtedness, in each case of clauses (i) and (ii) of one or more (a) CFCs or (b) other Subsidiaries that are CFC Holding Companies.

“Change of Control” means the occurrence of any of the following events after the Closing Date:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), has acquired or owned, directly or indirectly, beneficially or of record, by way of merger, consolidation or otherwise, Equity Interests representing fifty percent (50%) or more (on a fully-diluted basis and giving effect to the conversion and exercise of all outstanding rights, warrants (including the Warrants), options, convertible securities, exchangeable securities, indebtedness or other rights, in each case, exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests (or convertible or exchangeable securities) of the Issuer, whether at the time of issuance or upon the passage of time or the occurrence of some future event (whether or not such securities are then currently convertible or exercisable and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right)) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Issuer (irrespective of whether, at the time, Equity Interests of any other class or classes of the Issuer shall have or might have voting power by reason of the happening of any contingency). For this purpose, a person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”; provided, that, such person or group shall not include any holder of Warrants); or

(c) during any period of 12 (twelve) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Issuer cease to be composed of individuals (i) who were members of that board or equivalent governing body at the time of the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in sub-clause (i) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in sub-clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change of Control Offer” has the meaning given to such term in Section 3.09(b)(ii).

“Change of Control Payment Date” has the meaning given to such term in Section 3.09(b)(ii).

“Change of Control Purchase Price” has the meaning given to such term in Section 3.09(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Closing Date” means the date on which the Initial Notes are originally issued.

“Closing Date Refinancing” has the meaning assigned to such term in the recitals hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Security Agreement Collateral, all of the Mortgaged Properties and all other property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Security Document, but in any event excluding the Excluded Property and Excluded Equity Interests.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto, and includes each other person appointed as a successor thereto pursuant to Article IX.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock of the Issuer, par value $0.01 per share.

“Compliance Certificate” means a certificate of a Financial Officer substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, the applicability and length of lookback periods, the applicability of Section 2.17 and other technical, administrative or operational matters) that the Issuer (with the approval of the Controlling Party) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof in a manner substantially consistent with market practice (or, if the Issuer (with the approval of the Controlling Party) decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer (with the approval of the Controlling Party) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Issuer (with the approval of the Controlling Party) decides is reasonably necessary in connection with the administration of this Indenture and the other Note Documents).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Issuer and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash Flow) on a consolidated balance sheet of Issuer and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents; provided, that, Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities (excluding deferred taxes and taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow) of Issuer and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness and other long term liabilities, and accrued interest thereon) on a consolidated balance sheet of Issuer and its Restricted Subsidiaries in accordance with GAAP; provided, that, Consolidated Current Liabilities shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated EBITDA” means, for any period for Issuer and its Restricted Subsidiaries, the sum of:

(a) Consolidated Net Income for such period (excluding therefrom any unusual or extraordinary items of gain or loss); plus

(b) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i) Consolidated Interest Expense;

(ii) provisions for federal, state, local and foreign income, value added, franchise, margin and similar Taxes;

(iii) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period);

(iv) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);

(v) any (A) financial advisory fees, underwriting fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket advisory and consulting expenses, and (B) prepayment premiums, breakage costs and interest rate indemnities, redeployment costs or funding costs, with respect to each of clause (A) and clause (B) incurred by the Issuer and its Restricted Subsidiaries as a result of, or in connection with, any issuance, incurrence, refinancing, redemption, repayment or prepayment of Indebtedness, to the extent permitted under this Indenture; and

(vi) any (A) financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket advisory and consulting expenses, and (B) all cash and non-cash restructuring and integration charges, costs, and expenses, in each case incurred by the Issuer and its Restricted Subsidiaries as a result of any Permitted Acquisition or other internal restructuring and deducted from net income, and, in the case of the items described in this sub-clause (B), which are factually supportable, identifiable and documented, and which are not objected to by the Trustee (acting at the direction of the Controlling Parties); provided, that, the aggregate amount of such costs and expenses under this sub-clause (B) shall not exceed ten percent (10%) of Consolidated EBITDA; minus

(c) any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus

(d) the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

For purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination of the Total Net Leverage Ratio, Secured Net Leverage Ratio, or ratio of Consolidated Total Indebtedness to Consolidated EBITDA, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) the Issuer or one or more of its Restricted Subsidiaries shall have made a Subject Transaction, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a pro-forma basis. Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction as if it occurred on the first day of the reference period.

“Consolidated Interest Expense” means, for any period the sum of (a) the amount of interest expense, both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs and any other non-cash interest expense or accretions of discounts), net of interest income, of Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and (b) dividends paid in cash during such period on preferred stock issued by Issuer or any of its Restricted Subsidiaries; provided, that, for purposes of calculating Consolidated Interest Expense for any period for determining the Total Net Leverage Ratio, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) Issuer or one or more of its Restricted Subsidiaries shall have made a Subject Transaction, then Consolidated Interest Expense for such period shall be calculated after giving effect thereto on a Pro Forma Basis.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that, there shall be excluded from the calculation of Consolidated Net Income for such period (a) the income (or loss) of any Person in which any other Person (other than the Issuer or any of its Wholly Owned Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by the Issuer or such Wholly Owned Restricted Subsidiary in the form of dividends or other equity distributions during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Restricted Subsidiaries and (c) the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Operating Cash Flow” for any period means the operating cash flow of the Issuer and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such operating cash flow, to the extent otherwise included therein, without duplication:

(a) the operating cash flow of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(b) except to the extent includible in the operating cash flow of the Issuer pursuant to the foregoing clause (a), the operating cash flow of any Person that accrued prior to the date that (i) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (ii) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary; and

(c) the operating cash flow of any Restricted Subsidiary other than a Subsidiary Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that operating cash flow is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived.

“Consolidated Secured Indebtedness” means, as of any date of determination, all Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien on the assets constituting Collateral, determined on a consolidated basis in accordance with GAAP, but excluding any obligations in respect of hedging arrangements.

“Consolidated Total Assets” means, at any date, the total consolidated assets of the Issuer and its Subsidiaries determined on a consolidated basis in accordance with GAAP (and excluding all intercompany items) as of the date of the most recent financial statements delivered in accordance with Section 5.03(a) or 5.03(b) of this Indenture.

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding any obligations in respect of hedging arrangements.

“Contingent Obligation” means, as to any person, any obligation or agreement of such person guaranteeing or intended to guarantee any Indebtedness, leases, Dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation or agreement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that, the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other similar contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlling Party” or “Controlling Parties” means (a) prior to the Disposition Date, the Specified Holders, and (b) from and after the Disposition Date, (i) except as provided in clause (ii), Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) solely for the purpose of exercising remedies pursuant to Section 8.01, Holders of at least 30% of the aggregate principal amount of the outstanding Notes.

“Covenant Defeasance” has the meaning assigned to such term in Section 11.03.

“Cumulative Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) $5,000,000; plus

(b) the Available Retained ECF Amount; plus

(c) an amount equal to the fair market value (as determined by the Issuer) of any assets contributed to the Issuer or any of its Restricted Subsidiaries after the Closing Date; plus

(d) [reserved];

(e) to the extent not already included in the calculation of Consolidated Net Income of the Issuer and its Restricted Subsidiaries, the aggregate amount of all returns, profits, distributions and similar amounts received in Cash Equivalents, and cash dividends and other cash distributions received by any Group Member from any joint ventures or Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through and including the Reference Date to the extent the original Investment therein was made in reliance on the Cumulative Amount and in an amount not to exceed the amount of the original Investment; plus

(f) to the extent not already included in the calculation of Consolidated Net Income of the Issuer and its Restricted Subsidiaries, the aggregate amount of all Net Cash Proceeds received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in any joint venture or Unrestricted Subsidiary during the period from the Business Day immediately following the Closing Date through and including the Reference Date to the extent the original Investment therein was made in reliance on the Cumulative Amount and in an amount not to exceed the amount of the original Investment; plus

(g) the aggregate amount of all Net Cash Proceeds received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in, or cash amounts of any returns, dividends, profits, distributions and similar amounts received on, any Investment (including in any joint venture or Unrestricted Subsidiary) made pursuant to Section 6.03(x), during the period from the Business Day immediately following the Closing Date through and including the Reference Date to the extent the original Investment therein was made in reliance on the Cumulative Amount and in an amount not to exceed the amount of the original Investment; plus

(h) in the event that the Issuer re-designates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Issuer or any Restricted Subsidiary of the Issuer, so long as the Issuer or such Restricted Subsidiary is the surviving Person, and (B) the transfer of any assets of an Unrestricted Subsidiary to the Issuer or any Restricted Subsidiary of the Issuer), the fair market value (as determined in good faith by the Issuer) of the Investment in such Unrestricted Subsidiary or such transferred assets at the time of such re-designation, in each case to the extent the original Investment was made in reliance on the Cumulative Amount and in an amount not to exceed the amount of the original Investment; minus

(i) (i) the aggregate amount of Investments made pursuant to Section 6.03(x) in reliance on the Cumulative Amount, (ii) the aggregate amount of Dividends made pursuant to Section 6.06(o) in reliance on the Cumulative Amount and (iii) the aggregate amount of prepayments of indebtedness pursuant to Section 6.09(a) in reliance on the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Cure Amount” has the meaning assigned to such term in Section 8.10(a).

“Cure Expiration Date” has the meaning assigned to such term in Section 8.10(a).

“Cure Quarter” has the meaning assigned to such term in Section 8.10(a).

“Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Debt Issuance” means the incurrence by the Issuer or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 6.01 to the extent not Notes Refinancing Indebtedness).

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided in connection with this Indenture.

“Default” means any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Definitive Note” means a certificated Initial Note, PIK Note or Additional Note (bearing the Restricted Notes Legend (as defined in Appendix A) if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend (as defined in Appendix A).

“Deposit Trustee” has the meaning assigned to such term in Section 11.05(a).

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means, as of any date of determination, the fair market value at the time received (as determined in good faith by the Issuer) of any non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated in writing as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Discounted Value” means, with respect to the Called Principal of any of the Notes, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Disposition Date” means the first date occurring after the Closing Date on which any Specified Holder ceases to “beneficially own” at least $50,000,000 of the aggregate principal amount of the then outstanding Notes. The Disposition Date shall not be deemed to have occurred unless the Issuer, the Trustee and the Collateral Agent have received written notice from a Specified Holder that the Disposition Date has occurred (it being understood that the Issuer, the Trustee and the Collateral Agent will be entitled to rely on any such written notice from a Specified Holder (or the absence of any such written notice from a Specified Holder) for purposes of this Indenture).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, would (a) mature or be mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment, redemption or repurchase in full of the Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations)), (b) be redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provide for scheduled payments of dividends in cash or (d) be or become convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is ninety-one (91) days after the Maturity Date at the time of issuance.

“Dividend” means, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes.

“Dollars,” “dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“Earn-Outs” means, with respect to a Permitted Acquisition, or any other acquisition of any assets or Property by any Group Member, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Equity Interests or of any Property or otherwise), directly or indirectly, payable by any Group Member in exchange for, or as part of, or in connection with, such Permitted

Acquisition, or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, Earn-Outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“ECF Payment Amount” has the meaning assigned to such term in Section 3.08(d).

“ECF Payment Date” has the meaning assigned to such term in Section 3.08(d).

“Electronic Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

“Eligible Equity Issuance” means an issuance and sale of Qualified Capital Stock of Issuer following the Closing Date (other than to the extent the proceeds thereof are applied or are to be applied as a Cure Amount) to the equity holders of Issuer.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained or contributed to by a Group Member or with respect to which a Group Member has any liability (including on account of an ERISA Affiliate).

“Environment” means ambient air, indoor air, drinking water supplies, sediment, natural resources (including flora and fauna), surface water and groundwater (including potable water, navigable water and wetlands) and the land surface and subsurface.

“Environmental Law” means all applicable Requirements of Law relating to pollution or protection of the Environment, or to any Hazardous Material.

“Environmental Permit” means any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Cure Contribution” has the meaning assigned to such term in Section 8.10(a).

“Equity Funded Portion” shall mean an amount equal to (a) the working capital or other purchase price adjustment with respect to any acquisition or other Investment multiplied by (b) the percentage of the consideration for such acquisition or other Investment that is financed solely with the proceeds of equity issuances by and equity contributions to the Issuer, but solely to the extent such equity issuance or equity contribution, as applicable, does not constitute a Cure Amount or otherwise increases Indebtedness, Investment, Dividend or Restricted Debt Payment capacity hereunder, including, without limitation, pursuant to an increase in the Cumulative Amount.

“Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including warrants, options and other rights to purchase and including, if such person is a limited liability company, membership interests or if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date; provided, that, “Equity Interest” shall not include at any time debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30)-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code and Section 302 or 303 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or Multiemployer Plan or Multiemployer Plans or to appoint a trustee to administer any Plan or Multiemployer Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the incurrence by any Group Member or its ERISA Affiliates of liability resulting from the complete or partial withdrawal from any Multiemployer Plan; (h) the receipt by any Group Member or its ERISA Affiliates of any notice, concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” or “endangered” status, under Section 432 of the Code or Section 305 of ERISA; (i) the withdrawal of any Group Member or its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Group Member.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” means, with respect to the Issuer and its Restricted Subsidiaries, as of any date of determination, for the most recently ended fiscal year for which financial statements are required to be delivered pursuant to Section 5.03(a), the sum of the amounts for such period of, without duplication:

(a) Consolidated Operating Cash Flow; plus

(b) without duplication and excluding any amounts that already increased Consolidated Operating Cash Flow pursuant to the definition thereof, cash proceeds received from the exercise of stock options; plus

(c) an amount equal to 66.7% of the Net Cash Proceeds (after commissions to agents and other associated ATM expenses) received by the Issuer and its Restricted Subsidiaries under any “at-the-market” equity distribution program during such Excess Cash Flow Period; minus

(d) without duplication, the sum of the amounts of:

(i) the amount of any employment taxes paid in cash in such Excess Cash Flow Period in connection with any long-term employee equity incentive compensation program or other stock-based employee compensation program,

(ii) repurchases of Common Stock in connection with any stock-based employee compensation in such Excess Cash Flow Period,

(iii) Capital Expenditures during such Excess Cash Flow Period used or useful in the business engaged in by the Issuer and its Subsidiaries on the Closing Date,

(iv) any repayments, retirements, redemptions or other repurchases of any ABL Obligations in such Excess Cash Flow Period; provided that any such repayments, retirements, redemptions or other repurchases in excess of $15,000,000 in any Excess Cash Flow Period shall not be deducted from Excess Cash Flow pursuant to this clause (iv) unless accompanied by a permanent reduction in the commitments under the ABL Credit Agreement,

(v) any charges in respect of Capital Lease Obligations or other lease obligations in such Excess Cash Flow Period,

(vi) debt issuance costs including in respect of Refinanced Debt in such Excess Cash Flow Period,

(vii) payments on short-term Indebtedness and payments on long-term liabilities (other than Indebtedness) in such Excess Cash Flow Period,

(viii) any decrease in cash as a result of impacts of foreign exchange rates (but plus any amount of an increase in cash as a result thereto) in such Excess Cash Flow Period,

(ix) any contingent liability payments (including Earn-Outs) and any Investments, in each case, made in cash and permitted to be made hereunder in such Excess Cash Flow Period, and

(x) any Taxes paid by the Issuer and its Restricted Subsidiaries in such Excess Cash Flow Period.

“Excess Cash Flow Period” means each fiscal year of Issuer commencing with the fiscal year ending December 31, 2025.

“Excess Net Cash Proceeds” has the meaning assigned to such term in Section 3.08(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Equity Interests” means Equity Interests (a) in excess of sixty-five percent (65%) of the Voting Stock issued by any CFC or CFC Holding Company, in each case, owned directly by a Note Party (but, for the avoidance of doubt, not including any Equity Interests that are not Voting Stock issued by any such CFC or CFC Holding Company), (b) in any Subsidiary of a CFC, (c) in a joint venture or other non-Wholly Owned Subsidiary which cannot be pledged without the consent of third parties, or the pledge of which is prohibited by the terms of, or would create a right of termination of one or more third parties under, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable) and unless such consent has been obtained, in each case only, for so long as such prohibition or restriction remains in effect) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (d) in Persons other than Wholly Owned Restricted Subsidiaries to the extent prohibited by the Organizational Documents of such entity or requiring third party consents (in each case only for so long as such prohibition or restriction remains in effect), (e) in any Unrestricted Subsidiary, (f) with respect to which the cost of obtaining a security interest therein exceeds the practical benefit to the Holders afforded thereby, as mutually and reasonably determined by the Issuer and the Controlling Party, and (g) with respect to which a pledge therein is prohibited or restricted by applicable law (including any requirement to obtain the consent of any Governmental Authority (unless such consent has been obtained)), in each case only for so long as such prohibition or restriction remains in effect; provided, that, in each case set forth above, such equity will immediately cease to constitute Excluded Equity Interests when the relevant property ceases to meet this definition and, with respect to any such equity, a security interest under any applicable Security Document shall attach immediately and automatically without further action; provided, further, that, in no event will any Equity Interests of the Issuer be Excluded Equity Interests.

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” means (a) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, (b) any CFC, (c) CFC Holding Company, (d) any Subsidiary of a CFC, (e) any Immaterial Subsidiary, (f) any Unrestricted Subsidiary, (g) any merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition within sixty (60) days of its formation or such later date as permitted by the Trustee (acting at the direction of the Controlling Party, acting reasonably), (h) any Subsidiary to the extent a Guarantee or other guarantee of the Obligations is prohibited or restricted by any contractual obligation as in existence on the Closing Date or at the time such Person becomes a Subsidiary (in each case, not entered into in contemplation thereof and for so long as such prohibition or restriction remains in effect) or by applicable Requirements of Law (including any requirement to obtain Governmental Authority or third party consent, license or authorization to the extent such consent, license or authorization has not been received after use of commercially reasonable efforts to acquire the same) and (i) any Subsidiary to the extent the Controlling Party and the Issuer mutually and reasonably determine the cost, consequence and/or burden of obtaining a Guarantee outweigh the benefit thereof to the Holders; provided, that, the Issuer shall not be an Excluded Subsidiary; provided, further, that, Issuer may, subject to the prior written consent of the Trustee (acting at the direction of the Controlling Party) (provided, that, no such consent shall be required if such designated Subsidiary is a Domestic Subsidiary that qualifies as an Immaterial Subsidiary), designate any Subsidiary that otherwise qualifies as an “Excluded Subsidiary” pursuant to any one or more of clauses (a) through (h) above as not being an Excluded Subsidiary by written notice to the Trustee and, following such designation, may (so long as at such time no Default or Event of Default shall have occurred and be continuing and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Trustee, upon which re-designation such Subsidiary shall be automatically released from its Guarantee; provided, further, that, no Restricted Subsidiary shall qualify as an Excluded Subsidiary pursuant to clause (a) above unless it becomes a non-Wholly Owned Subsidiary pursuant a transaction (x) where such Restricted Subsidiary becomes a joint venture with a non-Affiliate for bona fide business purposes (other than financing), (y) for fair market value, and (z) the purpose of which was not to evade the requirements of Section 5.12; provided, further, that no Restricted Subsidiary shall qualify as an Excluded Subsidiary if such Restricted Subsidiary is a borrower or guarantor under the ABL Documents (or any refinancing thereof); provided, further, that no Restricted Subsidiary shall qualify as an Excluded Subsidiary pursuant to clause (d) above if such Subsidiary previously were (or should have been) a Note Party and became a Subsidiary of a Foreign Subsidiary pursuant to a transaction (x) not consummated for bona fide business purposes, (y) not consummated for fair market value, or (z) the purpose of which was to evade the requirements of Section 5.12.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Calculation Agent on such day on such transactions by three (3) financial institutions of recognized standing as determined by the Calculation Agent; provided, further, that, if the Federal Funds Rate for any day is less than zero, the Federal Funds Rate for such day will be deemed to be zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Covenant” means, individually or collectively as the context may require, the financial covenants set forth in Section 6.08(a) and Section 6.08(b).

“Financial Officer” of any person means the chief financial officer, chief executive officer, vice president of finance, treasurer, assistant treasurer, controller, or, in each case, anyone acting in such capacity or any similar capacity.

“Financial Statements” means, collectively, consolidated and consolidating balance sheet and statements of income, stockholders equity and cash flows of the Issuer and its consolidated Subsidiaries (a) as of and for the fiscal year ended December 31, 2023, reported on by its independent public accountants, and (b) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2024.

“Fitch” means Fitch Ratings Limited.

“Flood Hazard Property” means any Material Real Property subject to a Mortgage having a “Structure” (as defined in the Flood Insurance Laws) thereon that is located in an area designated by the Federal Emergency Management Agency as a special flood hazard area.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto.

“Floor” means, in the case of Term SOFR, a rate of interest equal to three percent (3.00%) and in the case of the Alternate Base Rate, a rate of interest equal to four percent (4.00%).

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” means the Issuer and its Restricted Subsidiaries; and “Group Member” means any one of them.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantees” means the guarantees issued pursuant to Article VII by the Issuer and the Subsidiary Guarantors.

“Guarantors” means Issuer and each of the Subsidiary Guarantors.

“Hazardous Material” means any material or chemical regulated as hazardous or toxic or which could result in liability under any Environmental Law, including the following: toxic or hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; friable asbestos or friable asbestos-containing materials; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, petroleum products, by-products or breakdown products, crude oil or any fraction of the foregoing; per- and polyfluoroalkyl substances; and any pollutant or contaminant or other substance subject to regulation under any Environmental Laws due to their dangerous or deleterious properties or characteristics, or which can give rise to liability under any Environmental Laws due to their dangerous or deleterious properties or characteristics.

“Hedging Agreement” means any swap, cap, collar, forward purchase or similar agreement or arrangement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Holder” means a Person whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” each Restricted Subsidiary which, as of the most recently ended Test Period, contributed five percent (5%) or less of Consolidated Total Assets or Consolidated EBITDA for such period; provided, that, if, as of the most recently ended Test Period, the aggregate amount of Consolidated Total Assets or Consolidated EBITDA attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds five percent (5%) of Consolidated Total Assets and Consolidated EBITDA for any such period, the Issuer shall designate sufficient Restricted Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Indenture; provided, further, that, the Issuer may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations set forth in this definition.

“Indebtedness” means, of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices, earn-outs, and other deferred compensation arrangements), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (but, for the avoidance of doubt, determined without double-counting any “back-to-back” letter of credit arrangements whereby a letter of credit serves as collateral for drawings made under another letter of credit), (c) all liabilities (other than obligations of such Person in respect of Leases) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) Capital Lease Obligations, (e) obligations under any Earn-Out payable in cash (which for all purposes of this Indenture shall be valued at the amount reasonably likely to be payable with respect to such Earn-Out as expected to be reported on such Person’s financial statements), (f) Disqualified Capital Stock, (g) all indebtedness of such Person arising under acceptance facilities; but excluding (x) any obligation resulting from the existence of deferred revenue, including customer deposits and interest thereon in the ordinary course of business, (y) deferred rent and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (z) above, which are not overdue for a period of more than one hundred and twenty (120) days or, if overdue for more than one hundred and twenty (120) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (h) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Financial Statements” means those financial statements delivered pursuant to Section 5.4.1 of the Securities Purchase Agreement.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Insolvency Event” has the meaning assigned to such term in Section 8.01.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercompany Note” means an intercompany note in form acceptable to the Trustee and in form and substance reasonably acceptable to the Issuer.

“Intercreditor Agreement” means, as the context may require, the ABL/Note Intercreditor Agreement and/or any Other Intercreditor Agreement.

“Interest Election Request” means an interest election request substantially in the form of Exhibit D.

“Interest Payment Date” means (a) with respect to any ABR Note, the last Business Day of each March, June, September and December to occur during any period in which such Note is outstanding, (b) with respect to any SOFR Note, the last day of the Interest Period and, in the case of a SOFR Note with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and (c) the Maturity Date.

“Interest Period” means, with respect to any SOFR Note, the period commencing on the date of issuance of a Note and ending on the numerically corresponding day in the calendar month that is one, three or six (6) months thereafter (in each case, subject to the availability thereof), as the Issuer may elect in writing to the Trustee at least five (5) Business Days prior to the start of the relevant Interest Period pursuant to Section 2.13(b); provided, that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period for any SOFR Note shall extend beyond the Maturity Date. For purposes hereof, the date of a Note initially shall be the date on which such Note is issued and thereafter shall be the effective date of the most recent conversion or continuation of such Note.

“Investments” has the meaning assigned to such term in Section 6.03.

“IRS” means the U.S. Internal Revenue Service.

“Issuer” has the meaning assigned to such term in the preamble hereto.

“Junior Secured Indebtedness” means senior Indebtedness of the Note Parties for borrowed money that is secured by (a) Liens on the Collateral on a junior basis to the Liens securing the Obligations and any Permitted Pari Passu Refinancing Debt in accordance with an Other Intercreditor Agreement, (b) Liens on the ABL Priority Collateral on a junior basis to the Liens securing the ABL Obligations in accordance with the ABL/Note Intercreditor Agreement and (c) Liens on the Notes Priority Collateral on a senior basis to the Liens securing ABL Obligations in accordance with the ABL/Note Intercreditor Agreement.

“LCT Election” means the Issuer’s election to test the permissibility of a Limited Condition Acquisition in accordance with the methodology set forth in Section 1.06.

“LCT Test Date” has meaning given to that term in Section 1.06.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Defeasance” has the meaning assigned to such term in Section 11.02.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, license, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided, that, in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Investment, or any acquisition of any assets, business or person, permitted hereunder (subject to Section 1.06 and including, for the avoidance of doubt, any Permitted Acquisition) by Issuer or one or more of its Restricted Subsidiaries, including, without limitation, by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Make-Whole Amount” means, with respect to the Called Principal of any Note, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note; provided, that, the Make-Whole Amount shall in no event be less than zero. The Issuer will calculate the Make-Whole Amount and, prior to the redemption date or repurchase date, as applicable, provide an Officer’s Certificate to the Trustee setting forth the Make-Whole Amount and showing the calculation of each in reasonable detail.

“Make-Whole Event” has the meaning assigned to such term in Section 3.10.

“Make-Whole Expiry Date” has the meaning assigned to such term in Section 3.07(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Trustee, the Collateral Agent or the Holders under the Note Documents (other than to the extent a result of the action or inaction of the Trustee, the Collateral Agent, the Holders or their respective affiliates, officers, employees, agents, attorneys or representatives) or (c) the ability of the Note Parties, taken as a whole, to perform their payment obligations under the Note Documents.

“Material Real Property” means any Real Property (a) owned by any Group Member that has a fair market value (as reasonably determined by the Issuer) equal to or in excess of $8,000,000, determined (i) in the case of any such Real Property owned by any Group Member on the Closing Date, as of the Closing Date, (ii) in the case of any such Real Property owned by any Restricted Subsidiary that becomes a Group Member after the Closing Date, as of the date such Restricted Subsidiary becomes a Group Member, or (iii) in the case of any such Real Property acquired by any Group Member after the Closing Date or, in the case of any Group Member referred to in clause (ii), after it becomes a Group Member, as of the date of acquisition thereof or (b) leased by any Group Member that has an annual payments equal to or in excess of $1,000,000.

“Maturity Date” means March 12, 2030; provided, that, in each case, if such date is not a Business Day, the “Maturity Date” shall be the Business Day immediately preceding such date.

“Maximum Additional Debt Amount” means an aggregate amount equal to $25,000,000.

“Moody’s” means Moody’s Investors Service Inc.

“Mortgage” means any mortgage, deed of trust or other agreement, in recordable form, which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, on any Material Real Property, which shall be in form reasonably satisfactory to the Collateral Agent.

“Mortgage Policy” means a fully paid ALTA extended coverage lender’s policy of title insurance in a commercially reasonable amount (not to exceed one hundred ten percent (110%) of the fair market value of the Material Real Property (determined as set forth in the definition of such term) to which such policy pertains) issued by a nationally recognized title insurance company in the applicable jurisdiction, insuring the relevant Mortgage as having created a valid and subsisting Lien on the real property described therein with the ranking or the priority that it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements as may be reasonably necessary, and otherwise in form reasonably acceptable to the Collateral Agent.

“Mortgaged Property” means any Real Property that is subject to a Mortgage, provided, that, only Material Real Property shall be required to be Mortgaged Property.

“Motor Vehicle Sale and Leaseback Transaction” means a Sale Leaseback Transaction or other similar transaction, in each case, in respect of Motor Vehicles, pursuant to which (i) the Issuer or Restricted Subsidiary transfers title in one or more Motor Vehicles to a third party for minimal consideration, leases the Motor Vehicle back and has the right to receive sale proceeds (less commissions) upon a sale by such third party of such Motor Vehicle, (ii) no material lease payments are made by the Issuer or such Restricted Subsidiary and (iii) the fair market value of all Motor Vehicles subject to such transaction, when combined with the fair market value of the Motor Vehicles transferred in any other Motor Vehicle Sale and Leaseback Transaction, does not exceed $20,000,000 in the aggregate at any time.

“Motor Vehicles” means motor vehicles (including automobiles and trucks), trailers, containers and related equipment owned or leased by the Issuer or any of its Subsidiaries.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA which is subject to Title IV of ERISA (a) to which any Group Member is then making or accruing an obligation to make contributions, or (b) with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Net Capital Expenditures” means Capital Expenditures net of any dispositions of capital assets during the applicable period.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale by the Issuer or any of its Restricted Subsidiaries (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Group Member, net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Issuer’s good faith estimate of Taxes paid or payable by any Group Member in connection with such sale or with the repatriation of such proceeds (after taking into account any available tax credits or deductions that currently offset such taxes, and including any payments or payable amounts under tax sharing arrangements permitted under the Note Documents)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn-out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by any Group Member associated with the Properties sold in such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Notes) that is secured by a Lien on the Properties sold in such Asset Sale (so long as such Lien was permitted to encumber such Properties under the Note Documents at the time of such sale and was not a pari passu or junior Lien on Collateral) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such Properties) and (iv) the Issuer’s good faith estimate of the amount of payments required to be made with respect to unassumed liabilities relating to the properties sold within three hundred sixty (360) days of such Asset Sale (provided, that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within three hundred sixty (360) days after such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds);

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, any Group Member in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar Taxes and the Issuer’s good faith estimate of

Taxes paid or payable by any Group Member in connection with such Casualty Event or with the repatriation of such proceeds (after taking into account any available tax credits or deductions that currently offset such taxes, and including any payments or payable amounts under tax sharing arrangements permitted under the Note Documents)) net of, without duplication, the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Notes) that is secured by a Lien on property lost, damaged, destroyed or taken in connection with such Casualty Event (so long as such Lien was permitted to encumber such Properties under the Note Documents at the time of such Casualty Event and was not a pari passu or junior Lien on Collateral) and which is repaid with such proceeds;

(c) with respect to any issuance or sale of Equity Interests by the Issuer or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes paid or payable by any Group Member in connection with such issuance or sale of Equity Interests (including Taxes payable upon the repatriation of any such proceeds to a Group Member), fees, commissions, costs and other expenses incurred in connection therewith; and

(d) with respect to any Debt Issuance by the Issuer or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes paid or payable by any Group Member in connection with such Debt Issuance (including Taxes payable upon repatriation of the proceeds to a Group Member), fees, commissions, costs and other expenses incurred in connection therewith.

“Net Cash Proceeds Offer” has the meaning given to such term in Section 3.08(e).

“Net Cash Proceeds Payment Date” has the meaning given to such term in Section 3.08(e)(i)(B).

“Net Cash Proceeds Purchase Price” has the meaning given to such term in Section 3.08(e).

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to repurchase the Notes pursuant to Section 3.08, (b) was not previously applied in determining the permissibility of a transaction under the Note Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of Net Cash Proceeds from Eligible Equity Issuances or from Equity Cure Contributions, was not otherwise used for or in connection with (i) Investments made pursuant to Section 6.03(v) or 6.03(x), (ii) Dividends made pursuant to Section 6.06(f), (iii) prepayments of Indebtedness pursuant to Section 6.09(a)(i), 6.09(a)(ii) or 6.09(a)(vii) or (iv) the inclusion thereof as an Equity Cure Contribution in the calculation of Consolidated EBITDA for purposes of determining compliance with Total Net Leverage Ratio, pursuant to Section 8.10(a) and (d) was not previously applied to increase the Cumulative Amount pursuant to the definition thereof.

“Note Documents” means this Indenture, any amendments hereto, any Intercreditor Agreement, the Notes, the Security Documents the Intercompany Note, the Securities Purchase Agreement and other intercreditor agreements and subordination agreements entered into pursuant to the terms hereof that any Note Party is party to and any other document designated as such by the Issuer, in each case as amended, amended and restated, restated, supplemented and/or modified from time to time. For the avoidance of doubt, the Warrants shall not be deemed to be Note Documents.

“Note Parties” means the Issuer and the Guarantors; and “Note Party” means any one of them.

“Note Register” has the meaning assigned to such term in Section 2.03(a).

“Notes” means any Initial Note, PIK Note, or Additional Note, as the context may require.

“Notes Collateral Account” means one or more deposit accounts or securities accounts under the control of the Trustee or the Collateral Agent holding only the proceeds of any sale or disposition of any Notes Priority Collateral.

“Notes Priority Collateral” has the meaning assigned to the term “Notes Priority Collateral” in the ABL/Note Intercreditor Agreement.

“Notes Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, to redeem, refinance, replace, defease, discharge, refund, restate, substitute, modify, supplement or reissue or otherwise retire for value, in whole or in part, any Notes (“Refinanced Debt”); provided, that, (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Debt, plus (B) accrued, capitalized and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, or other reasonable amount paid, and fees, costs and expenses, commissions or underwriting discounts incurred in connection therewith, plus (C) an amount equal to any existing commitments unutilized under such Refinanced Debt not established in contemplation of such refinancing, plus (D) such additional amounts otherwise permitted to be incurred under the Note Documents (with a corresponding reduction in the amount of any basket or carve-out (to the extent capped) used pursuant to this clause (D)), (ii) the terms applicable to such Notes Refinancing Indebtedness comply with the Required Debt Terms and (iii) such Refinanced Debt (other than unasserted contingent indemnification or reimbursement obligations) shall be repaid, defeased or satisfied and discharged, and (unless otherwise agreed by all holders holding such Refinanced Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Notes Refinancing Indebtedness is issued, incurred or obtained.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 8.10(a).

“Obligations” means obligations of the Issuer and the other Note Parties from time to time arising under or in respect of the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for redemption or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Issuer and the other Note Parties under this Indenture and the other Note Documents.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board of Directors; the Chief Executive Officer; the Chief Financial Officer; the President; any Vice President; the Treasurer; or the Secretary.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Organizational Documents” means, with respect to any person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of limited partnership and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person and (e) in any other case, the functional equivalent of the foregoing.

“Other Intercreditor Agreement” means any intercreditor agreement delivered by the Issuer in connection with any transaction requiring such agreement to be delivered pursuant to the terms hereof, or otherwise required to be delivered pursuant to the terms hereof, among the Trustee, the Collateral Agent and one or more other Senior Representatives of Indebtedness, or any other party, as the case may be, and acknowledged and agreed to by the Issuer and the Guarantors, in form reasonably satisfactory to the Trustee and the Issuer, in each case, as amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time.

“Pari Passu ABL Lien Indebtedness” means any Indebtedness that is permitted to have Pari Passu Lien Priority relative to the ABL Obligations with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement in the form provided therein.

“Pari Passu Lien Priority” means relative to specified Indebtedness and other obligations having equal Lien priority to (a) the Notes and the Guarantees on the Collateral or (b) the ABL Credit Agreement on the Collateral.

“Pari Passu Notes Lien Indebtedness” means any Additional Notes and any other Indebtedness that has a stated maturity date that is equal to or later than the Maturity Date of the Notes and that is permitted to have Pari Passu Lien Priority relative to the Notes and the Guarantees with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Intercreditor Agreement in the form provided therein.

“Paying Agent” means any Person (including the Issuer or one of its Restricted Subsidiaries acting as Paying Agent) authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Acquisition” means any transaction or series of related transactions by the Issuer or any of its Restricted Subsidiaries for: (x) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any assets constituting a line of business, business unit, division or product line (including research and development and related assets in respect of any product) of any Person; (y) the acquisition (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary after giving effect to such transaction; or (z) a merger or consolidation or any other combination with any Person (so long as any Note Party which is a party to such merger, consolidation or other combination (including for the avoidance of doubt, any such Person that becomes a Note Party upon the consummation of such merger, consolidation or other combination), is the surviving entity); provided, that, each of the following conditions shall be met or waived by the Controlling Parties:

(a) with respect to Limited Condition Acquisitions, no Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) has occurred and is continuing immediately before giving pro forma effect to such acquisition and immediately after giving effect to such acquisition;

(b) immediately after giving effect to such transaction, Issuer and its Restricted Subsidiaries shall be in compliance with Section 6.11;

(c) subject to Section 1.06, other than with respect to Limited Condition Acquisitions (which, for the avoidance of doubt, are instead governed by clause (a) of this definition), no Event of Default has occurred or is continuing immediately before such acquisition and immediately after giving effect to such acquisition; and

(d) the aggregate amount of Investments by Note Parties in assets (other than Equity Interests) that are not (or do not become at the time of such acquisition) directly owned by a Note Party or in Equity Interests of Persons that do not become Note Parties shall not exceed, as of the most recently ended Test Period, an amount equal to the lesser of five percent (5%) of Consolidated Total Assets and Consolidated EBITDA for such period (it being understood that any such Investments made prior to such period and still held by such Note Parties during such period shall count towards the aggregate cap for such period).

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Controlling Parties agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Indenture.

“Permitted Additional Debt” means Indebtedness issued, incurred or otherwise obtained by the Issuer (which may be guaranteed by any other Note Party) in respect of one or more series of senior unsecured notes, senior notes secured on a basis pari passu with or junior to the Obligations, or subordinated notes (in each case issued in a public offering or a Rule 144A or other private placement or a bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), loans that are secured on a basis pari passu with or junior to the Obligations or loans that are unsecured, or notes or loans constituting secured or unsecured mezzanine Indebtedness, in each case excluding Additional Notes; provided, that, (a) the aggregate principal amount of all Permitted Additional Debt, together with any Pari Passu Notes Lien Indebtedness, at the time of issuance or incurrence shall not exceed (1) for the period commencing on the Closing Date and ending on March 12, 2026, the Specified Additional Debt Cap and (2) thereafter, an amount equal to the unutilized portion of the Maximum Additional Debt Amount (it being understood and agreed that any Permitted Additional Debt incurred in reliance on clause (1) above shall not reduce the Maximum Additional Debt Amount), (b) the terms applicable to such Permitted Additional Debt shall comply with the Required Debt Terms, (c) subject to Section 1.06, no Event of Default shall have occurred and be continuing at the time of such issuance or incurrence or immediately after giving effect thereto, except that in the case of Permitted Additional Debt incurred in connection with a Limited Condition Acquisition, (x) no Event of Default shall have occurred and be continuing or would immediately result therefrom at the time the definitive purchase agreement for such acquisition is entered into and (y) no Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) shall have occurred and be continuing at the time of such issuance or incurrence or immediately after giving effect thereto at the time such acquisition is consummated, (d) with respect to any Permitted Additional Debt secured on a basis pari passu with the Obligations, (1) for the period commencing on the Closing Date and ending on March 12, 2026, on a Pro Forma Basis immediately after giving effect to each such incurrence and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the Total Net Leverage Ratio immediately prior to the incurrence of such Permitted Additional Debt and (2) thereafter, on a Pro Forma Basis immediately after giving effect to each such incurrence and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than 2.50:1.00 and (e) the opportunity to commit to provide any Permitted Additional Debt shall be offered by the Issuer first to each of the existing Holders on a pro rata basis based on their holdings of then issued Notes and, to the extent that any existing Holder has not agreed or declared its willingness in writing to provide such Permitted Additional Debt within ten (10) Business Days after receiving such offer from the Issuer, on the terms specified by the Issuer or any arranger of such Permitted Additional Debt, after being provided a bona fide opportunity to do so, the Issuer may then offer such opportunity to provide that portion of such Permitted Additional Debt to any other Person (which may include existing Holders) (it being understood that any existing Holder approached to provide all or a portion of such Permitted Additional Debt may elect or decline, in its sole discretion, to provide such Permitted Additional Debt).

“Permitted Junior Refinancing Debt” means secured Indebtedness incurred by the Issuer and guarantees with respect thereto by any Note Party; provided, that, (a) such Indebtedness is secured by the Collateral on a junior basis to the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt, in each case pursuant to an Other Intercreditor Agreement, and is not secured by any property or assets of Issuer or any of its Restricted Subsidiaries other than the Collateral, (b) such Indebtedness constitutes Notes Refinancing Indebtedness in respect of Notes, and (c) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to the ABL/Note Intercreditor Agreement and an Other Intercreditor Agreement.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Refinancing Debt” means any secured Indebtedness incurred by the Issuer and guarantees with respect thereto by any Note Party; provided, that, (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Issuer or any of its Restricted Subsidiaries other than the Collateral, (b) such Indebtedness constitutes Notes Refinancing Indebtedness in respect of Notes and (c) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Other Intercreditor Agreement and the ABL/Note Intercreditor Agreement.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees, expenses, commissions, original issue discount, underwriting discounts and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (as reasonably determined by the Issuer) to the Holders in all material respects as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) none of Issuer or any of its Restricted Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals, replacements or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) such modification, refinancing, refunding, renewal, replacement or extension shall not be secured by any Lien on any asset other than the assets that secured such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) such modification, refinancing, refunding, renewal, replacement or extension shall not (if secured) have a higher Lien priority than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Issuer and guarantees with respect thereto by any other Note Party; provided, that, such Indebtedness constitutes Notes Refinancing Indebtedness in respect of Notes.

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election” has the meaning assigned to such term in Section 2.13(g)(i).

“PIK Interest” has the meaning assigned to such term in Section 2.13(g)(i).

“PIK Notes” has the meaning assigned to such term in Section 2.01(g).

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA which is maintained or contributed to by any Group Member or with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Pro Forma Basis” means, with respect to the calculation of all financial ratios and tests (including the Total Net Leverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Indenture other than for purposes of calculating Excess Cash Flow, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Subject Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and during the period immediately following such period and prior to or substantially concurrently with the event for which the calculation of any such ratio is made, including pro forma adjustments arising out of events which are attributable to the Transactions, the proposed Subject Transaction and all other Subject Transactions that have been consummated during the relevant period, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of Issuer by a Financial Officer of Issuer, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Issuer and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Subject Transaction, and all other Subject Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period, and Consolidated Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to the Transactions or a Subject Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of Issuer (as set forth in a certificate of such Financial Officer delivered to the Trustee) (including adjustments for costs and charges arising out of the Transactions, the proposed Subject Transaction and all other Subject Transactions that have been consummated during the relevant period, and the “run-rate” cost savings and synergies resulting from the Transactions or such Subject Transaction(s) that have been or are reasonably anticipated to be realizable (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided, that, (a) such amounts are factually supportable and reasonably identifiable and are projected by the Issuer in good faith to be realizable within twelve (12) months after the end of the test period in which the Transactions or the applicable Subject Transaction occurred, (b) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period and (c) the provisions of this paragraph shall in no way limit the add-backs that may be made to Consolidated EBITDA pursuant to the definition thereof.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination for the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Issuer may designate.

“Property” or “property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Company Costs” means any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any fixed or Capital Assets or the cost of installation, construction or improvement of any fixed or Capital Assets and any refinancing thereof; provided, however, that, (a) such Indebtedness is incurred no later than one hundred eighty (180) days after the acquisition, installation, construction, repair, replacement, exchange or improvement of such fixed or Capital Assets by such Person, (b) the amount of such Indebtedness (excluding any costs, expenses and fees incurred in connection therewith) does not exceed one hundred percent (100%) of the cost of such acquisition, installation, construction or improvement, as the case may be, and (c) the Liens granted with respect thereto do not at any time encumber any property other than the property financed by such Indebtedness (with respect to Capital Lease Obligations, the Liens granted with respect thereto do not at any time extend to or cover any assets other than the assets subject to such Capital Lease Obligations).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Qualified Capital Stock” of any Person means any Equity Interests of such person that are not Disqualified Capital Stock.

“Quarterly Redemption Date” has the meaning assigned to such term in Section 3.12.

“Rating Event” means the rating on the Notes is lowered by at least one (1) of the applicable rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the applicable rating agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public disclosure by the Issuer of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Date” has the meaning assigned to such term in the definition of “Cumulative Amount”.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Notes Refinancing Indebtedness.”

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registrar” has the meaning assigned in Section 2.03(a).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Yield” means, with respect to the Called Principal of any Notes, 50 basis points (one-half of one percent) plus the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to two decimal places.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, depositing, dispersing or disposing of any Hazardous Material into the Environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth of a year) that will elapse between the Settlement Date with respect to such Called Principal and the Make-Whole Expiry Date.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of interest in respect of such Called Principal that would be due after the Settlement Date through the Make-Whole Expiry Date with respect to such Called Principal if no payment of such Called Principal were made (assuming that Term SOFR prevailing at the time the applicable notice of redemption is delivered or, if no such notice is given, the time of such redemption applies through the applicable period).

“Required Debt Terms” means in respect of any Indebtedness, the following requirements: (a) such Indebtedness (i) does not have a maturity date or any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default and, if secured, excess cash flow sweeps and, solely in the case of Permitted Additional Debt secured on a pari passu basis with the Obligations (including any Permitted Refinancing thereof secured on a pari passu basis with the Obligations), regularly scheduled principal amortization payments), in each case prior to the date that is the then Maturity Date at the time such Indebtedness is incurred and (ii) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Notes then outstanding; provided, that, the limitations in this clause (a) shall not apply to any Permitted Additional Debt consisting of a customary bridge facility so long as the long-term debt into which such customary bridge facility is to be converted satisfies the provisions of this clause, (b) no Person shall be a guarantor with respect to such Indebtedness unless such Person is a Guarantor which shall have previously or substantially concurrently guaranteed the Obligations, (c) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to both the ABL/Note Intercreditor Agreement and an appropriate Other Intercreditor Agreement (i.e., reflecting whether such Indebtedness is secured on a pari passu or junior basis with the Obligations), (d) to the extent secured, any such Indebtedness is not secured by assets not constituting Collateral, (e) any such Indebtedness that is payment subordinated shall be subject to a subordination agreement on terms that are reasonably acceptable to the Trustee (acting at the direction of the Controlling Parties) and the Issuer and (f) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment, redemption, or amortization terms and provisions which shall be determined by the Issuer) either, at the option of the Issuer, (i) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Issuer in good faith) or (ii) are not more favorable in any material respect to the lenders providing such Indebtedness than the terms and conditions of this Indenture (when taken as a whole) as reasonably determined by the Issuer (except for covenants or other provisions applicable only to periods after Maturity Date) (it being understood that (x) to the extent that any financial maintenance covenant (or other covenant) is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Indenture if such financial maintenance covenant (or other covenant) is also added for the benefit of this Indenture and (y) no consent shall be required from the Trustee for terms or conditions that are not market terms or are more restrictive than this Indenture if such terms are added to this Indenture), provided, further, that, a certificate delivered to the Trustee at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Issuer has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition.

“Requirements of Law” means, collectively, all international, foreign, federal, state and local laws (including common law), judgments, decrees, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authority, in each case whether or not having the force of law.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.09(a).

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service, a subsidiary of S&P Global Inc., and its successors.

“Sale Leaseback Transaction” means any arrangement, directly or indirectly, with any person whereby the Issuer or any of its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, that, (a) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (b) such Sale Leaseback Transaction is consummated within one hundred eighty (180) days of the disposition of such property.

“Sanctions” means sanctions administered by the United States (including by OFAC and the U.S. Department of State) or any similar laws or regulations enacted by the United Nations, the European Union or the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Leverage Ratio” means, at any date of determination, the ratio of (a)(x) Consolidated Secured Indebtedness of the Issuer and its Restricted Subsidiaries on such date minus (y) Unrestricted Cash of the Issuer and its Restricted Subsidiaries on such date in an amount not to exceed $25,000,000 to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Secured Parties” means, collectively, (a) the Trustee, (b) the Collateral Agent, (c) the Holders, (d) the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under this Indenture or any other Notes Documents and (e) each of their respective successors, permitted transferees and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 7, 2025, by and among the Issuer and the several purchasers of the Senior Notes (as defined therein).

“Security Agreement” means one or more security agreements by and among one or more of the Note Parties and the Collateral Agent for the benefit of the Secured Parties with respect to Liens granted on the Collateral thereunder as security for the Obligations.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to a Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.12 or Section 5.13 or Section 5.17 and in each case other than Excluded Property.

“Security Documents” means the Security Agreements, any Mortgages, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in or a valid and enforceable Lien of record on, as applicable, any property as collateral for the Obligations, and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or lien on any property as collateral for the Obligations.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Refinancing Debt, Junior Secured Indebtedness, Permitted Junior Refinancing Debt, Permitted Unsecured Refinancing Debt or Permitted Additional Debt, the trustee, sole lender, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be redeemed pursuant to Article III.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Note” means a Note that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Specified Additional Debt Cap” means an aggregate amount equal to $150,000,000.

“Specified Holders” means those Holders listed on Schedule 1.01(a).

“Specified Letters of Credit” means those letters of credit listed on Schedule 1.01(b).

“Subject Transaction” means any (a) disposition of assets or Equity Interests of any Restricted Subsidiary or of any product line, business unit, line of business or division of the Issuer or any of the Restricted Subsidiaries, in each case to the extent otherwise permitted hereunder, (b) Permitted Acquisition, (c) other Investment that is permitted hereunder (including with respect to any business unit, line of business or product line), (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, (e) proposed incurrence of Indebtedness or making of a Dividend or a Restricted Debt Payment in respect of which compliance with any financial ratio is by the terms of this Indenture required to be calculated on a Pro Forma Basis and (f) termination or discontinuance of activities constituting a business unit, line of business or product line.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Issuer and such Guarantor, as applicable.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of capital stock or other Equity Interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person. Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of the Issuer.

“Subsidiary Guarantor” means any of the Issuer’s Subsidiaries which is a Wholly Owned Domestic Subsidiary and any Restricted Subsidiary that is, or becomes pursuant to Section 5.12, a party to this Indenture.

“Tax Change” means any change in the Code or any other applicable Requirement of Law that would have the effect of changing the amount of Taxes due and payable by Issuer and its Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Issuer and its Restricted Subsidiaries for such taxable period under the Code or any other Requirements of Law as in effect immediately prior to such change; provided, for the avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all changes to the Code or any other Requirements of Law. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Issuer or any of its Restricted Subsidiaries at “fair value,” as defined therein and (b) the financial ratios and related definitions set forth in the Note Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Issuer and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Note, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Note on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “ABR Term SOFR Determination Day” and, together with the Periodic Term SOFR Determination Day, the “Interest Payment Determination Date”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

If Term SOFR as determined above would be less than the Floor, Term SOFR will be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate as selected by the Issuer and approved by the Controlling Party).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any time, subject to Section 1.06, the four (4) consecutive fiscal quarters of Issuer then last ended (in each case taken as one accounting period) for which financial statements have been or were required to be delivered pursuant to Section 5.03(a) or 5.03(b) or, if the initial delivery of financial statements pursuant to Section 5.03(a) or 5.03(b), as applicable, has not occurred prior to such time, for which financial statements were delivered on or prior to the Closing Date.

“Total Net Leverage Ratio” means, at any date of determination, the ratio of (a)(x) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries on such date minus (y) Unrestricted Cash of the Issuer and its Restricted Subsidiaries on such date in an amount not to exceed $25,000,000 to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Costs” has the meaning assigned to such term in the definition of “Transactions”.

“Transaction Documents” means the Note Documents, the ABL Documents and the Warrants.

“Transactions” means, collectively, (a) the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, (b) the execution, delivery and performance of the Transaction Documents, (c) the initial issuance of Notes hereunder and the borrowings under the ABL Documents, (d) the Closing Date Refinancing and (e) the payment of all fees, premiums, expenses and other transaction costs incurred in connection with the foregoing, including to fund any original issue discount and upfront fees (the “Transaction Costs”).

“Trustee” has the meaning given to that term in the preamble hereto, and include each other person appointed as a successor pursuant to Article IX.

“Type” when used in reference to any Note, means a reference to whether the rate of interest on such Note is determined by reference to Term SOFR or the Alternate Base Rate.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Unrestricted Cash” means, at any time, the aggregate amount of (a) unrestricted cash and Cash Equivalents held in accounts of Issuer and its Restricted Subsidiaries (whether or not held in an account pledged to the Trustee or Collateral Agent), and (b) cash and Cash Equivalents restricted in favor of lenders of Indebtedness under credit facilities (which shall include any cash and Cash Equivalents securing other Indebtedness secured by a Lien on Collateral along with such credit facilities (provided, that, any such Liens are subordinated to or pari passu with the Liens in favor of the Trustee or Collateral Agent), including any Indebtedness incurred under this Indenture and the other Note Documents or the ABL Credit Agreement and the other ABL Documents); provided, that, for the avoidance of doubt, the proceeds of an Equity Cure Contribution shall not be included in this definition of Unrestricted Cash as of the last day of the fiscal quarter with respect to which such Equity Cure Contribution was made for any calculation of the Total Net Leverage Ratio for purposes of determining compliance with Section 6.08(a).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Issuer that is formed or acquired after the Closing Date and for which the Unrestricted Subsidiary Holder Consent has been obtained, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Issuer and for which the Unrestricted Subsidiary Holder Consent has been obtained, and (c) each Subsidiary of an Unrestricted Subsidiary; provided that in the case of clauses (a) and (b) above, (I) such designation shall be deemed to be an Investment made on the date of such designation in an amount equal to the fair market value of the investment therein (as determined in good faith by the Issuer) and such designation shall be permitted only to the extent permitted under Section 6.03 on the date of such designation, (II) there shall not be Unrestricted Subsidiary designated hereunder that is not also designated as an Unrestricted Subsidiary (or similar equivalent term) under the ABL Credit Agreement and under any documentation governing any Permitted Additional Debt or other Indebtedness, in each case, with an individual outstanding principal amount exceeding $5,000,000, (III) no Default or Event of Default shall have occurred and be continuing or would immediately result from such designation after giving pro forma effect thereto (including to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary) and (IV) no Unrestricted Subsidiary may own or hold, and none of the Issuer or any of the Restricted Subsidiaries may transfer (including by granting an exclusive license) or contribute to any Unrestricted Subsidiary, any asset that is material to the business of the Issuer and its Subsidiaries taken as a whole. The Issuer may, by written notice to the Trustee, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (which shall constitute a reduction in any outstanding Investment) (but may thereafter not re-designate such Subsidiary as an Unrestricted Subsidiary), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default would immediately result from such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any Investment in such Unrestricted Subsidiary pursuant to clause (y)). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (y) constitute a return on any Investment by the Issuer in such Unrestricted Subsidiary in an amount equal to the fair market value (as determined in good faith by the Issuer) at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary (provided that the foregoing is without duplication of any increase to the Cumulative Amount pursuant to clause (viii) of the definition thereof). As of the Closing Date, none of the Subsidiaries of the Issuer is an Unrestricted Subsidiary, and in no event shall the Issuer become an Unrestricted Subsidiary.

“Unrestricted Subsidiary Holder Consent” means the prior written consent of the Controlling Parties, provided at their sole discretion, in response to a written request from the Issuer to the Controlling Parties and the Trustee (which may be made by e-mail) to designate a Subsidiary or Restricted Subsidiary as an Unrestricted Subsidiary hereunder; provided, that (a) such request includes a certification of a Responsible Officer of the Issuer specifying that all of the applicable conditions set forth in the first proviso of the definition of “Unrestricted Subsidiary” have been satisfied and (b) if the Controlling Parties do not provide a response to such written request within 10 Business Days of the date on which such request is received by the Controlling Parties and the Trustee, the Controlling Parties shall be deemed to have provided their consent to such designation.

“Unsecured Indebtedness” means unsecured Indebtedness for borrowed money of the Note Parties and their Restricted Subsidiaries.

“Vice President”, when used with respect to the Issuer, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president”.

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Warrants” means the warrants to purchase shares of Common Stock to be issued to the applicable Holders pursuant to the Securities Purchase Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided, that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Disqualified Capital Stock that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness or Disqualified Capital Stock prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Domestic Subsidiary” means, at any date a Wholly Owned Subsidiary which is a Domestic Subsidiary at such date.

“Wholly Owned Restricted Subsidiary” means, at any date a Wholly Owned Subsidiary which is a Restricted Subsidiary at such date.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares or other nominal issuance in order to comply with local laws) are at the time directly or indirectly owned by such Person.

Section 1.02 Classification of Notes. For purposes of this Indenture, Notes may be classified and referred to by Type (e.g., a “SOFR Note”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Note Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein or any Intercreditor Agreement), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignments set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Indenture in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Indenture, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and

(vii) all references to the knowledge of any Group Member or facts known by any Group Member shall mean actual knowledge of any Responsible Officer of such Person. Any Responsible Officer executing any Note Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer on behalf of the applicable Note Party and not in any individual capacity.

(b) The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Any terms used in this Indenture that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e) References in this Indenture to the “principal amount” of the Notes shall in all circumstances include the amount of PIK Interest that has been added to the outstanding principal amount of the Notes.

Notwithstanding anything to the contrary set forth herein, nothing herein shall prohibit or restrict (i) any Subsidiary that is not a Note Party from dividing or sub-dividing into one or more divisions or (ii) any Note Party from dividing or sub-dividing into one or more divisions so long as (A) the divided or sub-divided entities are both Note Parties or (B) at such time, applicable basket capacity (or flexibility, as applicable) would be available pursuant to Section 6.03, 6.04, 6.05 or 6.06 (as applicable) to give effect to such division or sub-division as if the creation of such division or sub-division constituted an Investment, disposition, merger, transfer, consolidation, amalgamation, assignment, sale or dividend, in each case, as and to the extent applicable (and, for the avoidance of doubt, such division or sub-division made in reliance on this clause (B) shall be deemed to constitute a utilization of the applicable basket capacity (or flexibility, as applicable) for the purposes of this Indenture and the other Note Documents).

Section 1.04 Accounting Terms; GAAP; Tax Laws. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Indenture shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof. If at any time any change in GAAP or Tax Change would affect the computation of any financial ratio, standard or term set forth in any Note Document, and the Issuer or the Controlling Parties shall so request, the Controlling Parties and the Issuer shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP or Tax Change (subject to approval by the Issuer); provided, that, until so amended, such ratio, standard or term shall continue to be computed in accordance with GAAP immediately prior to such change therein or, in the case of a Tax Change, as if the Applicable Tax Laws immediately prior to such change therein continued to apply, and the Issuer shall provide to the Trustee and the Holders within five (5) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Issuer setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the Financial Covenants as set forth in Section 6.08) that would have resulted if such financial statements had been prepared giving effect to such change; provided, further that, to the extent any such change would have a negative impact on the Issuer with respect to any ratio, financial calculation, financial reporting items or requirement computation, the Issuer may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP and/or the Applicable Tax Laws, as the case may be, as changed and accordingly, if such an election is made, the Issuer shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto. Notwithstanding anything to the contrary, for all purposes under this Indenture and the other Note Documents, including negative covenants, financials covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Notwithstanding anything to the contrary herein, all financial ratios and tests (including the Total Net Leverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Indenture (other than for purposes of calculating Excess Cash Flow) that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (a) any Subject Transaction shall have occurred or (b) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.08, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

Other than as provided in Section 1.06, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Note Documents requires a calculation of any financial ratio or test (including the Total Net Leverage Ratio and the amount of Consolidated EBITDA and Consolidated Total Assets), (i) such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be and (ii) such financial ratio or test shall be calculated (on a Pro Forma Basis if applicable) using the most recent financial statements which have been delivered by the Note Parties in accordance with Section 5.03(a) or 5.03(b) hereof.

Notwithstanding anything to the contrary herein, to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 5.03(a) or 5.03(b), such calculation shall use the Initial Financial Statements.

Notwithstanding anything to the contrary herein, the defined terms “Secured Net Leverage Ratio”, “Total Net Leverage Ratio”, “Consolidated Total Assets” and “Consolidated EBITDA” when used in this Indenture or any other Note Document shall be deemed to refer to such ratio or amount with respect to the Group Members unless otherwise expressly set forth herein or therein.

At any time prior to the delivery of the financial statements in respect of the fiscal quarter of Issuer ended March 31, 2025, any provision requiring the compliance with the Financial Covenants on a Pro Forma Basis shall be made assuming that compliance with such Financial Covenants set forth in Section 6.08 for the Test Period ending on March 31, 2025 is required with respect to the most recently ended Test Period prior to such time before delivery thereof.

Section 1.05 [Reserved].

Section 1.06 Limited Condition Acquisition. Notwithstanding anything to the contrary herein, for purposes of (a) measuring the relevant ratios (including the Total Net Leverage Ratio (including, without limitation, for purposes of determining pro forma compliance with the Financial Covenants as a condition to effecting any such transaction)) and baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets) with respect to the incurrence of any Indebtedness (including any Additional Notes and Permitted Additional Debt but excluding ABL Loans) or Liens or the making of any Permitted Acquisitions or other similar Investments or (b) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in the case of clauses (a) and (b), in connection with a Limited Condition Acquisition, if the Issuer has made an LCT Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining which Test Period shall be the most recently ended Test Period for purposes of making such calculation) shall be deemed to be the date the definitive agreements for (or in the case of a Limited Condition Acquisition that involves some other manner of establishing a binding obligation (including, without limitation under local law), such other binding obligations to consummate) such Limited Condition Acquisition are entered into or, at the Issuer’s election, the date the applicable Limited Condition Acquisition is declared (including through public announcement) (the “LCT Test Date”), and if, after giving pro forma effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Group Members could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty, or Default or Event of Default “blocker” such ratio, basket, or representation and warranty or Default or Event of Default “blocker” shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Acquisition from any such failure to comply with such ratio, basket, or representation and warranty). For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, baskets, Default or Event of Default “blockers” or representations and warranties for which compliance was determined or tested as of the LCT Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA, Unrestricted Cash, Consolidated Total Indebtedness or Consolidated Total Assets or otherwise, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or representations and warranties will not be deemed to have failed to have been satisfied as a result of such fluctuations or otherwise. If the Issuer has made an LCT Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for (or in the case of a Limited Condition Acquisition that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate) such Limited Condition Acquisition is terminated or expires, in each case without consummation of such Limited Condition Acquisition, any such ratio (other than the Financial Covenant under Section 6.08(a)) or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.08 Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement, payment or other item is required by any Note Document to be delivered, made or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Section 1.09 Schedules and Exhibits. All of the schedules and exhibits attached to this Indenture shall be deemed incorporated herein by reference.

Section 1.10 Currency Generally. For purposes of determining compliance with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.09, with respect to any Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time Issuer or one of its Restricted Subsidiaries shall (or, solely in connection with a Limited Condition Acquisition, shall enter into a contractual obligation to) incur, enter into, make or acquire such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments (so long as, at the time of incurring, entering into, making or acquiring (or, solely in connection with a Limited Condition Acquisition, at the time of entering into the contract to incur, enter into, make or acquire) such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, such transaction was permitted hereunder) and once incurred, entered into, made or acquired (or, solely in connection with a Limited Condition Acquisition, contractually obligated to be incurred, entered into, made or acquired), the amount of such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, shall be always deemed to be at the Dollar equivalent amount on such date, regardless of later changes in currency exchange rates. The Issuer shall determine in good faith the Dollar equivalent amount of such utilization or other measurement denominated in a currency other than Dollars.

Section 1.11 Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any Dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any individual affirmative, negative or other covenant in this Indenture or the other Note Documents may be accumulated, added, combined, aggregated or used together by any Note Party and its Subsidiaries under such individual covenant without limitation, and (b) any action or event permitted by this Indenture or the other Note Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Indenture and the other Note Documents. For purposes of determining compliance with Article VI, in the event that any Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of the applicable covenant under Article VI, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by the Issuer in its sole discretion at such time and thereafter may be reclassified or divided among such baskets or categories (as if incurred at such later time) by the Issuer in any manner not expressly prohibited by this Indenture; provided, that, all Indebtedness outstanding under the Note Documents incurred on the Closing Date will be deemed to be incurred only in reliance on Section 6.01(a) and any ABL Obligations incurred on the Closing Date will be deemed to be incurred only in reliance on Section 6.01(c).

Section 1.12 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 9.01) conclusive in favor of the Trustee, the Collateral Agent, the Issuer and the Guarantors, if made in the manner provided in this Section 1.12.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (i) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (ii) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Agent, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Issuer shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such board resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no request, demand, authorization, direction, notice, consent, waiver or other act by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) With respect to any Global Note, the Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the expiration date, if any, designated by the Issuer.

(i) Notwithstanding anything else in this Indenture to the contrary, with respect to any Global Note held through the Depositary (or a nominee thereof), each Person holding a beneficial interest in such Global Note may be considered to be a noteholder of its portion of the notes for purposes of providing any consent or direction requested by the Trustee hereunder or providing any other consent or direction contemplated hereby (for example, such Person may consent to any waiver or amendment directly without requiring the participation of the applicable clearing system or its nominee and may attend and vote at meetings of noteholders); it being understood that the Trustee must have received from (or on behalf of) such Person evidence satisfactory to the Trustee (in its sole discretion) that such Person holds the beneficial interests in such Global Note that it purports to hold, and such evidence of ownership may include a securities position or participant list or other information obtained from the applicable clearing system. The Trustee shall have no liability for acting in good faith on any such consent, waiver, direction, instruction or other vote from any such Person or for the sufficiency of the evidence deemed satisfactory to the Trustee. Each beneficial owner of an interest in a Global Note, by its acceptance of such interest, agrees to be bound by the provisions of this Section 1.12(i) and waives any claim arising from actions taken by the Trustee in reliance on this Section 1.12(i).

Section 1.13 Currency Translation.

(a) For purposes of determining compliance as of any date after the Closing Date with Section 5.10, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08 or 6.09, or, or for any other specified purpose hereunder, amounts incurred (or first committed, in the case of revolving credit debt), distributed, paid, invested or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on such date, as such exchange rates shall be determined in good faith by the Issuer by reference to customary indices.

(b) For purposes of determining compliance with Section 5.03(a) and 5.03(b), if Indebtedness is incurred or a Lien is granted to extend, replace, refund, refinance, renew or defease other Indebtedness (secured or otherwise) denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

(c) For purposes of determining compliance with the Total Net Leverage Ratio on any date of determination, amounts denominated in a currency other than Dollars will be translated into Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the latest financial statements delivered pursuant to Section 5.03(a) or 5.03(b) (or, if such financial statements have not yet been delivered, pursuant to the Initial Financial Statements) and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the latest financial statements delivered pursuant to Section 5.03(a) or 5.03(b) (or, if such financial statements have not yet been delivered, pursuant to the Initial Financial Statements) and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.14 Disclaimer and Exculpation With Respect to SOFR and any Benchmark Rate. None of the Trustee, the Paying Agent or the Calculation Agent warrant or accept responsibility for, and none of the Trustee, Paying Agent or Calculation Agent shall have any liability or obligation with respect to (a) monitoring, determining or verifying the unavailability, the cessation, the continuation of, administration of, submission of, calculation of (other than as set forth in Section 2.12, with respect to the Calculation Agent) or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, comparable, replacement or successor rate thereto, including whether the composition or characteristics of any such alternative, comparable, replacement or successor rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, or any other Benchmark prior to its discontinuance or unavailability, or to determine whether or when there has occurred, or to give notice to any other transaction party of the occurrence of any Benchmark Transition Event of Benchmark Replacement Date or any successor replacement index, (b) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied or, (c) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (d) or the effect, implementation or composition of any Conforming Changes made to this Indenture or any other Note Document with respect to the implementation or replacement of any of the aforementioned benchmark rates.

The Trustee and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate thereto, or any relevant adjustments thereto, in each case, in a manner adverse to the Issuer, the Holders or any other party to any Note Document.

None of the Trustee, Paying Agent, nor Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Indenture or other Transaction Document as a result of the unavailability of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of this Indenture or other Transaction Document and reasonably required for the performance of such duties. The Calculation Agent shall, in respect of any Interest Payment Determination Date or any other day on which an interest rate is determined, have no liability for the application of the Benchmark as determined on the previous day such interest rate was determined or any preceding U.S. Government Securities Business Day if so required hereunder. If the Calculation Agent at any time or times determines in its reasonable judgment that guidance is needed to perform its duties, or if it is required to decide between alternative courses of action, the Calculation Agent may (but is not obligated to) reasonably request guidance in the form of written instructions (or, in its sole discretion, oral instruction followed by written confirmation) from the Issuer or its designee, including without limitation in respect of facilitating or specifying administrative procedures with respect to the calculation of any Benchmark, on which the Calculation Agent shall be entitled to rely without liability. The Calculation Agent shall be entitled to refrain from action pending receipt of such instruction.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating, Terms.

(a) Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture). The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture), which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d) The Notes shall be subject to repurchase by the Issuer pursuant to a Net Cash Proceeds Offer as provided in Section 3.08 or a Change of Control Offer as provided in Section 3.09, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article III.

(e) An unlimited aggregate principal amount of Additional Notes ranking pari passu with the Initial Notes and the PIK Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and the PIK Notes and shall have the same terms as to status, redemption or otherwise (other than Closing Date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes and the PIK Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 6.01 and Section 6.02; provided further that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have separate CUSP and ISIN numbers from the Initial Notes. The Initial Notes, any PIK Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Any Additional Notes shall be issued either pursuant an Officer’s Certificate of the Issuer, pursuant to a resolution by the Board of Directors of the Issuer or pursuant to an indenture supplemental to this Indenture.

(f) In connection with the payment of PIK Interest in respect of the Notes, the Issuer is entitled to, without the consent of the Holders, issue additional Notes (the “PIK Notes”) under this Indenture having the same terms and conditions as the applicable outstanding Notes or increase the outstanding principal amount of the Notes in the amount of such PIK Interest. For the avoidance of doubt, references in this Indenture to the principal amount of Notes shall include any PIK Notes, as applicable and any PIK Interest which has been added to the principal of a Global Note.

(g) The Initial Notes, the Additional Notes and any PIK Notes issued as a result of a PIK Election, to the maximum extent possible, shall be considered collectively as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to repurchase and Holders of Additional Notes and PIK Notes will share equally and ratably in the Collateral with other Holders; provided that any Additional Notes will not be issued with the same CUSIP number, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax and securities law purposes. Holders of the Initial Notes, the Additional Notes and the PIK Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the PIK Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

Section 2.02 Execution and Authentication.

(a) At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, electronic or facsimile signature. If an Officer whose signature is on a Note no longer holds that or any office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Closing Date, the Trustee shall, upon receipt of a written request or order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d) The Trustee may appoint an Authenticating Agent acceptable to the Issuer to authenticate Notes in accordance Section 9.10 hereof. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

(e) The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order from the Issuer (i) Initial Notes for original issue on the Closing Date in an aggregate principal amount of $232,160,000, (ii) subject to the terms of this Indenture, Additional Notes, (iii) any PIK Notes issued in payment of PIK Interest and (iv) any Unrestricted Global Notes (as defined in Appendix A) issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes, PIK Notes, Additional Notes or Unrestricted Global Notes. Upon receipt of a written order of the Issuer signed by one Officer of the Issuer, the Trustee shall authenticate Notes in substitution for Notes originally issued to reflect any name change of the Issuer.

(f) On any Interest Payment Date on which the Issuer pays PIK Interest with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest whole Dollar, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such Interest Payment Date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase. On any Interest Payment Date on which the Issuer pays PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, shall be rounded up to the nearest whole Dollar.

Section 2.03 Registrar; Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

(b) The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Issuer initially appoints U.S. Bank to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust. Unless otherwise agreed with the Paying Agent, the Issuer shall, no later than 12:00 p.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer specified in Section 8.01(g) or 8.01(h), the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists. The Trustee, for so long as it is acting as Registrar, shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders. Every Holder, by receiving and holding the same, agrees with the Issuer, the Guarantors, the Trustee and the Collateral Agent that none of the Issuer, the Guarantors, the Trustee or the Collateral Agent or any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders, regardless of the source from which such information was derived.

Section 2.06 Transfers and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.07), but the Holders shall be required to pay any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 3.09, 6.05 and 12.04).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Issuer nor the Registrar shall be required (i) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption in accordance with Section 3.02 and ending at the close of business on the day of selection, (ii) to register the transfer of or to exchange any Note so selected for redemption (including in connection with a Change of Control Offer or a Net Cash Proceeds Offer), in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (iii) to register the transfer of or to exchange any Note between a record date and the next succeeding interest payment date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and, subject to Section 1.12(i) for any other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 5.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

(j) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.

Section 2.07 Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the New York UCC.

(c) If the principal amount of any Note is considered paid under Section 5.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Change of Control Offer, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity. To the extent the Issuer acquires Notes, the Issuer may in its discretion, but is not required to, submit such Notes to the Trustee for cancellation.

Section 2.10 Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange or for credit against any current or future sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Issuer has not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Issuer shall acquire any of the Notes, however, such acquisition shall not operate as a redemption, cancellation or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. If the Issuer or any of its Restricted Subsidiaries acquires any of the Notes, the Issuer and its Restricted Subsidiaries may, but are not required to, submit such Notes to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.11, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures. The Issuer may not issue new Notes or replace Notes that it has paid or that have been delivered to Trustee for cancellation. The Trustee shall, at the Issuer’s written request, provide certification of the disposal of cancelled Notes.

Section 2.12 Calculations. The Calculation Agent shall as soon as practicable (but in any event no later than five (5) days prior to any Interest Payment Date or the date of any other amount payable under this Section 2.12) notify the Issuer and the Holders of the payment date and the amount of interest payment, or other payment due on such Interest Payment Date. Each determination of an interest rate or interest payment amount by the Calculation Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Issuer and the Holders in the absence of manifest error. Concurrent with each notice delivered pursuant to this Section 2.12, the Calculation Agent shall deliver to the Issuer and the Holders showing the quotations used by the Calculation Agent in determining any interest rate, if applicable, and the calculations related to any interest payment amount.

Section 2.13 Interest on Notes.

(a) Interest Election. At least five (5) Business Days prior to the expiration of the then current Interest Period (with respect to SOFR Notes) or before an Interest Payment Date (with respect to ABR Notes), the Issuer shall deliver an Interest Election Request to the Trustee, the Calculation Agent and the Paying Agent pursuant to which the Issuer shall elect (i) in the case of a SOFR Note, to (x) continue such Note as a SOFR Note with such Interest Period duration as the Issuer may specify in such notice or (y) convert such Note to an ABR Note upon the expiration of the then current Interest Period or (ii) in the case of an ABR Note, to (x) continue such Note as an ABR Note or (y) convert such Note to a SOFR Note with such Interest Period duration as the Issuer may specify effective as of the upcoming Interest Payment Date. In the absence of receipt of an Interest Election Request by the time specified in the immediately preceding sentence, (i) in the case of a SOFR Note, such Note shall continue as a SOFR Note with an Interest Period of the same duration and (ii) in the case of an ABR Note, such ABR Note shall continue as an ABR Note effective as of the upcoming Interest Payment Date. At all times, there shall be only ABR Notes or only SOFR Notes. The Initial Notes will be issued as SOFR Notes with an Interest Period of one (1) month on the Closing Date and no Interest Election Request shall be required in connection with such issuance.

(b) ABR Notes. Subject to the provisions of Section 2.13(d) and 2.13(g), the ABR Notes shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(c) SOFR Notes. Subject to the provisions of Section 2.13(d) and 2.13(g), the SOFR Notes shall bear interest at a rate per annum equal to the applicable Term SOFR for the Interest Period in effect for such Note plus the Applicable Margin in effect from time to time.

(d) Default Rate and Interest Payable at Default Rate. Notwithstanding the foregoing, upon the occurrence and during the existence of an Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h), the overdue Obligations and, at the election of the Controlling Parties, any other Obligations, shall bear interest at a per annum rate equal to (i) in the case of principal on any Note, two percent (2.00%) plus the rate otherwise applicable to such Note as provided in Section 2.13(b) and Section 2.13(c) or (ii) in the case of any other such Obligations, two percent (2.00%) plus the rate applicable to ABR Notes as provided in Section 2.13(b). The Issuer shall pay such interest to the Persons who are Holders on a subsequent special record date at the rate provided in this Section 2.13(d). The Issuer shall notify the Trustee and the Paying

Agent in writing of the amount of such interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee or the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such interest as provided in this Section 2.13. The Issuer shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such interest. The Issuer shall promptly notify the Trustee and the Paying Agent of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee or the Paying Agent in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder, with a copy to the Trustee and the Paying Agent, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid. Subject to the foregoing provisions of this Section 2.13 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

(e) Yield. If the initial Yield on any Pari Passu Notes Lien Indebtedness incurred pursuant to Section 6.01(d) or any Permitted Additional Debt in the form of loans or notes secured on a pari passu basis with the Obligations incurred pursuant to Section 6.01(a) exceeds the then applicable Yield on the Notes by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for the Notes shall, upon receipt by the Trustee and the Calculation Agent of an Officer’s Certificate notifying it of such increase, be increased by the Yield Differential beginning on the Interest Payment Date after receipt of such Officer’s Certificate. “Yield” means, with respect to any indebtedness, the then “effective yield” on such Indebtedness consistent with generally accepted financial practice, it being understood that (a) any amendments to the Applicable Margin prior to the applicable Indebtedness incurrence date shall be included, (b) customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to one or more placement agents, underwriters, initial purchasers or arrangers (or their Affiliates) (regardless of whether such fees are paid to or shared in whole or in part with any debt financing source) in their respective capacities as such in connection with the applicable Indebtedness (and the Notes) and any other fees that are not generally payable to all lenders, noteholders or other debt financing sources (or their Affiliates) ratably with respect to any such Indebtedness (and the Notes) and that are paid or payable in connection with such Indebtedness (or the Notes) shall be excluded, (c) original issue discount and upfront fees paid or payable to the debt financing sources thereunder (and with respect to the Notes) shall be included (with original issue discount and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the remaining life to maturity) without any present value discount) and (d) to the extent that Term SOFR for a three-month interest period on the closing date of any such Indebtedness is less than the interest rate floor, if any, applicable to any such Indebtedness, the amount of such difference shall be deemed added to the interest rate margins for such Indebtedness.

(f) Interest Payment Dates. Accrued interest on each Note shall be payable in arrears on each Interest Payment Date for such Note; provided, that, (i) additional interest accrued pursuant to Section 2.13(d) shall be payable in accordance with Section 2.13(d) and (ii) in the event of any repayment, redemption or prepayment of any Note, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(g) PIK Option.

(i) With respect to payments of interest due on any Interest Payment Dates occurring prior to the Maturity Date, the Issuer shall have the option to make any such interest payments in whole or in part (i) in kind (such election, a “PIK Election” and such interest, “PIK Interest”) at a per annum rate equal to 1.00% plus the rate otherwise applicable to such Note as provided in Section 2.13(a) and Section 2.13(b) or (ii) in cash (such election, a “Cash Election”) at the rate applicable to such Note as provided in Section 2.13(a) and Section 2.13(b). With respect to any Interest Payment Date with respect to which the Issuer makes a PIK Election, such PIK Election shall be made by the Issuer delivering a written notice in the form attached hereto as Exhibit E (the “PIK Interest Election Notice”) to the Trustee (not later than 12:00 p.m., New York City time), at least ten (10) days prior to (x) with respect to SOFR Notes, the beginning of the applicable Interest Period during which such election shall apply, or (y) with respect to ABR Notes, the applicable Interest Payment Date upon and following which such election shall apply. If the Issuer fails to provide a PIK Interest Election Notice, the Issuer shall be deemed to have made a Cash Election. For the Interest Period beginning on the Closing Date, the Issuer makes a Cash Election and no PIK Interest Election Notice shall be required in connection with such election.

(ii) PIK Interest on the Notes, for applicable interest periods, will be payable on the Interest Payment Date to which such PIK Election relates (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Depositary or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole Dollar) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole Dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the Note Register. Following a PIK Election, the Notes will bear interest at the rate set forth in Section 2.13(g)(i) above from and after (x) in the case of SOFR Notes, the first day of the Interest Period to which such PIK Election relates and (y) in the case of ABR Notes, the Interest Payment Date constituting the beginning of the period for which such PIK Election relates. Any PIK Notes issued in certificated form will be dated as of the Interest Payment Date to which such PIK Election relates and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Election will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Closing Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such Notes, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the Notes as a result of any PIK Interest. The calculation of PIK Interest will be made by the Calculation Agent, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee. PIK Interest on the Notes will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(h) Interest Calculation. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Base Rate in clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined in accordance with the provisions of this Indenture and such determination shall be deemed presumptively correct absent manifest error.

(i) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Issuer or its designee (with the approval of the Controlling Party) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Indenture or any other Note Document. The Issuer or its designee will promptly notify the Calculation Agent, the Trustee and the Holders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14 CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, such CUSIP or ISIN numbers may be used in notices of redemption (including Change of Control Offers and Net Cash Proceeds Offers) as a convenience to Holders; provided that the Trustee shall not be responsible for the accuracy of any CUSIP or ISIN number printed on any note, notice or elsewhere, any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption (including Change of Control Offers and Net Cash Proceeds Offers) and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption (including Change of Control Offers and Net Cash Proceeds Offers) shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.15 Persons Deemed Owners.

(a) Prior to due presentment of a Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 2.13) interest, if any, on such Note and, subject to Section 1.12(i) for any other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

(b) None of the Issuer, the Trustee, the Calculation Agent, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of (i) the records relating to or payments made on account of any participants in the Depositary or any beneficial ownership interests of a Global Note, (ii) maintaining, supervising or reviewing any records maintained by any Depositary or participant therein or any other Person relating to such beneficial ownership interests, or (iii) any consent given or other action taken by the Depositary or other Holder of a Note, as the registered holder thereof.

(c) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Note or impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

Section 2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a SOFR Note:

(a) the Calculation Agent determines in good faith and in its reasonable discretion (which determination shall be deemed presumptively correct absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(b) the Calculation Agent determines in good faith and in its reasonable discretion or is advised in writing by the Controlling Parties that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Holders of purchasing or maintaining their Notes for such Interest Period;

then the Calculation Agent shall give written notice thereof to the Issuer and the Holders as promptly as practicable thereafter and, until the Calculation Agent notifies the Issuer and the Holders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered by the Calculation Agent promptly after such situation ceases to exist), (i) any Notes requested to be issued and purchased on the first day of such Interest Period shall be issued and purchased as ABR Notes and (ii) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes; provided, that, the Issuer may revoke any such issuance request (without penalty) prior to such issuance upon written notice to the Calculation Agent.

Section 2.17 Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Note Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Holders, the Trustee and the Calculation Agent without any amendment to, or further action or consent of any other party to, this Indenture or any other Note Document so long as the Issuer has not received, by such time, written notice of objection to such Benchmark Replacement from Holders comprising the Controlling Parties.

(ii) No Hedging Agreement shall be deemed to be a “Note Document” for purposes of this Section 2.17.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Issuer or its designee (with approval of the Controlling Party) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Indenture or any other Note Document; provided, however, that no such changes may adversely affect the Trustee or the Calculation Agent without their prior written consent.

(c) Notices; Standards for Decisions and Determinations. The Issuer or its designee will promptly notify the Calculation Agent, the Trustee and the Holders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Issuer or its designee will notify the Calculation Agent, the Trustee and the Holders of (A) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(d) and (B) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Issuer or its designee (with approval of the Controlling Party) or, if applicable, any Holder (or group of Holder) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Indenture or any other Note Document, except, in each case, as expressly required pursuant to this Section 2.17.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Note Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Issuer or its designee in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Issuer or its designee may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Issuer or its designee (with approval of the Controlling Party) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Issuer may revoke any pending request for the issuance of a SOFR Note of, conversion to or continuation of SOFR Notes to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Issuer will be deemed to have converted any such request into a request for the issuance of a Note of or conversion to ABR Notes. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least three Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption to the Holders, a notice setting forth the (a) section of this Indenture pursuant to which the redemption shall occur, (b) redemption date and (c) principal amount of Notes to be redeemed. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

Section 3.02 Selection of Notes to Be Redeemed.

(a) In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders on a pro rata basis (except that any Notes represented by a Global Note will be redeemed by such method as the Depositary may require) unless otherwise required by law or any applicable depositary or stock exchange requirements; provided, however, that no Notes of $1.00 in original principal amount or less shall be selected for redemption in part.

(b) On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on Notes or portions of them called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture (including accrued and unpaid interest on the Notes to be redeemed). The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1.00 or any integral multiples of $1.00 thereof) of the principal of the Notes that have minimum denominations larger than $1.00.

Section 3.03 Notice of Optional Redemption.

(a) The Issuer shall deliver or cause to be delivered in accordance with Section 13.02, a notice of optional redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least 10 days but not more than 60 days before a redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in connection with a transaction effected pursuant to Article X). Any notice of redemption made in connection with a related transaction or event (including, without limitation, a Change of Control, Asset Sale, Debt Issuance or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and, if applicable, will state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if as determined in good faith by the Issuer, any or all of such conditions will not be satisfied. The Issuer will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and, at the request of the Issuer, the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(b) The notice shall identify the Notes to be redeemed (including “CUSIP” numbers and corresponding “ISINs”, if applicable) and shall state:

(i) the redemption date;

(ii) the redemption price (or the method by which it is to be determined);

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(ix) any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least three Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. Any such request to the Trustee may be revoked or cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note. The notice of redemption issued pursuant to Section 3.07(a) need not set forth the Make-Whole Amount but only the manner of calculation thereof.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03, Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions specified in the notice of redemption.

Section 3.05 Deposit of Redemption Price.

(a) On or before 12:00 p.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.

(b) If Notes called for redemption or tendered in connection with a Net Cash Proceeds Offer or Change of Control Offer are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Net Cash Proceeds Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest, if any, shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest, if any, not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 5.01.

Section 3.06 Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order from the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum denomination of $1.00 or integral multiples of $1.00 in excess thereof.

Section 3.07 Optional Redemption. The Issuer shall have the right at any time and from time to time to redeem the Notes, in whole or in part, upon notice as provided in Section 3.03, as follows:

(a) on or prior to March 12, 2027 (the “Make-Whole Expiry Date”), at a redemption price equal to (i) the Make-Whole Amount as of the date of such redemption plus (ii) any accrued and unpaid interest to but excluding the date of such redemption plus (iii) 102.0% of the principal amount of the Notes to be redeemed, which would have been owed on such redeemed amounts if such redemption occurred on the day after the Make-Whole Expiry Date; and

(b) at any time after the Make-Whole Expiry Date, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, if redeemed during the 12-month period beginning March 12 of the years indicated below (the amount payable pursuant to this clause (b), as applicable, the “Call Premium”) plus any accrued and unpaid interest to but excluding the date of such redemption:

Year	Redemption Price
2027	102.0%
2028	101.0%
2029	100.0%

(c) Notwithstanding anything to the contrary, each redemption or distribution in respect of the principal amount of the Notes after acceleration thereof under Section 8.01 hereof (including automatically pursuant to Section 8.01 hereof), shall be accompanied by, and there shall become due and payable automatically upon acceleration, a payment premium payable in cash on the principal amount so redeemed or distributed or on the principal amount that has become or is declared accelerated, in an amount equal to the redemption price that would have applied for an optional redemption of such Notes at such time pursuant to this Section 3.07, calculated on the aggregate principal amount of the Notes so redeemed, distributed or accelerated, together with all accrued and unpaid interest on such Notes.

Section 3.08 Net Cash Proceeds Offers.

(a) Asset Sales. Subject to the terms of the ABL/Note Intercreditor Agreement, no later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Group Member, the Issuer shall make an offer to repurchase Notes in accordance with Section 3.08(e) and Section 3.11 in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, that:

(i) no such offer to repurchase shall be required under this clause (i) (A) with respect to any disposition of property which constitutes a Casualty Event or (B) to the extent the Net Cash Proceeds of any Asset Sales do not result in more than $5,000,000 in any twelve (12) month period (the “Asset Sale Threshold” and the Net Cash Proceeds in excess of the Asset Sale Threshold, the “Excess Net Cash Proceeds”);

(ii) such proceeds with respect to any such Asset Sale shall not be required to be so applied on such date to the extent that the Issuer shall have notified the Trustee on or prior to such date stating that such Excess Net Cash Proceeds are expected to be reinvested in assets used or useful in the business of any Group Member (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) or to be contractually committed to be so reinvested, within twelve (12) months (or within eighteen (18) months following receipt thereof if a contractual commitment to reinvest is entered into within twelve (12) months following receipt thereof) following the date of such Asset Sale; and

(iii) if all or any portion of such Excess Net Cash Proceeds that are the subject of clause (ii) immediately above is neither reinvested nor contractually committed to be so reinvested within such twelve (12) month period (and actually reinvested within eighteen (18) months of the receipt of the Net Cash Proceeds related thereto), the Issuer shall make an offer to repurchase Notes with such unused portion within five (5) Business Days after the last day of such period as provided in this Section 3.08(a).

(b) Debt Issuance. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Group Member, the Issuer shall make an offer to repurchase Notes in accordance with Section 3.08(e) and Section 3.11 in an aggregate principal amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(c) Casualty Events. Subject to the terms of the ABL/Note Intercreditor Agreement, not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Group Member, the Issuer shall make an offer to repurchase Notes, in accordance with Section 3.08(e) and Section 3.11 in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, that:

(i) such Net Cash Proceeds shall not be required to be so applied on such date to the extent that (A) the Net Cash Proceeds of a Casualty Event do not exceed $5,000,000 in any twelve (12) month period (the “Casualty Event Threshold”), or (B) in the event that such Net Cash Proceeds exceed the Casualty Event Threshold, the Issuer shall have notified the Trustee on or prior to such date stating that such proceeds in excess of the Casualty Event Threshold are expected to be used to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) or to be contractually committed to be so reinvested, in each case, no later than twelve (12) months (or within eighteen (18) months following receipt thereof if such contractual commitment to reinvest has been entered into within twelve (12) months following receipt thereof) following the date of receipt of such proceeds; and

(ii) if all or any portion of such Net Cash Proceeds is contractually committed within such twelve (12)-month period to be so reinvested within such eighteen (18) month period but is not actually reinvested within eighteen (18) months of the receipt of the Net Cash Proceeds related thereto, the Issuer shall make an offer to repurchase Notes with such unused portion within five (5) Business Days after the last day of such period as provided in this Section 3.08(c).

(d) Excess Cash Flow. No later than five (5) Business Days after the date on which the financial statements with respect to each fiscal year of the Issuer, commencing with the first full fiscal year ending after the Closing Date, in which an Excess Cash Flow Period occurs are required to be delivered pursuant to Section 5.03(a) (each such date, an “ECF Payment Date”), the Issuer shall, to the extent Excess Cash Flow for such Excess Cash Flow Period exceeds $1,000,000, make an offer to repurchase Notes, in accordance with Section 3.08(e) and Section 3.11 in an aggregate amount equal to (i) the Applicable ECF Percentage of the amount equal to the Excess Cash Flow for the Excess Cash Flow Period then ended (for the avoidance of doubt, including the $1,000,000 floor above) minus (ii) at the option of the Issuer, the aggregate principal amount of any Notes, Additional Notes, or Permitted Additional Debt, in each case secured on a pari passu basis with the Obligations (or, in each case, any Notes Refinancing Indebtedness in respect thereof, to the extent secured on a pari passu basis with the Obligations), in each case redeemed pursuant to Section 3.07 or pursuant to the corresponding provisions of the documentation governing any such Permitted Additional Debt or Notes Refinancing Indebtedness in respect thereof during the applicable Excess Cash Flow Period (or, at the option of the Issuer, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) (and the Total Net Leverage Ratio shall be recalculated for purposes of determining the Applicable ECF Percentage to give pro forma effect to all such voluntary redemptions), and in the case of all such redemptions, to the extent that such redemptions were financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of Issuer or its Restricted Subsidiaries (such payment, the “ECF Payment Amount”).

(e) Net Cash Proceeds Offer. Upon the occurrence of an event requiring that the Issuer make an offer to repurchase Notes pursuant to Section 3.08(a), 3.08(b), 3.08(c) or 3.08(d) (a “Net Cash Proceeds Offer”), the Issuer shall make an offer to purchase all or any portion (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of the Notes at a price equal to the redemption price that would have applied for an optional redemption of such Notes at such time pursuant to Section 3.07 (the “Net Cash Proceeds Purchase Price”).

(i) Not later than thirty (30) days following any Net Cash Proceeds Offer, the Issuer will deliver, or cause to be delivered to the Holders, with a copy to the Trustee, a notice:

(A) describing the transaction or transactions that constitute the Net Cash Proceeds Offer;

(B) offering to purchase, pursuant to procedures required by this Indenture and described in the Net Cash Proceeds Offer, on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Net Cash Proceeds Payment Date”), and for the Net Cash Proceeds Purchase Price, all Notes properly tendered by such Holder pursuant to such Net Cash Proceeds Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Net Cash Proceeds Payment Date.

(C) describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Net Cash Proceeds Offer.

(ii) [Reserved.]

(iii) On or before the Net Cash Proceeds Payment Date, the Issuer will, to the extent lawful:

(A) deposit with the applicable tender agent an amount equal to the Net Cash Proceeds Purchase Price in respect of all Notes or portions of Notes properly tendered;

(B) accept for payment all Notes or portions of Notes (of $1.00 or integral multiples of $1.00 in excess thereof) properly tendered pursuant to the Net Cash Proceeds Offer; and

(C) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of being purchased by the Issuer.

(iv) The applicable tender agent will promptly deliver to each Holder who has so tendered Notes the Net Cash Proceeds Purchase Price for such Notes, and, in the case of non-global forms of Notes, the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $1.00 or integral multiples of $1.00 in excess thereof.

(v) If the Net Cash Proceeds Payment Date is on or after an interest record date and on or before the related Interest Payment Date, then with respect to Holders who have tendered their Notes for purchase pursuant to the Net Cash Proceeds Offer, any accrued and unpaid interest, if any, to, but excluding, the Net Cash Proceeds Payment Date will be paid on the Net Cash Proceeds Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(vi) [Reserved.]

(vii) [Reserved.]

(viii) The Issuer shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Cash Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.08 by virtue of such compliance.

Section 3.09 Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, the Issuer shall make an offer to purchase all or any portion (equal to $1.00 or an integral multiple of $1.00 in excess thereof and) of the Notes at a price equal to the redemption price that would have applied for an optional redemption of such Notes at such time pursuant to Section 3.07 (together with any accrued and unpaid interest) (the “Change of Control Purchase Price”).

(b) Not later than thirty (30) days following any Change of Control Triggering Event, the Issuer will deliver, or cause to be delivered to the Holders, with a copy to the Trustee, a notice:

(i) describing the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) offering to purchase, pursuant to procedures required by this Indenture and described in the notice (the “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(iii) describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

(c) [Reserved.]

(d) On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) deposit with the applicable tender agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered;

(ii) accept for payment all Notes or portions of Notes (of $1.00 or integral multiples of $1.00 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of being purchased by the Issuer.

(e) The applicable tender agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and, in the case of non-global forms of Notes, the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $1.00 or integral multiples of $1.00 in excess thereof.

(f) If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, then with respect to Holders who have tendered their Notes for purchase pursuant to the Change of Control Offer, any accrued and unpaid interest, if any, to, but excluding, the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(g) A Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(h) [Reserved.]

(i) The Issuer shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.09, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 by virtue of such compliance.

Section 3.10 [Reserved.]

Section 3.11 Applicable Other Indebtedness. Notwithstanding anything herein to the contrary, with respect to any mandatory offer to repurchase under Section 3.08(a), 3.08(c) or 3.08(d), the Issuer may use a portion of the Net Cash Proceeds to prepay or repurchase Permitted Additional Debt, Permitted Pari Passu Refinancing Debt and any other senior Indebtedness in each case secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Applicable Other Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the purchase price required to be offered with respect to such Net Cash Proceeds pursuant to Section 3.08(a), 3.08(c) or 3.08(d) shall be deemed to be the amount equal to the product of (A) the amount of such Net Cash Proceeds multiplied by (B) a fraction, the numerator of which is the outstanding principal amount of Notes required to be repurchased pursuant to Section 3.08(a), 3.08(c) or 3.08(d) and the denominator of which is the sum of the outstanding principal amount of such Applicable Other Indebtedness and the outstanding principal amount of Notes required to be repurchased pursuant to Section 3.08(a), 3.08(c) or 3.08(d).

Section 3.12 Mandatory Quarterly Redemption. The Issuer shall redeem Notes on the last Business Day of each March, June, September and December, commencing with the last Business Day of the fiscal quarter ending March 31, 2025 (each such date, an “Quarterly Redemption Date”), in an amount equal to two percent (2.00%) per annum of all Notes outstanding as of the prior Interest Payment Date (or if no Interest Payment Date has occurred, as of the Closing Date). At least ten (10) days prior to any Quarterly Redemption Date, the Issuer shall deliver or cause to be delivered a notice of mandatory redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee). Such notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least three Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. Any such request to the Trustee may be revoked or cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

ARTICLE IV

[RESERVED]

ARTICLE V

AFFIRMATIVE COVENANTS

Each Note Party warrants, covenants and agrees that it will, and will cause each of its Restricted Subsidiaries to:

Section 5.01 Payment of Notes. Pay or cause to be paid (a) the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 12:00 p.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due and (b) in the case of a PIK Election, the Issuer has delivered to the Trustee the documentation necessary to increase the principal balance of the Global Notes to pay PIK Interest or to issue the PIK Notes. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 5.02 Maintenance of Office or Agency.

(a) Maintain an office or agency where, subject to such reasonable regulations as the Issuer or the Trustee may prescribe, Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture may be served.

(b) Give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands (other than service of legal process) may be made or served at the Corporate Trust Office of the Trustee; provided, however, the Trustee shall not be deemed an agent of the Issuer for service of process.

(c) From time to time, designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(d) Designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 5.03 Financial Statements, Reports, etc.. Furnish to the Trustee and each Holder:

(a) Annual Reports. Within one hundred twenty (120) days after the last day of each fiscal year of the Issuer (commencing with the fiscal year ending December 31, 2024), a copy of the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income and cash flows of Issuer and its Restricted Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, audited and accompanied in the case of the consolidated financial statements by an opinion of (i) an independent public accounting firm of recognized national standing selected by Issuer (which shall be deemed to include, for the avoidance of doubt, Deloitte & Touche LLP) or (ii) any other accounting firm approved by the Controlling Parties (which opinion shall be unqualified as to scope, subject to the proviso below) to the effect that the consolidated financial statements have been prepared and present fairly, in all material respects, in accordance with GAAP the consolidated financial condition of Issuer and its Restricted Subsidiaries as of the close of such fiscal year; provided, that, such financial statements shall not contain a “going concern” qualification or statement, except to the extent that such a “going concern” qualification or statement is solely a consequence of any impending stated final maturity date.

(b) Quarterly Reports. Commencing with the first full fiscal quarter ending after the Closing Date, within forty-five (45) days after the last day of each fiscal quarter of each fiscal year of Issuer (other than the last fiscal quarter of any fiscal year of Issuer), a copy of the unaudited consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of the Issuer and its Restricted Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of the Issuer, prepared by Issuer in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified on behalf of Issuer by a Financial Officer as prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and fairly reflecting the financial condition and results of operations of the Issuer and its Restricted Subsidiaries in all material respects.

(c) Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 5.03(a) or 5.03(b), a Compliance Certificate (i) certifying on behalf of Issuer that, to its knowledge, no Default or Event of Default has occurred and is continuing or, if any such known Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; provided, that, if such Compliance Certificate demonstrates that an Event of Default has occurred and is continuing due to a failure to comply with Section 6.08(a) that has not been cured prior to such time, the Issuer may deliver, to the extent and within the time period permitted by Section 8.10, prior to, after or together with such Compliance Certificate, a Notice of Intent to Cure such Event of Default, (ii) setting forth the computation of the Total Net Leverage Ratio, Secured Net Leverage Ratio and a disclosure of Capital Expenditures during the applicable Test Period and, (iii) setting forth, in the case of each Compliance Certificate delivered concurrently with any delivery of financial statements under Section 5.03(a) above, the Issuer’s calculation of Excess Cash Flow starting with the fiscal year ending December 31, 2025; provided, that, for the avoidance of doubt, no Compliance Certificate shall “bring down” any representations and warranties made herein or in any other Note Document.

(d) Other Information. Promptly, from time to time, and upon the reasonable written request of the Trustee (acting at the direction of the Controlling Parties), other reasonably requested information of the Group Members regarding the operations, business affairs and financial condition (including information required under the PATRIOT Act); provided, that, nothing in this Section 5.03(d) shall require any Group Member to take any action that would violate any third party customary confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Indenture) with any Person that is not an Affiliate (and, in all events, so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or the compliance with the terms of any Note Document) or waive any attorney-client or similar privilege.

(e) Reconciliation Statements. Concurrently with any delivery of financial statements under Section 5.03(a) or 5.03(b), (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (ii) a reasonably detailed description (to which the Controlling Parties have not objected) of the quantitative differences (if any) between the information relating to Issuer and its Subsidiaries, on the one hand, and the information relating to Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand, including (in the case of financial statements and projections) a consolidating footnote reflecting the results of Issuer and its Restricted Subsidiaries on a stand-alone basis.

(f) Securities Act. For so long as any Notes remain outstanding and are not freely transferable, the Issuer shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act

In addition, following the delivery of the financial statements pursuant to Section 5.03(a), Issuer shall hold an update call with an Officer of Issuer and Issuer and the Holders to discuss the financial position, financial performance and cash flows of Issuer and its Restricted Subsidiaries for the period covered by the applicable financial statements; provided, that, the requirement to provide a such update call shall be deemed satisfied if the Issuer conducts a customary public earnings call for such fiscal quarter.

Documents required to be delivered pursuant to Section 5.03(a) through Section 5.03(f) shall be deemed to have been delivered (a) if it maintains a customary website (such as Intralinks) on which the reports required by Section 5.03(a) through (f) are posted or (b) on the date the Issuer files such reports electronically with the SEC through EDGAR (or any successor system). Each Holder shall be solely responsible for timely accessing posted documents. If the delivery of any of the foregoing documents required under this Section 5.03 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

The Trustee shall have no duty to analyze reports delivered to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other person’s compliance with any of the covenants in this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates of the Issuer). The Trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other person’s compliance with any of the covenants described herein or to determine whether such reports, information or documents have been posted on any website or other online data system or filed with the SEC through EDGAR (or other applicable system) or to participate in any conference calls.

Section 5.04 Litigation and Other Notices. Furnish to the Trustee written notice of the following promptly (and, in any event, within five (5) Business Days or such later date as may be agreed by the Controlling Parties) of an Officer of the Issuer obtaining actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) any litigation or governmental proceeding pending against the Issuer or any of its Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that could, when taken either alone or together with all such other ERISA Events, reasonably be expected to have a Material Adverse Effect; and

(d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.05 Existence; Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise permitted under Sections 6.04 or 6.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations would not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations and Intellectual Property which are necessary and material to the conduct of its business (except where the failure to do so could not be reasonably expected to have a Material Adverse Effect); and comply with all applicable Requirements of Law and decrees and orders of any Governmental Authority applicable to it or to its business or property, except to the extent failure to comply therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 5.06 Insurance.

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including flood insurance with respect to each Flood Hazard Property in compliance with the Flood Insurance Laws. Any such insurance (excluding business interruption insurance) maintained in the United States shall name the Collateral Agent as mortgagee, additional insured or loss payee, as applicable, in a commercially reasonably manner.

(b) The Note Parties shall use commercially reasonable efforts to cause all such insurance (except flood insurance, which shall comply with the Flood Insurance Laws as set forth in Section 5.06(a)) with respect to the Note Parties and property constituting Collateral to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof (or if such cancellation is by reason of nonpayment of premium, at least ten (10) days’ prior written notice) (unless it is such insurer’s policy not to provide such a statement).

Section 5.07 Taxes. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default; provided, that, such payment and discharge shall not be required with respect to any such Tax so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Group Member shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP (or any other applicable accounting standard) or (b) the failure to pay would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.08 Employee Benefits.

(a) With respect to any Employee Benefit Plan, comply in all respects with the applicable provisions of ERISA, the Code and applicable foreign law except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and

(b) furnish to the Trustee (i) as soon as reasonably practicable after, and in any event within ten (10) days (or such later date as may be agreed to by the Controlling Parties) after any Officer of any Group Member knows that any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in liability of the Group Members which would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any property of any Group Member, a statement of a Responsible Officer of the Issuer setting forth details as to such ERISA Event and the action, if any, that the Group Members propose to take with respect thereto, and (ii) upon reasonable request by the Trustee (acting at the direction of the Controlling Parties), copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Members with the IRS with respect to each Plan; (B) the most recent actuarial valuation report for each Plan; (C) all notices received by any Group Member from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Plan that is sponsored, maintained or contributed to by a Group Member, as the Trustee (acting at the direction of the Controlling Parties) shall reasonably request.

Section 5.09 Maintaining Records; Access to Properties and Inspections. Maintain a system of accounting that enables Issuer to produce financial statements in accordance with GAAP. Each Group Member will permit any representatives designated by the Trustee (acting at the direction of the Controlling Parties) to visit during its regular business hours and with reasonable advance written notice thereof and inspect the financial records and the property of such Group Member at reasonable times up to one (1) time per calendar year (but without frequency limit during the continuance of an Event of Default) and to make extracts from and copies of such financial records, and permit any representatives designated by the Trustee (acting at the direction of the Controlling Parties) to discuss the affairs, finances, accounts and condition of any Group Member with the officers and employees thereof and advisors therefor (including independent accountants); provided, that, the Trustee shall give any Group Member an opportunity for its representatives to participate in any such discussions; provided, further, that, so long as no Event of Default has occurred and is then continuing, the Issuer shall not bear the cost of more than one such inspection per calendar year by the Trustee and Holders (or their respective representatives). Notwithstanding anything to the contrary in this Section 5.09, no Group Member will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes confidential Intellectual Property, including trade secrets or other confidential proprietary information, (b) in respect of which disclosure to the Trustee or any Holder (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement (not entered into in contemplation hereof), or (c) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.10 Use of Proceeds. Use the proceeds from the Initial Notes on the Closing Date to, directly or indirectly through one or more related transactions, finance (a) the Closing Date Refinancing, and (b) the payment of related fees, costs and expenses (including any upfront fees and original issue discount) related to the Transactions. Proceeds from any Additional Notes issued in accordance with the provisions of this Indenture may be used for working capital and general corporate purposes, including, without limitation, to finance Permitted Acquisitions and other Investments (including refinancing the existing Indebtedness of acquired businesses), Capital Expenditures, working capital and/or purchase price adjustments, Dividends and prepayments of, and other payments with respect to, Indebtedness (including, without limitation, Restricted Debt Payments), in each case permitted hereunder, for any other purposes not prohibited by this Indenture, and to pay related fees, costs and expenses in connection with any such transactions.

Section 5.11 Compliance with Environmental Laws; Environmental Reports.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) comply with all Environmental Laws and Environmental Permits applicable to each of its operations and Real Property; (b) obtain and renew all Environmental Permits applicable to each of its operations and owned Real Property and, to the extent any Group Member is required to obtain such Environmental Permits under the applicable lease or by Environmental Laws, leased Real Property; and (c) comply with all applicable orders of a Governmental Authority required of each of the Group Members by, and in accordance with, Environmental Laws; provided, that, no Group Member shall be required to comply with such orders to the extent that its obligation to do so is being contested in good faith and by proper proceedings.

Section 5.12 Additional Collateral; Additional Guarantors.

(a) Additional Security. Subject to the terms of the Security Documents and Section 5.17, with respect to any personal property acquired after the Closing Date by any Note Party that constitutes “Collateral” under any of the Security Documents or is intended to be subject to the Liens created by any Security Document but is not so subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations thereunder, within sixty (60) days after the acquisition thereof, or such longer period as the Controlling Parties may approve, (i) execute and deliver to the Trustee and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other New York law governed documents as are necessary (or as the Trustee or the Collateral Agent shall, acting at the direction of the Controlling Parties, reasonably request) to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien under applicable U.S. state and federal law on such Collateral subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable U.S. state and federal law, including the filing of financing statements and intellectual property security agreements in such U.S. jurisdictions as may be reasonably requested by the Trustee or the Collateral Agent (in each case, acting at the direction of the Controlling Parties). The Issuer and the other Note Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or its non-fiduciary agent or designee pursuant to any Intercreditor Agreement) such New York law governed documents as the Trustee or the Collateral Agent (in each case, acting at the direction of the Controlling Parties) shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired Collateral.

(b) Additional Subsidiaries. Subject to the terms of the Security Documents and Section 5.17, upon the formation or acquisition of, or the redesignation of an Unrestricted Subsidiary to, a Restricted Subsidiary that is a Wholly Owned Domestic Subsidiary (excluding any Excluded Subsidiary) after the Closing Date (other than a merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition, or otherwise merged out of existence or dissolved, within sixty (60) days of its formation (or such later date as permitted by the Controlling Parties in their sole discretion)) or upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, within sixty (60) days after such formation, acquisition, designation or cessation, or such longer period as the Controlling Parties may approve, the Issuer shall:

(i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Wholly Owned Restricted Subsidiary that constitute Collateral and that are “certificated securities” (as defined in Article 8 of the UCC), together with undated Equity Interest powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Wholly Owned Restricted Subsidiary to any Note Party required to be delivered pursuant to the Security Agreement or other applicable Security Document and not previously so delivered, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Note Party or Additional Guarantor, as applicable, and all other Collateral that is required to be delivered pursuant to the Security Agreements or other applicable Security Document and not previously so delivered; and

(ii) cause any such new Wholly Owned Restricted Subsidiary (except Excluded Subsidiaries), (A) to execute and deliver a supplemental indenture substantially in the form attached hereto as Exhibit F to become a Subsidiary Guarantor and a joinder agreement to the Security Agreement, and (B) to take all actions reasonably necessary to cause the Lien created on the Collateral (which shall exclude Excluded Property and be subject to the limitations set forth herein and the applicable Security Documents) by the applicable Security Documents to be duly perfected under U.S. federal and applicable state law to the extent required by such agreements in accordance with all applicable Requirements of Law, including the filing of financing statements and intellectual property security agreements in such U.S. jurisdictions as may be reasonably requested by the Trustee or the Collateral Agent (in each case, acting at the direction of the Controlling Parties); provided, that, (x) no pledge of Excluded Equity Interests shall be required, and (y) no perfection actions by “control” (except with respect to Equity Interests, certain debt instruments, and any account that is required to be subject to a control agreement pursuant to the ABL Documents), landlord waivers or collateral access agreements (except with respect to any location required to be subject to a landlord waiver or collateral access agreement pursuant to the ABL Documents) shall be required to be entered into.

(c) Real Property Collateral. Upon (i) the acquisition or lease by any Group Member of any Material Real Property, (ii) the formation or acquisition of, or the redesignation of an Unrestricted Subsidiary as, a Restricted Subsidiary and a Group Member, which Group Member owns or leases one or more Material Real Properties or (iii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, which Subsidiary is a Group Member that owns or leases one or more Material Real Properties, on or before the date that is sixty (60) days after the date on which the relevant event occurs (or such longer period as the Controlling Parties may reasonably agree), the Issuer shall cause such Group Member shall take all such actions and execute and deliver, or cause to be executed and delivered, all such applicable Mortgages covering, among other things, such interest in real property (provided, that, to the extent any property to be subject to a Mortgage is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar tax, if such tax will be owed on the entire amount of the indebtedness evidenced hereby, to the extent permitted by applicable law, the amount secured by the Mortgage shall be limited to the fair market value of the Material Real Property at the time the Mortgage is entered into if such limitation results in such tax being calculated based upon such fair market value), customary Mortgage Policies and endorsements thereto and to the extent available in the applicable jurisdiction at reasonable cost as determined by the Issuer based on readily available information, appraisals (solely to the extent required under FIRREA), Phase I environmental assessments (to the extent in possession of the Issuer), new surveys or existing surveys with no change affidavits, in each case sufficient for the title insurer to remove the standard survey exception and issue full survey coverage and the endorsements referenced above, “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determinations under Regulation H of the Federal Reserve Board (together with evidence of flood insurance for any Material Real Property that constitutes a Flood Hazard Property located in a flood hazard area to the extent required by the Flood Insurance Laws, and in accordance with Section 5.06(a) hereof), customary legal opinions, certificates and documentation that the Trustee (acting at the direction of the Controlling Parties) may reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected lien and security interest in such Material Real Property, with each of the foregoing documents in form reasonably satisfactory to the Collateral Agent.

Section 5.13 Security Interests; Further Assurances. Promptly upon reasonable request by the Trustee or the Collateral Agent (in each case, acting at the direction of the Controlling Parties) (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as are necessary (or as the Trustee or the Collateral Agent may, acting at the direction of the Controlling Parties may reasonably request) from time to time in order to carry out more effectively the purposes of this Indenture and the Security Documents; provided, that, notwithstanding anything else contained herein or in any other Note Document to the contrary, (i) the foregoing shall not apply to any Excluded Subsidiary or Property of any Excluded Subsidiary or any Excluded Property or any Excluded Equity Interests, (ii) any such documents and deliverables shall be governed by New York law and (iii) no perfection actions by “control” (except with respect to Equity Interests, certain debt instruments, and any account that is required to be subject to a control agreement pursuant to the ABL Documents) or landlord waivers, estoppels or collateral access letters shall be required to be entered into hereunder or under any other Note Document (except with respect to any location required to be subject to a landlord waiver or collateral access agreement pursuant to the ABL Documents). Notwithstanding the foregoing or anything else herein or in any other Note Document to the contrary, in no event shall (A) the assets of any CFC (including the Equity Interests of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than sixty-five percent (65%) of the Voting Stock of and one hundred percent (100%) of the Equity Interests that are not Voting Stock of any CFC Holding Company or CFC, in each case, owned directly by a Note Party be required to be pledged to secure the Obligations or (C) any Equity Interests of any Subsidiary directly or indirectly owned by any CFC be required to be pledged to secure the Obligations.

Section 5.14 Maintenance of Ratings. Use commercially reasonable efforts to at all times commencing on June 11, 2025 maintain a public or private rating (but not any specific rating) in respect of the Notes, and public corporate family ratings, from at least one of any of S&P, Moody’s or Fitch. The fees and expenses of any ratings agency and all other costs incurred in connection with obtaining, affirming or appealing a rating shall be borne exclusively by the Issuer.

Section 5.15 Compliance with Law. Comply with all Requirements of Law and all orders, writs, injunctions and decrees applicable to the Issuer or any of its respective Restricted Subsidiaries or to their business or property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Anti-Terrorism; Sanctions; Anti-Corruption.

(a) Comply (and cause each of their Subsidiaries to comply) in all material respects with all applicable Sanctions, anti-corruption laws and any applicable Requirement of Law relating to terrorism or money-laundering (“Anti-Terrorism Laws”).

(b) (i) Not redeem the Notes, or make any other payment to any Holder, using funds or properties of the Issuer or any of its respective Restricted Subsidiaries that are, to the knowledge of the Issuer, the property of any Person that is the subject or target of applicable Sanctions or that are beneficially owned, directly or indirectly, by any Person that is the subject or target of applicable Sanctions, in each case, that would cause a violation of Anti-Terrorism Laws or applicable Sanctions or any other applicable Requirement of Law by any Person and (ii) not permit any Person that is the subject of Sanctions to have, to the knowledge of the Issuer, any direct or indirect interest, in the Issuer or any of its respective Subsidiaries, with the result that the investment in the Issuer or any of its respective Subsidiaries (whether directly or indirectly) or the Notes purchased by the Holders would be in violation of any applicable Sanctions.

(c) Each Note Party will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures that are reasonably designed to ensure compliance by the Note Parties, its Subsidiaries and their respective directors, officers, employees and agents with the FCPA, other applicable anti-corruption laws and Sanctions.

Section 5.17 Post-Closing Deliveries. The Issuer hereby agrees to deliver, or cause to be delivered, to the Trustee, in form reasonably satisfactory to the Trustee, the items described on Schedule 5.17 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Trustee (acting at the direction of the Controlling Parties).

ARTICLE VI

NEGATIVE COVENANTS

Each of the Note Parties warrants, covenants and agrees that it will not, nor will permit any of its Restricted Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Indenture and the other Note Documents (but other than any Additional Notes), Note Refinancing Indebtedness, any Permitted Additional Debt and, in each case, any Permitted Refinancing thereof (including, without duplication, all premiums (if any), interest (including post-petition interest and payment in kind interest, accretion or amortization of original issue discount, fees, expenses and charges, in each case, with respect to Indebtedness permitted hereunder));

(b) (i) Indebtedness in existence on the Closing Date and, with respect to any such Indebtedness in excess of $2,500,000 in aggregate principal amount, set forth on Schedule 6.01(b) and (ii) Permitted Refinancings thereof;

(c) Indebtedness incurred under the ABL Documents as in effect on the date hereof (including any increase to the commitments thereunder after the Closing Date pursuant to Article III of the ABL Credit Agreement (as in effect on the Closing Date)) in an amount not to exceed $160,000,000, or Permitted Refinancing in respect thereof;

(d) additional Pari Passu Notes Lien Indebtedness in an aggregate principal amount (including any other then-outstanding Pari Passu Notes Lien Indebtedness (other than the Notes)) so long as (i) for the period commencing on the Closing Date and ending on the date that is March 12, 2026, (x) on a Pro Forma Basis immediately after giving effect to each such incurrence of any such Pari Passu Notes Lien Indebtedness and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the Total Net Leverage Ratio immediately prior to the incurrence of such Pari Passu Notes Lien Indebtedness and (y) the principal amount thereof, together with the principal amount of any Permitted Additional Debt, does not exceed the Specified Additional Debt Cap and (ii) thereafter, (x) on a Pro Forma Basis immediately after giving effect to each such incurrence of any such Pari Passu Notes Lien Indebtedness and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than 2.50:1.00 and (y) the principal amount thereof, together with the principal amount of any Permitted Additional Debt, does not exceed an amount equal to the unutilized portion of the Maximum Additional Debt Amount (it being understood and agreed that any Pari Passu Notes Lien Indebtedness incurred in reliance on clause (i) above shall not reduce the Maximum Additional Debt Amount);

(e) Indebtedness in respect of Purchase Money Obligations or Capital Lease Obligations, Indebtedness incurred in connection with financing Real Property (regardless of when initially acquired) and Indebtedness incurred in connection with Sale Leaseback Transactions, and any Permitted Refinancings of any of the foregoing, in an aggregate amount for all such Indebtedness under this clause (e) not to exceed, at any time outstanding, $75,000,000;

(f) Indebtedness in respect of (i) appeal bonds or similar instruments and (ii) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, pension guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits and self-insurance obligations, in each case listed under this clause (ii), in the ordinary course of business, and including guarantees or obligations of any Group Member with respect to letters of credit and bankers acceptances supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, pension guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits and self-insurance obligations (in each case other than for an obligation for money borrowed);

(g) (i) Contingent Obligations in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.01 (provided, that, if any such Indebtedness is subordinated (including as to lien or collateral priority) to the Obligations, such Contingent Obligation shall be subordinated on terms at least as favorable to the Holders) and (ii) Indebtedness constituting Investments permitted under Section 6.03);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(j) Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) subject to Section 6.03(f), intercompany Indebtedness owing (i) by and among the Note Parties, (ii) by Restricted Subsidiaries that are not Note Parties to Restricted Subsidiaries that are not Note Parties, (iii) by Restricted Subsidiaries that are not Note Parties to Note Parties, and (iv) by Note Parties to Subsidiaries that are not Note Parties; provided, that, Indebtedness under this clause (l)(iv) shall be unsecured and shall be subordinated to the Obligations pursuant to the terms of the Intercompany Note or other subordination terms approved by the Controlling Parties;

(m) unsecured Subordinated Indebtedness owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member in connection with the repurchase of Equity Interests of Issuer or any of its direct or indirect parent companies issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member not to exceed $5,000,000 for the most recently ended Test Period, in each case, at any time outstanding;

(n) Indebtedness arising as a direct result of judgments, orders, awards or decrees against the Issuer or any of its Restricted Subsidiaries, in each case not constituting an Event of Default;

(o) unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by any Group Member in good faith by appropriate proceedings and adequate reserves are being maintained by the Group Members in accordance with GAAP (or any other applicable accounting standard);

(p) Indebtedness assumed in connection with any Permitted Acquisition or other permitted Investment; provided, that, (A) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition or other such Investment, (ii) shall not be secured by any assets other than assets acquired in such Permitted Acquisition or other Investment and (iii) shall not be guaranteed by any Note Party (other than a person acquired in such Permitted Acquisition or any other person who merges with or that acquires the assets of such person in connection with the Permitted Acquisition) and (B) the Issuer shall be in pro forma compliance with the Financial Covenant set forth in Section 6.08(a);

(q) Indebtedness of Immaterial Subsidiaries in an aggregate principal amount not to exceed $1,500,000 for the most recently ended Test Period at any time outstanding;

(r) Indebtedness of Restricted Subsidiaries that are not Note Parties (but only to the extent non-recourse to the Note Parties) and any joint ventures, and any guarantees thereof by Restricted Subsidiaries that are not Note Parties, in aggregate principal amount not to exceed, when aggregated with the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Note Parties pursuant to Section 6.01(t) then outstanding, the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(s) the Specified Letters of Credit;

(t) Junior Secured Indebtedness and Unsecured Indebtedness, in each case incurred for any purpose (including to finance a Permitted Acquisition, other permitted Investment or, to the extent not constituting a Purchase Money Obligation or a Capital Lease Obligation, Capital Expenditures), and in each case subject to compliance with the Required Debt Terms; provided, that, on a Pro Forma Basis immediately after giving effect to each such incurrence and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith (but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Maximum Additional Debt Amount), the Total Net Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than 2.50 to 1.00; provided, that, the amount available pursuant to the immediately preceding proviso may, in each case, at the Issuer’s election in its sole discretion, be increased by an amount equal to any unutilized portion of the Maximum Additional Debt Amount; provided, that (x) to the extent the Maximum Additional Debt Amount is utilized to increase the amount available to the Issuer and its Restricted Subsidiaries pursuant to the immediately preceding proviso, any such amount utilized for such purpose shall reduce, dollar-for-dollar, the Maximum Additional Debt Amount and (y) the aggregate amount of such Indebtedness incurred pursuant to this clause (t) by Restricted Subsidiaries that are not Note Parties, when aggregated with the principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Note Parties pursuant to Section 6.01(r) then outstanding, shall not exceed the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently Test Period at any time outstanding;

(u) [reserved];

(v) Indebtedness in respect of the 2018 Secured Senior Notes, to the extent funds or Cash Equivalents or securities are on deposit in trust within three (3) Business Days of the Closing Date for the purpose of defeasing or satisfying and discharging such 2018 Secured Senior Notes in their entirety;

(w) additional Indebtedness or Disqualified Capital Stock of the Issuer and the Restricted Subsidiaries; provided, that, immediately after giving effect to any of incurrence of Indebtedness under this clause (w), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (w) shall not exceed $10,000,000;

(x) to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by Section 6.03(z);

(y) to the extent constituting any Indebtedness, any contingent liabilities arising in connection with any stock options;

(z) unsecured Indebtedness (i) incurred in connection with a Permitted Acquisition, any other Investment or any Asset Sale, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including Earn-Outs and any other contingent consideration obligations or deferred purchase price obligations or any Indebtedness incurred to finance such obligations) or other similar adjustments, in each case, to be made in cash, or (ii) outstanding at any time to the seller of any business or assets permitted to be acquired by the Issuer or any Restricted Subsidiary hereunder; provided, that, the aggregate principal amount of all such Indebtedness outstanding under this clause (z) at any time shall not exceed $37,500,000.

(aa) Indebtedness under Cash Management Agreements and other Indebtedness in respect of credit cards, purchasing cards, treasury management services and other netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements, in each case, to the extent incurred in the ordinary course of business;

(bb) Indebtedness representing deferred compensation or other similar arrangements incurred in the ordinary course of business or in connection with a Permitted Acquisition or a similar permitted Investment;

(cc) customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of Indebtedness permitted pursuant to this Section 6.01 and any Permitted Refinancing in respect thereof;

(dd) Indebtedness consisting of unsecured guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases of Subsidiary Guarantors;

(ee) Indebtedness in respect of premium financing arrangements (provided, that, the aggregate principal amount of such Indebtedness shall not exceed the annual premium amount and shall be secured only by the Liens described in Section 6.02(gg));

(ff) Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business; and

(gg) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(hh) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (gg) of this Section 6.01.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be prohibited by Section 6.01.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any assets, income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes not yet delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (or any other applicable accounting standard);

(b) Liens in respect of property of any Group Member imposed by Requirements of Law, (i) which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 6.01(f) and 6.01(h) which do not in the aggregate materially detract from the value of the property of the Group Members, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Group Members, taken as a whole, and which, if they secure obligations that are then more than thirty (30) days overdue and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) arising mandatorily on the assets of any Foreign Subsidiary as a result of a Requirement of Law;

(c) any Lien in existence on the Closing Date (to the extent in excess, individually, of $2,500,000) set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided, that, any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than the amount of such Indebtedness secured on the Closing Date or any Permitted Refinancing thereof and (ii) does not encumber any property in a material manner other than the property subject thereto on the Closing Date and any proceeds therefrom;

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or other irregularities with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of the Group Members at such Real Property or materially adversely affecting the value, use and occupancy thereof;

(e) Liens to the extent arising out of judgments, orders, attachments, decrees or awards not resulting in a Default or an Event of Default;

(f) Liens (i) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (ii) incurred to secure the performance of appeal bonds or incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs bonds and statutory bonds, bids, leases (including deposits with respect thereto), government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers which, in each case of subclause (i), (ii) and (iii) of this clause (f), do not in the aggregate materially detract from the value of the property of the Group Members, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Group Members, taken as a whole;

(g) Leases, subleases, licenses and sublicenses of any Property (other than Intellectual Property) of any Group Member granted by such Group Member to third parties, in each case entered into in the ordinary course of such Group Member’s business;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor, licensee or sublicensee under any lease, sublease, license or sublicense not prohibited by this Indenture or the other Security Documents;

(i) Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any real property;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(k) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided, that, any such Liens attach only to the property being financed pursuant to such Indebtedness (or the same property securing such Indebtedness immediately prior to any Permitted Refinancing thereof);

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(m) Liens on property or assets of a Person existing at the time such Person or asset is acquired or merged with or into or consolidated with any Group Member to the extent not prohibited hereunder (and not created in anticipation or contemplation thereof); provided, that, such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon or pursuant to an after-acquired property clause in the applicable security documents) and are no more favorable (as reasonably determined by the Issuer) to the lienholders than such existing Lien;

(n) (i) Liens granted pursuant to the Security Documents to secure the Obligations, (ii) any Liens securing (x) Permitted Additional Debt, Permitted Pari Passu Refinancing Debt and Permitted Junior Refinancing Debt (in each case, to the extent permitted pursuant to the terms of such definition and incurred pursuant to Section 6.01(a)) and (y) Pari Passu Notes Lien Indebtedness (to the extent permitted pursuant to the terms of such definition and incurred pursuant to Section 6.01(d)) ; provided, in each case, that, such Liens are subject to any subordination or intercreditor requirements set forth in the applicable definitions referenced above in this Section 6.02(n), and (iii) Liens securing the ABL Obligations (including any increase to the commitments thereunder after the Closing Date pursuant to Section 3.4 of the ABL Credit Agreement (as in effect on the date hereof)) or any Permitted Refinancings in respect any thereof to the extent such Indebtedness is incurred and outstanding pursuant to, and in compliance with, Section 6.01(c) and such Liens are (x) if on Notes Priority Collateral, subordinated to the Liens securing the Obligations in accordance with, and subject to, the terms of the ABL/Note Intercreditor Agreement, and (y) if on ABL Priority Collateral, subject to the ABL/Note Intercreditor Agreement;

(o) licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or not interfering in any material respect with the ordinary conduct of business of the Group Members;

(p) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens securing reimbursement obligations in an aggregate amount not exceeding $5,000,000 with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(r) Liens (other than on Collateral) securing Hedging Obligations in an aggregate amount not exceeding $5,000,000 entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(s) Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 6.03 (other than Section 6.03(j));

(t) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(u) Liens granted by a Restricted Subsidiary (i) that is not a Note Party in favor of any other Restricted Subsidiary in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such other Restricted Subsidiary or (ii) in favor of any Note Party;

(v) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 6.01(k);

(w) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens of any Group Member with respect to Indebtedness and other obligations that do not in the aggregate exceed the sum of (i) greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period and (ii) any accrued interest thereon and any interest paid in kind on any Indebtedness or other obligations described in clause (i) above; provided, in each case, that, any such Lien on assets constituting Collateral (other than Liens with respect to Purchase Money Obligations or Capital Lease Obligations) shall be junior in priority to the Liens on the Collateral securing the Obligations;

(y) Liens on assets or property of Restricted Subsidiaries that are not Note Parties (including joint ventures) securing Indebtedness and other obligations of such Restricted Subsidiary that is not a Note Party permitted to be incurred pursuant to Section 6.01 (so long as such Liens do not extend to the assets of any Note Parties);

(z) Liens in respect of cash collateral securing Indebtedness incurred pursuant to Section 6.01(s);

(aa) Liens securing Indebtedness incurred pursuant to Section 6.01(p) (so long as such Liens secure only the same assets (and any after acquired assets pursuant to any after-acquired property clause in the applicable security documents) and the same Indebtedness that such Liens secured, immediately prior to the assumption of such Indebtedness, and so long as such Liens were not created in contemplation of such assumption) and Section 6.01(t) (to the extent permitted to be secured, and on the lien priorities described, by the terms thereof);

(bb) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.03 to be applied against the purchase price for such Investment;

(cc) Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Issuer or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(dd) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, solely to the extent such disposition would be permitted pursuant to the terms hereof;

(ee) Liens on any assets not constituting Collateral in an aggregate amount not to exceed the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period;

(ff) Liens (i) securing the 2018 Secured Senior Notes; provided that funds or Cash Equivalents or securities are on deposit in trust within three (3) Business Days of the Closing Date for the purpose of defeasing or satisfying and discharging such 2018 Secured Senior Notes and (ii) Liens securing such funds or Cash Equivalents or securities as are on deposit described in subclause (i) of this clause (ff);

(gg) Liens securing insurance premium financing arrangements; provided, that, such Liens only encumber insurance premiums, policies or dividends with respect to the policies that were financed with the funds advanced under such arrangements; and

(hh) Liens arising from precautionary UCC or non-U.S. equivalent financing statements, to the extent applicable, entered into in connection with any transaction otherwise permitted under this Indenture.

Section 6.03 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other securities of, or make any capital contribution to, or acquire assets constituting all or a material portion of the assets of, or acquire assets constituting a line of business, business unit or division of, any other Person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Group Members may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) (i) Investments outstanding, contemplated or made pursuant to binding commitments in effect on the Closing Date and (to the extent in excess, individually, of $2,500,000) identified on Schedule 6.03(b) and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment described in clause (i) above; provided, that, the amount of any Investment permitted pursuant to this clause (ii) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.03;

(c) the Group Members may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, and other cash equivalent Investments, (iii) endorse negotiable instruments held for collection or deposit in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted by Section 6.01(d) or otherwise in connection with non-speculative Hedging Agreements or similar arrangements (including in connection with the terminations or unwinding thereof);

(e) loans and advances (i) to directors, employees and officers of any Group Member in the ordinary course of business, or otherwise for bona fide business purposes in an aggregate amount not to exceed the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period at any time outstanding and (ii) to directors, employees and officers of any Group Member (whether or not currently serving as such) to purchase Equity Interests of Issuer or any of its direct or indirect parent companies (provided, that, in the case of this clause (ii), any such amount loaned or advanced is simultaneously used to purchase such Equity Interests; to the extent paid in cash, such amounts shall be contributed to a Note Party; and such loans shall not exceed in the aggregate, in any fiscal year of Issuer, greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period, provided, further, that, such amount may be increased, by up to an aggregate amount equal to (A) the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period, solely to the extent unutilized in the immediately preceding fiscal year and (B) the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period for the most recently ended Test Period solely to the extent that any additional amount utilized pursuant to this clause (B) shall reduce the amount of Investments permitted pursuant to this Section 6.03(e) in the subsequent fiscal year on a dollar-for-dollar basis);

(f) Investments (i) by any Group Member in a Note Party, (ii) by any Group Member that is not a Note Party in any other Group Member and (iii) by any Note Party in any Restricted Subsidiary that is not a Note Party; provided, that, the amount of Investments pursuant to clause (iii) of this Section 6.03(f) shall not exceed the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period; provided, further, that, investments in Restricted Subsidiaries that are not Note Parties may be made pursuant to Section 6.03(i) hereof and shall not reduce availability hereunder, so long as the non-Guarantor Investment basket for Permitted Acquisitions contained in the definition thereof is charged (without double counting) for the full amount of such Investment by operation of the acquisition of a non-Guarantor with the proceeds of such Investment;

(g) Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments held by any Group Member as a result of consideration received in connection with an Asset Sale or other disposition made in compliance with Section 6.05 (other than Section 6.05(e));

(i) Permitted Acquisitions and Investments by any Group Member in any other Group Member that is not a Note Party in order to consummate such Permitted Acquisitions;

(j) pledges and deposits permitted under Section 6.02;

(k) loans that could otherwise be made as a distribution permitted under Section 6.06 (with a commensurate dollar-for-dollar reduction of their ability to make additional distributions under such Section 6.06, for so long as such loan remains outstanding);

(l) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(m) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with any Group Member (including in connection with a Permitted Acquisition), so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger; provided that this clause (m) is intended solely to grandfather such Investments as are indirectly acquired as a result of an acquisition of a Person otherwise permitted hereunder and any consideration paid in connection with such acquisition that may be allocable to such Investments that consist of Restricted Subsidiaries that are not Note Parties must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such acquisition hereunder;

(n) Contingent Obligations and other Indebtedness permitted by Section 6.01 (other than Section 6.01(g)(ii) and 6.01(l)), performance guarantees, and transactions permitted under Section 6.04 (other than Section 6.04(b));

(o) redemptions, repurchases or acquisitions of Indebtedness of any Group Member to the extent not prohibited by Section 6.09;

(p) (i) Investments in deposit and investment accounts (including, for the avoidance of doubt, eurocurrency investment accounts) opened in the ordinary course of business with financial institutions and (ii) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(q) unsecured intercompany advances by any Group Member to Issuer for purposes and in amounts that would otherwise be permitted to be made as Dividends to Issuer pursuant to Section 6.06;

(r) Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from Casualty Events to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid;

(s) Investments in Unrestricted Subsidiaries; provided, that, the aggregate amount of such Investments outstanding at any time under this clause (s), clause (w) and clause (ff) of this Section 6.03 shall not exceed $10,000,000;

(t) purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(u) (i) leases and subleases of real or personal property and (ii) licenses and sublicenses of Intellectual Property permitted under Section 6.02(o) and other personal property in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Issuer after the Closing Date, which are contributed as cash common equity to the Issuer and Not Otherwise Applied;

(w) Investments in joint ventures of any Group Member; provided, that, the aggregate amount of such Investments outstanding at any time under clause (s), this clause (w) and clause (ff) of this Section 6.03 shall not exceed $10,000,000;

(x) Investments in an aggregate amount not to exceed the Cumulative Amount; provided, that, (i) no Event of Default shall have occurred and be continuing at the time of the making of such Investment or would immediately result therefrom, (ii) on a Pro Forma Basis, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 2.00 to 1.00, and (iii) any Limited Condition Acquisition remains subject to the terms of Section 1.06 hereof;

(y) other Investments in an aggregate amount at any time not to exceed $10,000,000, plus the aggregate total of all other amounts available as a Restricted Debt Payment under Section 6.09(a)(viii), which the Issuer may elect to re-allocate to the making of Investments pursuant to this Section 6.03(y);

(z) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (i) in the ordinary course of business and consistent with the Group Members’ historical practices and (ii) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost-sharing payment;

(aa) advances of payroll payments to employees in the ordinary course of business;

(bb) [reserved];

(cc) Investments in the ordinary course of business (i) consisting of customary trade arrangements with customers consistent with past practices and (ii) in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(dd) repurchases of or other Investments in the 2018 Secured Senior Notes;

(ee) Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents; and

(ff) Investments in similar businesses; provided, that, the aggregate amount of such Investments outstanding at any time under this clause (ff), clause (s) and clause (w) of this Section 6.03 shall in an aggregate amount outstanding at any time not to exceed $10,000,000.

The amount of any Investment shall be the initial amount of such Investment less all returns of principal, capital, Dividends and other cash returns therefrom (including, without limitation, any repayments, interest, returns, profits, distributions, income or similar amounts received in cash in respect of any Investment in any Unrestricted Subsidiary and the designation thereof) and less all liabilities expressly assumed by another person in connection with the sale of such Investment; provided, that, any reduction in the initial amount of such Investment (including upon the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) shall be without duplication of any increase in the Cumulative Amount. Notwithstanding anything to the contrary set forth in this Indenture, (i) no Investments shall be made in, and no Subsidiaries shall be designated as, Unrestricted Subsidiaries pursuant to this Section 6.03 except pursuant to Section 6.03(s) and (ii) no Restricted Subsidiary that is not a Note Party may own or hold, and none of the Issuer or any of the Restricted Subsidiaries may transfer (including by granting an exclusive license), sell, dispose or contribute to any such Restricted Subsidiary, any asset that is material to the business of the Issuer and its Subsidiaries taken as a whole.

Section 6.04 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs, consummate a merger or consolidation or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that the following shall be permitted:

(a) Asset Sales or other dispositions in compliance with Section 6.05 (other than Section 6.05(d));

(b) Investments permitted pursuant to Section 6.03 (other than Section 6.03(n));

(c) (i) any Group Member (other than the Issuer) may merge or consolidate with or into the Issuer or any Subsidiary Guarantor (as long as the Issuer is the surviving person in the case of any merger or consolidation involving the Issuer, and such Subsidiary Guarantor is the surviving person in the case of any merger or consolidation involving such Subsidiary Guarantor (other than mergers or consolidations involving the Issuer)) and (ii) any Restricted Subsidiary (other than the Issuer) that is not a Guarantor may merge or consolidate with or into any other Restricted Subsidiary (other than the Issuer) that is not a Guarantor;

(d) a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition; and

(e) any Restricted Subsidiary of the Issuer may dissolve, liquidate or wind up its affairs at any time; provided, that, such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect.

Section 6.05 Asset Sales. Sell, lease, assign, transfer or otherwise dispose of any property, except that the following shall be permitted:

(a) (i) sales, transfers, leases, subleases and other dispositions of inventory in the ordinary course of business, property no longer used or useful in the business or worn out, or obsolete, uneconomical, negligible or surplus property by any Group Member in the ordinary course of business, (ii) the abandonment, allowance to lapse or other disposition of Intellectual Property that is, in the reasonable business judgment of the Issuer, immaterial or no longer economically practicable to maintain or (iii) sales, transfers, leases, subleases and other dispositions of property by any Group Member (including Intellectual Property) that is, in the reasonable business judgment of the Issuer, immaterial or no longer used or useful in the business;

(b) so long as no Event of Default shall have occurred and be continuing at the time of the making of such sale, lease, assignment, transfer or disposition or would immediately result therefrom, any sale, lease, assignment, transfer or disposition (other than a sale of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries); provided, that, (i) such sale, lease, assignment, transfer or disposition shall be for fair market value (as determined by the Issuer in good faith) and (ii) at least seventy-five percent (75%) of the purchase price for all property subject to such sale, lease, assignment, transfer or disposition shall be paid in cash or Cash Equivalents (with assumed liabilities treated as cash and other Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding at any time does not exceed $10,000,000 for the most recently ended Test Period in the aggregate, and provided, that, the amount of the proceeds of any portion of any such disposition that would be permitted under Section 6.05(n) shall be excluded from the numerator and denominator of such calculation);

(c) (i) leases, assignments and subleases of real or personal property in the ordinary course of business and (ii) licenses and sublicenses of Intellectual Property otherwise permitted under Section 6.02;

(d) transactions in compliance with Section 6.04 (other than Section 6.04(a));

(e) Investments in compliance with Section 6.03 (other than Section 6.03(h)), Liens in compliance with Section 6.02, Dividends in compliance with Section 6.06 and Restricted Debt Payments in compliance with Section 6.09;

(f) sales of any non-core assets (i) acquired in connection with any Permitted Acquisitions or other Investments in compliance with Section 6.03 (other than Section 6.03(h)), or (ii) to obtain the approval of an anti-trust authority to a Permitted Acquisition or other permitted Investment;

(g) sales, discounts or forgiveness of customer delinquent notes or accounts receivable in the ordinary course of business or in connection with the settlement, collection or compromise thereof;

(h) use of cash and dispositions of Cash Equivalents in the ordinary course of business;

(i) sales, transfers, leases and other dispositions of assets of the Issuer and its Restricted Subsidiaries that do not constitute Collateral (including, for the avoidance of doubt, the Equity Interests of Unrestricted Subsidiaries and joint ventures) to the extent the fair market value of such assets does not exceed the greater of $10,000,000 in the aggregate during the term of this Indenture;

(j) sales, transfers, leases and other dispositions (i) to the Issuer or to any other Note Party or (ii) to any Restricted Subsidiary that is not a Note Party from another Restricted Subsidiary that is not a Note Party;

(k) sales, transfers, leases and other dispositions of property to the extent required by any Governmental Authority or otherwise pursuant to any Requirements of Law;

(l) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.03(h) or another asset received as consideration for the disposition of any asset permitted by this Section;

(m) sales or dispositions of immaterial Equity Interests to qualify directors where required by applicable Requirements of Law or to satisfy other similar Requirements of Law with respect to the ownership of Equity Interests;

(n) any concurrent purchase and sale or exchange of any asset used or useful in the business of the Issuer and the Restricted Subsidiaries or in any line of business permitted hereunder, or any combination of any such assets and cash or Cash Equivalents, between the Issuer or a Restricted Subsidiary on one hand and another person in the other;

(o) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(p) the sale or disposition of Unrestricted Subsidiaries;

(q) dispositions of equipment lost, abandoned or destroyed in the ordinary course of business;

(r) other sales or dispositions in an amount not to exceed the greater of $15,000,000 and twenty percent (20%) of Consolidated EBITDA for the most recently ended Test Period per transaction (or series of related transactions);

(s) (i) any Motor Vehicle Sale and Leaseback Transaction which does not cause the total aggregate liability under all Motor Vehicle Sale and Leaseback Transactions permitted under this subclause (i) to exceed $20,000,000 at any time and (ii) any other Sale Leaseback Transaction which satisfies each of the following requirements: such Sale Leaseback Transaction is for the sale or transfer of any fixed or capital assets which are made for cash consideration in an amount not less than the fair value of such fixed or capital asset and which is consummated within ninety (90) days after such Note Party acquires or completes the construction of such fixed or capital asset and (y) such Sale Leaseback Transaction does not cause the total aggregate liability under all Sale Leaseback Transactions permitted under this subclause (ii) to exceed $10,000,000 at any time;

(t) surrender or waiver of contractual rights and settlements, releases or waivers of contractual or litigation claims in the ordinary course of business; and

(u) any disposition, unwinding or termination of Hedging Agreements or transactions contemplated thereby.

To the extent the Controlling Parties or all of the Holders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Note Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and the Issuer shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel to the effect that sale of Collateral complies with this Indenture and the other Note Documents and that all covenants and conditions precedent to the e sale of such Collateral have been satisfied. Notwithstanding anything to the contrary set forth in this Indenture, no Restricted Subsidiary that is not a Note Party may own or hold, and none of the Issuer or any of the Restricted Subsidiaries may transfer (including by granting an exclusive license), sell, dispose or contribute to any such Restricted Subsidiary, any asset that is material to the business of the Issuer and its Subsidiaries taken as a whole.

Section 6.06 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Group Member, except that the following shall be permitted (subject to the provisos in each of subclause (l) of Section 6.01 and subclause (q) of Section 6.03):

(a) Dividends by any Group Member (i) to the Issuer or any Subsidiary Guarantor, (ii) to any Restricted Subsidiary of the Issuer that is not a Guarantor; provided, that, any such Dividend under this clause (ii) is either (A) paid only in Equity Interests of such Group Member (other than Disqualified Capital Stock) or (B) if paid in cash, is paid to all equityholders on a pro rata basis, and (iii) to Issuer paid only in Equity Interests in kind;

(b) so long as no Event of Default under Section 8.01(a), (b), (g) or (h) has occurred and is continuing or would immediately result therefrom, payments to Issuer (and/or (without duplication) any direct or indirect parent company) to permit Issuer (or any such direct or indirect parent company) to repurchase or redeem Qualified Capital Stock of Issuer (or any direct or indirect parent company) held by current or former officers, directors or employees (or their transferees, spouses, ex-spouses, heirs, family members, estates or beneficiaries under their estates) of any Group Member (including, without limitation, upon their death, disability, retirement, severance or termination of employment or service) or to make payments on Indebtedness issued to buy such Qualified Capital Stock, including, without limitation, upon their death, disability, retirement, severance or termination of employment or service; provided, that, the aggregate cash consideration (for the avoidance of doubt excluding cancellation of Indebtedness owed by such person) paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (i) the greater of $5,000,000 and ten percent (10%) of Consolidated EBITDA for the most recently ended Test Period; provided, that, such amount may be increased by (x) up to $5,000,000 or, if greater, ten percent (10%) of Consolidated EBITDA, solely to the extent the amount available under this clause (i) was not utilized in the immediately preceding fiscal year or (y) by up to $5,000,000 or, if greater, ten percent (10%) of Consolidated EBITDA solely to the extent that any such additional amount utilized pursuant to this subclause (y) shall reduce the amount of Dividends permitted pursuant to this Section 6.06(b)(i) in the subsequent fiscal year on a dollar-for-dollar basis, plus (ii) the net cash proceeds of any “key-man” life insurance policies of any Group Member that are used to repurchase or redeem Qualified Capital Stock of Issuer (or any direct or indirect parent company) held by the Person covered by the applicable “key-man” life insurance policy or such Person’s spouse, ex-spouse, estate or beneficiaries under the estate of the Person covered by the applicable “key-man” life insurance policy or to make payments on Indebtedness issued to buy such Qualified Capital Stock upon such Person’s death or disability; provided, further, that, during an Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) any payments described in this Section 6.06 (b) may accrue and shall be permitted to be paid upon such Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) no longer existing so long as no other Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) is continuing at such time;

(c) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof and repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding Taxes in connection with any exercise or exchange of stock options, warrants or other similar rights;

(d) Dividends made solely in Equity Interests of Issuer (other than Disqualified Capital Stock);

(e) Dividends to finance payments for reasonable director fees and reasonable and documented director indemnities and expenses (which for the avoidance of doubt, may be paid as a Dividend);

(f) Dividends to the extent that payment for such Dividends is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Issuer after the Closing Date, which are Not Otherwise Applied;

(g) distributions for (i) administrative, overhead and related expenses (including franchise and similar taxes required to maintain corporate existence and other legal, accounting and other overhead expenses) of Issuer or any direct or indirect parent of Issuer to the extent directly attributable to the operations or ownership of the Issuer and its Restricted Subsidiaries, and (ii) Public Company Costs;

(h) so long as no Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) shall have occurred and be continuing or would immediately result therefrom, distributions to any of Issuer’s direct or indirect equity holders of any working capital adjustment or any other purchase price adjustment received in connection with any Permitted Acquisition or any other Investment permitted under Section 6.03; provided, that, with respect to any Permitted Acquisition or other Investment, the amount of such distribution shall be limited to the Equity Funded Portion thereof;

(i) Dividends by any Group Member to any direct or indirect holder of any Equity Interests in the Issuer to finance any Permitted Acquisition, or Investment permitted to be made pursuant to Section 6.03; provided, that, (A) such Dividend shall be made substantially concurrently with the closing of such Permitted Acquisition, or Investment and (B) Issuer or such other Issuer shall, immediately following the closing thereof, cause (1) all property so acquired (whether assets or Equity Interests) or all property of all Person so acquired to be held by or contributed to the Issuer or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 6.04) of the Person formed or acquired into the Issuer or any other Restricted Subsidiary in order to consummate such Permitted Acquisition;

(j) [reserved];

(k) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, unlimited additional Dividends; provided, that, on a Pro Forma Basis, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 1.00 to 1.00;

(l) [reserved];

(m) Dividends and distributions among Note Parties in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to Section 6.03(z); and

(n) Issuer, the Issuer or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; and

(o) Dividends and distributions made with the Cumulative Amount; provided that (A) no Event of Default shall have occurred and be continuing at the time of the making of such Dividend or would immediately result therefrom, and (B) on a Pro Forma Basis, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 1.50 to 1.00.

Section 6.07 Transactions with Affiliates. Except as otherwise permitted hereunder, enter into, directly or indirectly, any transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) in excess of the greater of $5,000,000 and five percent (5%) of Consolidated EBITDA for the most recently ended Test Period, whether or not in the ordinary course of business, with any Affiliate of any Group Member (other than among the Issuer and any Guarantor or any entity that becomes a Subsidiary Guarantor as a result of such transactions), other than on terms and conditions at least as favorable to such Group Member (or, in the case of a transaction between a Note Party and a Subsidiary that is not a Note Party, such Note Party) as would reasonably be obtained by such Group Member at that time in a comparable arm’s-length transaction with a person other than an Affiliate (as reasonably determined by the Issuer):

(a) (i) Dividends permitted by Section 6.06, (ii) Liens granted pursuant to Section 6.02, (iii) Investments permitted by Section 6.03 and Indebtedness resulting therefrom permitted under Section 6.01, (iv) transactions permitted by Section 6.04, (v) dispositions permitted under Section 6.05 and (vi) payments of Indebtedness permitted under Section 6.09;

(b) director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification arrangements and severance agreements;

(c) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Note Documents;

(d) [reserved];

(e) any transaction with an Affiliate where the only consideration paid by any Note Party is Qualified Capital Stock of Issuer (or Equity Interests of a direct or indirect parent company of Issuer);

(f) agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of or the value of such Intellectual Property to such Group Member or materially impairing the security interest granted under the Security Agreement therein held by the Collateral Agent;

(g) any other agreement, arrangement or transaction as in effect on the Closing Date and listed on Schedule 6.07, and any amendment or modification with respect to such agreement, arrangement or transaction, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of the Holders;

(h) the Transactions as contemplated by the Transaction Documents, including the payment of any fees, costs or expenses related to such Transactions;

(i) transactions among Issuer and/or any of its Restricted Subsidiaries that are permitted hereunder; and

(j) transactions pursuant to transfer pricing or shared services agreements, advances with respect to which are permitted by Section 6.03(z).

Section 6.08 Financial Covenants.

(a) Total Net Leverage Ratio. Except with the written consent of the Controlling Parties, permit the Total Net Leverage Ratio as of the last day of and for any Test Period (commencing, for the avoidance of doubt, with the Test Period ending March 31, 2025) to be greater than the Total Net Leverage Ratio set forth below opposite such Test Period:

Test Period Ending	Total Net Leverage Ratio
March 31, 2025 through and including December 31, 2025	4.50:1.00
March 31, 2026 through and including December 31, 2026	4.00:1.00
March 31, 2027 through and including December 31, 2027	3.50:1.00
March 31, 2028 through and including December 31, 2028	3.00:1.00
March 31, 2029, and thereafter	2.50:1.00

(b) Net Capital Expenditures. Make Net Capital Expenditures in any Test Period costing in excess of the greater of (x) $65,000,000 in the aggregate during any Test Period or (y) seven percent (7%) of revenues during such Test Period; provided, that, such amounts shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction as if it occurred on the first day of the reference period; provided, further, that, for purposes of testing compliance with this Section 6.08(b), as of the last day of (x) the first full fiscal quarter ending after the Closing Date, Net Capital Expenditures shall be the amount of Net Capital Expenditures for such fiscal quarter then-ended multiplied by 4, (y) the second full fiscal quarter ending after the Closing Date, Net Capital Expenditures shall be the amount of Net Capital Expenditures for the two fiscal quarters then-ended multiplied by 2 and (z) the third full fiscal quarter ending after the Closing Date, Net Capital Expenditures shall be the amount of Net Capital Expenditures for the three fiscal quarters then-ended multiplied by 4/3.

Section 6.09 Prepayments of Certain Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

(a) Directly or indirectly make any voluntary or optional payment or prepayment of, or repurchase, redemption or acquisition for value of, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, Junior Secured Indebtedness and Unsecured Indebtedness outstanding under the documents evidencing any such Indebtedness that is, in each case, in excess of $5,000,000 in the aggregate (each, a “Restricted Debt Payment”) except (i) to the extent not prohibited by any applicable Intercreditor Agreement or any subordination terms applicable to any such Subordinated Indebtedness, Junior Secured Indebtedness or Unsecured Indebtedness (including pursuant to a Permitted Refinancing) with the Cumulative Amount; provided, that, (A) no Event of Default shall have occurred and be continuing at the time of the making of such Restricted Debt Payment or would immediately result therefrom, and (B) on a Pro Forma Basis, the Total Net Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 1.50 to 1.00, (ii) in connection with any Permitted Refinancing thereof or to the extent made with the proceeds of Qualified Capital Stock of Issuer that are Not Otherwise Applied; provided, that, in the case of any refinancing of Permitted Junior Refinancing Debt or other Indebtedness subject to any applicable Intercreditor Agreement, such refinancing must be permitted by such Intercreditor Agreement or, if applicable, the other customary subordination documentation related to such

Permitted Junior Refinancing Debt or such other Indebtedness, (iii) prepaying, redeeming, purchasing, defeasing or otherwise satisfying prior to the scheduled maturity thereof (or setting apart any property for such purpose) (A) in the case of any Group Member that is not a Note Party, any Indebtedness owing by such Group Member to any other Group Member, (B) otherwise, any Indebtedness owing to any Note Party and (C) so long as no Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) is continuing or would immediately result therefrom, any mandatory prepayments of Indebtedness incurred under clauses (b) and (e) of Section 6.01 and any Permitted Refinancing thereof, (iv) making regularly scheduled or otherwise required payments of interest and mandatory prepayments in respect of such Subordinated Indebtedness, Junior Secured Indebtedness or Unsecured Indebtedness (and any Permitted Refinancing of any of the foregoing) and payments of fees, expenses and indemnification obligations thereunder, (v) to the extent that such payment is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer which are Not Otherwise Applied, (vi) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of Issuer, (vii) if applicable, any AHYDO Catch-Up Payments with respect thereto, (viii) making prepayments, redemptions, purchases, defeasance or other satisfaction of Indebtedness in an amount not to exceed $20,000,000 less the aggregate amount re-allocated to Section 6.03(y) by the Issuer pursuant to Section 6.03(y), (ix) making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness, so long as no Event of Default has occurred and is continuing and the Total Net Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 1.00 to 1.00, (x) the defeasance or satisfaction and discharge the 2018 Secured Senior Notes in their entirety on the Closing Date, (xi) in connection with the refinancing of any Indebtedness acquired in connection with a Permitted Acquisition or similar Investment to the extent such Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar Investment, and (xii) any payments of intercompany obligations permitted under subordination terms approved by the Trustee pursuant to Section 6.01(l) hereunder;

(b) amend, modify or change any term or condition of documents evidencing Subordinated Indebtedness, Junior Secured Indebtedness or Unsecured Indebtedness in violation of an Intercreditor Agreement or applicable documents governing such Indebtedness without the consent of the Controlling Parties (not to be unreasonably withheld, conditioned, or delayed); and

(c) to the extent that its shares are secured in favor of the Secured Parties pursuant to any Security Agreement, terminate, amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes or such new agreements which are not materially adverse to the interests of the Holders.

Section 6.10 No Further Negative Pledge; Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which (a) prohibits or limits the ability of any Note Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation or (b) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Note Party from paying dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to guarantee Indebtedness of any Restricted Subsidiary, in each case, except the following: (i) this Indenture and the other Note Documents, and any documents governing any Additional Notes, any Permitted Additional Debt, any Indebtedness incurred pursuant to Section 6.01(t) or 6.01(w) or, in each case, any Notes Refinancing Indebtedness or Permitted Refinancing in respect thereof; provided, that, such Additional Notes, Permitted Additional Debt, Notes Refinancing Indebtedness, and other Indebtedness are no more materially restrictive with respect to such prohibitions, restrictions and conditions than the applicable terms of this Indenture; (ii) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (iii) the ABL Documents; (iv) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Note Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Note Party to secure the Obligations; (v) customary covenants and restrictions in any indenture, agreement, document, instrument or other arrangement relating to non-material assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition); (vi) customary restrictions on cash or other deposits; (vii) net worth provisions in leases and other agreements entered into by a Group Member in the ordinary course of business; (viii) contractual encumbrances or restrictions existing on the Closing Date and identified on Schedule 6.10; and (ix) any prohibition or limitation that (A) exists pursuant to applicable Requirements of Law, (B) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05, stock sale agreement, joint venture agreement, sale/leaseback agreement, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation) entered into by a Note Party or any Restricted Subsidiary solely to the extent pending the consummation of such transaction, which covenant or restriction is limited to the assets that are the subject of such agreements, (C) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of a Note Party or a Restricted Subsidiary, or (D) is imposed by any amendments or refinancings that are otherwise permitted by the Note Documents of the contracts, instruments or obligations referred to in immediately preceding clauses (i) through (ix) of this Section 6.10; provided, that, such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.11 Nature of Business. The Issuer and its Restricted Subsidiaries will not engage in any material line of business substantially different from the lines of business conducted by the Issuer and its Restricted Subsidiaries on the Closing Date or any business reasonably related, similar, corollary, complementary, incidental or ancillary thereto.

Section 6.12 Fiscal Year. Change its fiscal year end date to a date other than December 31, other than with prior written notice to the Trustee.

Section 6.13 Hedging Obligations. None of the Note Parties will, nor will they permit any of their Restricted Subsidiaries to, incur, create, or permit to exist any Hedging Obligations, other than Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices not entered into for speculative purposes.

ARTICLE VII

GUARANTEE

Section 7.01 Guarantees.

(a) For value received, each Guarantor, fully and unconditionally, jointly and severally with each other Guarantor and each other Person which may become a Guarantor hereunder, guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest, if any, on the Notes shall be paid in full when due, whether at stated maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its stated maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This clause (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This clause (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VIII for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VIII, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.

Section 7.02 Execution and Delivery of Guarantee.

(a) To evidence its Guarantee set forth in Section 7.01, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit F shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual, electronic or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 7.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds such or any office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

(b) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 7.03 Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.04 Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act

or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee and the related security granted as Collateral therefor (other than a company that is a direct or indirect parent of the Issuer) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the ABL Credit Agreement) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or the related security granted as Collateral therefor, result in the obligations of such Guarantor under its Guarantee or the related security granted as Collateral therefor constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

Section 7.05 Releases. A Guarantor shall be automatically released from its Obligations under its Guarantee and this Indenture (without the need for any action by any party) upon:

(a)

(i) any sale or other disposition of all or substantially all of the assets of such Guarantor (by merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate Section 6.06 of this Indenture;

(ii) any sale, exchange or transfer (by merger, consolidation or otherwise) of all or a portion of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer does not violate Section 6.06 of this Indenture;

(iii) the proper designation of such Guarantor by the Issuer as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(iv) [reserved];

(v) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 11.02 or Section 11.03 or if its Obligations under this Indenture are discharged in accordance with Section 11.08; or

(vi) liquidation or dissolution of such Guarantor; provided no Default or Event of Default has occurred and is continuing; and

(b) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture relating to the release of such Guarantor’s Guarantee have been complied with.

(c) Upon the release of any Guarantee in accordance with this Indenture, the Trustee shall execute any documents reasonably requested in order to evidence the release of the Guarantor from its obligations under its Guarantee.

Section 7.06 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. For so long as this Indenture remains outstanding, upon the occurrence and during the continuance of any of the following events (each an “Event of Default”):

(a) default shall be made in the payment of any principal of any Notes (including any Notes required to be redeemed on a Quarterly Redemption Date) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Note, fees or any other amount (other than an amount referred to in clause (a) above) due under any Note Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Group Member in any Note Document or any representation, warranty, statement or information contained in any certificate furnished by or on behalf of any Group Member pursuant to any Note Document, shall prove to have been false or misleading in any material respect (or in any respect if such representation, warranty, statement or information is qualified as to “materiality” or “Material Adverse Effect”) when so made or deemed made, and such false or misleading representation, warranty, statement or information, to the extent capable of being cured, shall continue to be false, misleading or otherwise unremedied, or shall not be waived, for a period of twenty (20) days after the earlier of (i) receipt of written notice thereof from the Trustee to the Issuer or (ii) an Officer of the Issuer obtaining knowledge thereof;

(d) default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in Sections 5.04(a) or 5.05(a) (only with respect to legal existence in the Issuer’s state of organization), or in Article VI; provided, that, for the avoidance of doubt, an Event of Default under this Section 8.01(d) resulting from a breach of Section 6.08(a) shall be subject to cure pursuant to Section 8.10;

(e) default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in any Note Document other than those specified in clauses (a), (b) or (d) immediately above and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after receipt by the Issuer of written notice thereof from the Trustee to the Issuer;

(f) any Group Member shall fail to (i) pay any principal or interest due in respect of any Indebtedness (other than the Obligations) or Hedging Obligations, when and as the same shall become due and payable beyond any applicable grace period, or (ii) observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or Hedging Obligations, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness of Hedging Obligations or a trustee or other representative on its or their behalf to cause (with or without the giving of notice (other than any notice required to start any grace period), but taking into account any applicable grace periods or waivers), such Indebtedness to become due prior to its stated maturity, terminate, or become subject to a mandatory offer to purchase by the obligor; provided, that, this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Indenture and such Indebtedness is repaid in accordance with its terms); provided, further, that, no Event of Default shall occur pursuant to this clause (f) unless the aggregate principal amount of all such Indebtedness or Hedging Obligations referred to in clauses (i) and (ii) exceeds $7,500,000 at any one time (provided, that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Group Members if such Hedging Obligations were terminated at such time; provided, further, that, such failure is unremedied and is not waived by the holders of such Indebtedness);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Group Member (other than any Immaterial Subsidiary), or of all or substantially all of the property of any Group Member (other than any Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for all or substantially of the property of any Group Member (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of any Group Member (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Group Member (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding, or file any petition, seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for a substantial part of the property of any Group Member (other than any Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability, or fail generally to, pay its debts as they become due; or (vii) take any corporate (or equivalent) action for the purpose of effecting any of the foregoing;

(i) there is entered against any Note Party or any Restricted Subsidiary (in each case other than an Immaterial Subsidiary) a final judgment or order for the payment of money in an aggregate amount in excess of $7,500,000 (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days;

(j) any material provision of any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Trustee or any Holder not arising as a result of a breach of the Note Documents by any Group Member, or the satisfaction in full in cash of all of the Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations), ceases to be in full force and effect or, in the case of any Security Document, ceases to create a valid and perfected (A) first priority lien (subject to Permitted Liens) on the Notes Priority Collateral covered thereby and (B) second priority lien (subject to Permitted Liens) on the ABL Priority Collateral covered thereby; or any material Guarantee for any reason other than as expressly permitted hereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Trustee or any Holder not arising as a result of a breach of the Note Documents by any Group Member, or the satisfaction in full of all of the guaranteed obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations), ceases to be in full force and effect; or any Note Party contests in writing the validity or enforceability of any material provision of any Note Document or any material Guarantee other than as a result of the express provisions hereof or thereof; or any Note Party contests in writing the validity or enforceability of any material provision of an Intercreditor Agreement or subordination agreement; or any Note Party denies in writing that it has any or further liability or obligation under any material provision of any Note Document or any material Guarantee (in each case, other than as a result of the express provisions hereof or thereof or repayment in full in cash of the Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations)), or purports in writing to revoke or rescind any material portion of any Note Document, the grant or assignment of any material security interest or any material Guarantee; or

(k) there shall have occurred an ERISA Event that, when taken either alone or together with all such other ERISA Events, could reasonably be expected to have a Material Adverse Effect.

then, and in every such event (other than an event with respect to a Note Party described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Controlling Parties or the Trustee, with the prior consent of the Controlling Parties, may and at the request of the Controlling Parties, shall, by notice to the Issuer, take either or both of the following actions, at the same or different times, subject to the terms of any applicable Intercreditor Agreement or subordination agreement declare the Notes then outstanding to be forthwith due and payable immediately, whereupon the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the Notes then outstanding to be due and payable immediately, together with any unpaid accrued fees and all other Obligations of the Issuer accrued hereunder and under any other Note Document, shall become forthwith due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the Guarantors, anything contained herein or in any other Note Document to the contrary notwithstanding. If an Event of Default specified in clause (g) or (h) above occurs, then all outstanding Notes shall become forthwith due and payable immediately, whereupon the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the Notes then outstanding to be due and payable immediately, together with any unpaid accrued fees and all other Obligations of the Issuer accrued hereunder and under any other Note Document, shall become forthwith due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the Guarantors, anything contained herein or in any other Note Document to the contrary notwithstanding.

If the Notes are accelerated or otherwise become due prior to their stated maturity, in each case as a result of an Event of Default (including, but not limited to, an Event of Default specified in this Section 8.01 (including the acceleration of any portion of the Obligations evidenced by the Notes by operation of law)), then the additional amount that shall then be due and payable on the Premium Effective Date shall be equal to the applicable redemption price (expressed as a percentage of principal amount) in effect on the Premium Effective Date in accordance with the terms specified in clauses (a) and (b) of Section 3.07 hereof, as applicable, (the “Redemption Price”), in each case, as if such acceleration gave rise to an optional redemption of the Notes (including, for the avoidance of doubt an optional redemption made pursuant to the terms set forth in Section 3.07) so accelerated on the Premium Effective Date. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including, but not limited to, an Event of Default specified in this Section 8.01 (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the amount by which the applicable Redemption Price exceeds the principal amount of the Notes (the “Redemption Price Premium”) with respect to an optional redemption of the Notes shall be due and payable as though the Notes had been optionally redeemed on the Premium Effective Date and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of lost profits of each of the holders of such Notes as a result thereof. The Redemption Price Premium shall be presumed to be liquidated damages sustained by each holder of Notes as the result of the payment or settlement of the Notes or a claim in a proceeding described in this Section 8.01 in respect of the Notes, in each case arising out of the acceleration of the Notes, or in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure after acceleration of the Notes, whether by judicial proceeding, deed in lieu of foreclosure or by any other means (the date of such payment, settlement, satisfaction, release or discharge being the “Premium Effective Date”).

In the case of an Event of Default specified in Section 8.01(f) above, such Event of Default and all consequences thereof will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default first arose the Issuer delivers an Officer’s Certificate stating that (a) the Indebtedness or Guarantee that is the basis for such Event of Default has been paid or discharged, (b) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (c) the default that is the basis for such Event of Default has been otherwise cured; provided, however, that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

After such acceleration, but before a judgment or decree based on acceleration, the Controlling Parties may rescind and annul such acceleration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) the Issuer has paid the Trustee and the Collateral Agent its reasonable compensation and reimbursed the Trustee and the Collateral Agent for its reasonable expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with an Insolvency Event shall constitute an optional prepayment thereof under the terms of Section 3.07 and require the immediate payment of the amounts set forth in Section 3.07, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any amount payable pursuant to Section 3.07 shall be presumed to be the liquidated damages sustained by each Holder as the result of the early repayment or prepayment of the Notes and the Issuer agrees that it is reasonable under the circumstances currently existing. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the amounts set forth in Section 3.07 are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the amounts set forth in Section 3.07 shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the amounts set forth in Section 3.07 and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Note Party expressly acknowledges that its agreement to pay or guarantee the payment (as applicable) of the amounts set forth in Section 3.07 to the Holders as herein described is a material inducement to Holders to make (or be deemed to make) the Notes hereunder.

Section 8.02 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 8.03 Waiver of Past Defaults. Subject to Section 12.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee and the Collateral Agent may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 8.04 Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or exercising any trust power conferred on them. However, (a) the Trustee or the Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee or the Collateral Agent in personal liability, or that the Trustee or the Collateral Agent determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and (b) the Trustee or the Collateral Agent may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

Section 8.05 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreement) only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Controlling Parties make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 8.06 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified without the consent of the Holder.

Section 8.07 Collection Suit by Trustee. If an Event of Default specified in Section 8.01(a) or 8.01(b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel.

Section 8.08 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 9.06. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 9.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 8.08 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 8.09 Application of Proceeds. Subject to the terms of any applicable Intercreditor Agreement, the proceeds received by the Trustee or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral or the Guarantees pursuant to the exercise by the Trustee or the Collateral Agent, as the case may be, in accordance with the terms of the Note Documents, of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Indenture, promptly by the Trustee or the Collateral Agent, as the case may be, as follows:

(a) first, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Trustee, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Trustee or the Collateral Agent in connection therewith and all amounts for which the Trustee or the Collateral Agent is entitled to indemnification pursuant to the provisions of any Note Document, together with interest on each such amount at the highest rate then in effect under this Indenture from and after the date such amount is due, owing and unpaid until paid in full;

(b) second, to the payment of all other reasonable and documented costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Indenture from and after the date such amount is due, owing and unpaid until paid in full;

(c) third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and any premium thereon) equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon; and

(e) fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Note Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentences of this Section 8.09, the Note Parties shall remain liable, jointly and severally, for any deficiency.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 8.09.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 8.09 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 8.06, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Section 8.10 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Section 8.10(b), solely for the purpose of determining whether an Event of Default has occurred under the Financial Covenant set forth in Section 6.08(a) as of the end of and for any Test Period ending on the last day of any fiscal quarter (such fiscal quarter, a “Cure Quarter”), the then existing direct or indirect equity holders of Issuer shall have the right to make an equity investment, directly or indirectly (which equity contribution (whether direct or indirect) shall not be Disqualified Capital Stock), in Issuer in cash on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.03(a) or 5.03(b), as applicable, with respect to such Cure Quarter or the fiscal year ending on the last day of such Cure Quarter, as applicable (the “Cure Expiration Date”), and such cash will, if so designated by Issuer, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with Section 6.08(a) as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three (3) fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, an “Equity Cure Contribution,” and the amount of such Equity Cure Contribution, the “Cure Amount”); provided, that, such Equity Cure Contribution is Not Otherwise Applied (other than, for the avoidance of doubt pursuant to this Section 8.10(a)). All Equity Cure Contributions shall be disregarded for all purposes of this Indenture other than inclusion in the calculation of Consolidated EBITDA for the purpose of determining compliance with Section 6.08(a) as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three (3) fiscal quarters, including being disregarded for purposes of the determination of the Cumulative Amount and all components thereof and any baskets or other ratios with respect to the covenants contained in Article VI (other than Section 6.08(a)). There shall be no pro forma reduction in Consolidated Total Indebtedness (by netting or otherwise) with the proceeds of any Equity Cure Contribution for determining compliance with Section 6.08(a) as of and for the Test Period ending on the last day of the Cure Quarter or any Test Periods ending on the last day of any of the subsequent (3) three fiscal quarters; provided, that, such Equity Cure Contribution shall reduce Consolidated Total Indebtedness in future fiscal quarters to the extent used to prepay any applicable Indebtedness. Notwithstanding anything to the contrary contained in Section 8.01, (i) upon receipt of the Cure Amount by Issuer in no greater than the amount necessary to cause the Issuer to be in compliance with Section 6.08(a) as of the end of and for the Test Period ending on the last day of such Cure Quarter, the Financial Covenant under Section 6.08(a) shall be deemed satisfied and complied with as of the end of and for such Test Period with the same effect as though there had been no failure to comply with the Financial Covenant under Section 6.08(a), and any Default or Event of Default related to any failure to comply with Section 6.08(a) shall be deemed not to have occurred for purposes of the Note Documents, and (ii) upon receipt by the Trustee of a notice from the Issuer (“Notice of Intent to Cure”) and through the Cure Expiration Date: (A) none of the Trustee, the Collateral Agent or any Holder shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Notes or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of Section 6.08(a), unless the Equity Cure Contribution is not made on or before the Cure Expiration Date and (B) if the Equity Cure Contribution is not made on or before the Cure Expiration Date, the Trustee, the Collateral Agent and any Holder may thereafter take any actions or remedies pursuant to this Indenture and the other Note Documents.

(b) There shall be no more than five (5) Equity Cure Contributions made during the term of this Indenture and no more than two (2) Equity Cure Contributions made during any four (4) consecutive fiscal quarters. No Equity Cure Contribution shall be any greater than the minimum amount required for the Issuer to be in compliance with Section 6.08(a) in the applicable Cure Quarter.

ARTICLE IX

THE TRUSTEE AND AGENTS

Section 9.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); provided, however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 9.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 8.04; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 9.01.

(f) The Trustee agrees to accept and act upon facsimile, pdf or electronic transmission of documents hereunder.

Section 9.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument., opinion, notice, report, request, direction, consent, order, judgment, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, subject to execution of reasonable confidentiality agreements and attorney-client privilege, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be compensated and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, the Calculation Agent, the other Agents and each other agent, custodian and Person employed to act hereunder; provided that the foregoing shall not be construed to impose upon such person the duties or standard of care (including any prudent person standard) of the Trustee.

(i) The Trustee may request that the Issuer and each of the Guarantors deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture, the Notes and the Guarantees on behalf of the Issuer and/or the Guarantors, which certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Issuer or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 13.02 and such notice references the Notes and this Indenture and states that it is an “notice of default.” In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

(n) Except as otherwise expressly set forth herein, the Issuer will be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders of the Notes. The Issuer will provide a schedule of its calculations to the Trustee, upon request, when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

(o) The Trustee shall not be liable for failure to perform its duties if such failure is the result of another party to the Transaction Documents failing to perform its duties.

Section 9.03 Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 9.09.

Section 9.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officer’s Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

Section 9.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs, unless such Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

Section 9.06 Compensation and Indemnity.

(a) The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) Each of the Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 9.06 shall include its officers, directors, employees, experts, attorneys and agents) and hold it harmless against any and all claims, damages, losses, liabilities, costs or expenses incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture or any other Note Document, the performance of its obligations and/or exercise of its rights hereunder or thereunder, including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 9.06) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. In the event that defense of any such claim is assumed by the Issuer or a Guarantor, it shall be done so with the Trustee’s consent, and the Trustee may have one separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantors under this Section 9.06 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

(d) To secure the Issuer’s payment obligations in this Section 9.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 8.01(g) or 8.01(h) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

Section 9.07 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 9.07.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days’ prior notice by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 9.09;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Debtor Relief Law;

(c) a receiver of the Trustee or of its property is appointed or any public officer takes charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 9.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in this Section 9.07. Notwithstanding replacement of the Trustee pursuant to this Section 9.07, the Issuer’s and the Guarantors’ obligations under Section 9.07 shall continue for the benefit of the retiring Trustee.

This Section 9.07 shall be applicable to the Collateral Agent, as if references to the “Trustee” were references to the “Collateral Agent.”

Section 9.08 Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, sells, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable.

Section 9.09 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trust powers and that is subject to supervision or examination by federal or state authorities. Such Trustee (or its parent) together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

Section 9.10 Appointment of Authenticating Agent.

(a) At any time when any of the Notes remain outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate the Notes and the Trustee shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 13.02. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by the Trustee, and a copy of such instrument shall be promptly furnished to the Issuer. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.

(b) Each Authenticating Agent shall be reasonably acceptable to the Issuer and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of at least $50.0 million and subject to supervision or examination by federal or state authority. If such corporation publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 9.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect specified in this Section 9.10.

(c) Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(d) An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Issuer and shall give written notice of such appointment to all Holders of Notes, in the manner provided for in this Section 9.10. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 9.10.

(e) The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 9.10.

Section 9.11 The Calculation Agent.

(a) The Issuer hereby appoints U.S. Bank as Calculation Agent in accordance with the terms of the Notes solely with respect to calculating the amount of interest to be paid with respect to the Notes, including determining the Alternate Base Rate and the Term SOFR, in the manner and at the times provided in the Notes and Indenture, and U.S. Bank hereby accepts such appointment.

(b) The Calculation Agent shall not be under any duty to succeed to, assume or otherwise perform any of the duties of the Issuer or its designee, or to appoint a successor or replacement designee in the event of its resignation or removal, or to remove and replace the Issuer’s designee in the event of a default, breach or failure of performance on the part of the designee with respect to its duties and obligations under the terms of this Indenture and the Notes. In the event that the Calculation Agent has determined (and notified the Issuer or its designee that), or has been notified that, the current designated benchmark is not or will not be available on an

Interest Payment Determination Date, then unless the Calculation Agent is notified of a Benchmark Replacement in accordance with the provisions of the terms of this Indenture and the Notes at least one U.S. Government Securities Business Day prior to the applicable Interest Payment Date, the Calculation Agent shall use the interest rate in effect for the immediately prior interest period.

(c) In acting under this Agreement, the Calculation Agent (in its capacity as such) does not assume any obligation toward, or any relationship of agency or trust for or with the Holders of the Notes.

(d) The Calculation Agent shall have no liability for any interest rate published by any publication that is the source for determining the interest rates of the Notes, or for any rates published on any publicly available source, including without limitation the SOFR Administrator’s Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such, or for any subsequent correction or adjustment thereto.

(e) If the Calculation Agent receives any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from the Issuer or its designee, or any other party with respect to the performance of its duties hereunder which, in the Calculation Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or is advised that a dispute has arisen with respect to any part of this Agreement as between the Issuer and the holders of the Notes, the Calculation Agent may, without liability to any person, refrain from taking any action until such conflict or dispute is resolved to the satisfaction of the Calculation Agent. The Calculation Agent shall be under no duty to institute or defend any legal proceedings. The Calculation Agent, in its individual or in any other capacity, may become interested in any financial or other transaction with the Issuer as freely as if it were not the Calculation Agent.

(f) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer of such intention on its part, specifying the date on which its desired resignation shall become effective; provided that such notice shall be given not less than 30 days prior to the said effective date unless the Issuer otherwise agrees in writing. The Calculation Agent may be removed by the Issuer giving notice in writing signed by the Issuer specifying such removal and the date when it shall become effective. Upon receipt of such notice of resignation or the giving of such notice of removal, the Issuer shall promptly appoint a successor Calculation Agent (which may be the Issuer, an affiliate or another person which is a bank, trust company, investment banking firm or other financial institution), which appointment shall take effect prior to the effective date of such resignation or removal. If no successor shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation or removal, the resignation of the Calculation Agent shall be automatically effective, and the Issuer shall be the Calculation Agent. Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and the Issuer an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as the Calculation Agent hereunder, and such predecessor shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent. Any business entity into which the Calculation Agent may be merged or converted or consolidated or any business entity resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all the corporate trust assets and business of the Calculation Agent, shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to the Issuer.

ARTICLE X

COLLATERAL

Section 10.01 The Collateral.

(a) The Issuer and the Guarantors hereby appoint U.S. Bank to act as Collateral Agent, and each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment. The Collateral Agent shall have the privileges, powers, indemnities and immunities as set forth in this Indenture and the Security Documents. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. From and after the Closing Date, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 9.06 and Section 11.05 herein, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by (i) first-priority Liens and security interests on the Notes Priority Collateral and (ii) second-priority Liens and security interests on the ABL Priority Collateral (in each case subject to Permitted Liens), as and to the extent provided in the Security Documents, which the Issuer and the Guarantors, as the case may be, will enter into on the Closing Date, including the Security Agreement substantially in the form attached as Exhibit G hereto and the ABL/Note Intercreditor Agreement substantially in the form attached as Exhibit H hereto, and at such time, will be secured pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Collateral will also secure the Issuer’s and the Guarantors’ Obligations under the ABL Credit Agreement and any Permitted Additional Debt that is secured on a basis pari passu with the Obligations as provided in the Intercreditor Agreements. The Issuer and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders, the Trustee and the Collateral Agent, in each case pursuant to the terms of the Security Documents, and the Collateral Agent and the Trustee are hereby directed and authorized by the Holders to execute and deliver the Security Agreement, including the exhibits thereto, the Intercreditor Agreement and the other Security Documents to which they are a party.

(b) Each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Collateral Agent and authorizes and directs the Collateral Agent (i) to enter into the Security Documents to which it is a party (including, without limitation, the ABL/Note Intercreditor Agreement), whether executed on or after the Closing Date, and perform its obligations and exercise its rights, powers and discretions under the Security Documents in accordance therewith, (ii) make the representations of the Holders set forth in the Security Documents (including, without limitation, the ABL/Note Intercreditor Agreement), and (iii) bind the Holders on the terms as set forth in the Security Documents (including, without limitation, the ABL/Note Intercreditor Agreement).

(c) The Trustee, the Collateral Agent and each Holder, by accepting the Notes and the Guarantees thereof acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

Section 10.02 Maintenance of Collateral; Further Assurances. The Issuer and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted). The Issuer and the Guarantors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts that insures against such losses and risks as are reasonable for the type and size of the business of the Issuer and the Guarantors, except, in each case, where the failure to effect such payment or maintain such permits or insurance coverages is not adverse in any material respect to the Holders.

Section 10.03 Release of Liens on the Collateral.

(a) The Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released:

(i) in whole , upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

(ii) in whole upon:

(A) a Legal Defeasance or Covenant Defeasance as set forth in Article XI hereof; or

(B) the satisfaction and discharge of this Indenture as set forth in Section 11.08;

(iii) in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by this Indenture or the Security Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary);

(iv) in whole or in part, as applicable, in accordance with the provisions in Article XII;

(v) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement; or

(vi) in whole or in part, as applicable, as to all or any part of the Collateral that has been taken by eminent domain, condemnation or other similar circumstances,

provided that, in the case of any release in whole pursuant to clauses (i), (ii) and (iv) above, all amounts owing to the Trustee and the Collateral Agent under this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement have been paid in full.

(b) To the extent a proposed release of Collateral is not automatic and requires action by the Trustee or the Collateral Agent, the Issuer and each Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officer’s Certificate and an Opinion of Counsel that all conditions precedent provided for in this Indenture and the Security Documents relating to such release have been complied with

(c) Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed (at the expense of the Issuer or the Guarantors) to the Issuer or the Guarantors, as the case may be, the released Collateral.

Section 10.04 Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a) Subject to the provisions of the Security Documents, each of the Trustee or the Collateral Agent may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security

Documents and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) Except as otherwise expressly set forth in Section 4.4 of the Security Agreement, neither the Trustee nor the Collateral Agent shall be responsible for, nor do they make any representation regarding, the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Collateral Agent shall have any responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral and a security interest with respect to such property or assets would not be created or perfected without preparation and execution of additional documentation, the Issuer and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(i) a request from the Issuer that such Collateral be added;

(ii) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Closing Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee and the Collateral Agent; and

(iii) such financing statements, if any, as the Issuer shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee and the Collateral Agent, in giving any consent or approval under the Security Documents or in executing any Security Documents or any Intercreditor Agreement (other than any Intercreditor Agreement executed on the Closing Date), shall be entitled to receive, as a condition to such consent or approval or to executing such document in the case of a request to execute a Security Document or an Intercreditor Agreement, a request of the Issuer and, in all cases, an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent specified in this Indenture with respect to the action or omission for which consent or approval is to be given have been satisfied or that such action or omission for which consent or approval is not being given does not violate this Indenture, and the Trustee and the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such certificate and Opinion of Counsel.

(e) Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture or any Security Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture if it shall not have received such written instruction, advice or concurrence of the requisite percentage of Holders or from the Trustee (acting at the direction of the requisite percentage of Holders and otherwise in accordance with this Indenture, Intercreditor Agreements and other Security Documents), and such indemnity from the Holders as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 10.05 Notes Collateral Account.

(a) The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

(b) The Issuer shall establish upon the first Asset Sale of Notes Priority Collateral, with the Collateral Agent the Notes Collateral Account, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the control of, the Collateral Agent. The Net Cash Proceeds from any Asset Sale of Notes Priority Collateral shall be deposited in such Notes Collateral Account pending distribution in accordance with Section 3.08(a) of this Indenture.

Section 10.06 Information Regarding Collateral.

(a) The Issuer shall furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, promptly (and in any event within no more than thirty days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) legal identification number. The Issuer and the Guarantors will take all necessary action so that the Lien in favor of the Collateral Agent pursuant to this Indenture and/or the Security Documents is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Security Documents. The Issuer shall also promptly notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

(b) Each year, within 120 days after the end of the preceding fiscal year, the Issuer shall deliver to each of the Trustee and the Collateral Agent a certificate of a Financial Officer of the Issuer setting forth the information required pursuant to the schedules required by this Indenture and/or the Security Documents or confirming that there has been no change in such information since the date of the prior annual certification.

Section 10.07 Regarding the Collateral Agent.

(a) The Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate.

(b) Except as otherwise expressly set forth in Section 4.4 of the Security Agreement, neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Note Party or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case maybe, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Security Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(c) Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(d) The Collateral Agent shall not be liable for (i) any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, and (ii) interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent shall be segregated from other funds except to the extent required by law).

(e) The Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(f) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Issuer or the Guarantors, subject to the terms of the Security Documents, a majority in interest of Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) whom it shall designate to possess, own, operate or manage, as the case may be, such property.

(g) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or earlier termination, resignation or removal of the Collateral Agent or the Trustee, in such capacity, with respect to the holders of the ABL Priority Collateral , as applicable, to the extent the Security Documents remain in force thereafter.

ARTICLE XI

DEFEASANCE; DISCHARGE OF THIS INDENTURE

Section 11.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officer’s Certificate, at any time, elect to have either Section 11.02 or Section 11.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article XI.

Section 11.02 Legal Defeasance. Upon the Issuer’s exercise under Section 11.01 of the option applicable to this Section 11.02, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 11.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 11.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on such Notes when such payments are due from the trust funds referred to in Section 11.04(b)(i) (but not a Change of Control Offer or the payment pursuant to an Asset Sale or Debt Issuance); (b) the Issuer’s obligations with respect to such Notes under Section 2.02, Section 2.03, Section 2.04, Section 2.08, Section 2.11, and Section 5.02; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Section 9.06, Section 11.05 and Section 11.07 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article XI.

Subject to compliance with this Article XI, the Issuer may exercise its option under this Section 11.02 notwithstanding the prior exercise of its option under Section 11.03. If the Issuer exercises the Legal Defeasance option, the Liens on the Collateral will be released and the Guarantees in effect at such time will automatically be released.

Section 11.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 11.01 above of the option applicable to this Section 11.03, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 11.04 below, be released from its obligations under Section 5.03, Section 5.04, Section 5.06, Section 5.07, Section 5.08, Section 5.09, Section 5.12, Section 5.13, Section 5.14, Section 5.17, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09, Section 6.10, Section 6.12 and Section 6.13 on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or Event of Default under Section 8.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

If the Issuer exercises the Covenant Defeasance option, the Liens on the Collateral in respect of the Notes and the Guarantees will be released and the Guarantees in effect at such time will automatically be released.

Section 11.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 11.02 or Section 11.03 to the outstanding Notes:

(a) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay the principal of and interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the Closing Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relates to other Indebtedness) and the grant of any Lien securing such borrowings);

(e) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound or, if such breach, violation or default would occur, such breach, violation or default is waived as of and for all purposes, on and after, the date of such deposit; and

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that the conditions precedent provided for in clauses (a) through (e) of this Section 11.04 have been complied with; provided that the opinion with respect to the condition in clause (e) may be limited to a review of instruments certified by an Officer as being the only material instruments of the Issuer.

Section 11.05 Deposited Money and U.S. Government Obligations to Be Held in Trust, Other Miscellaneous Provisions.

(a) Subject to Section 11.06, all U.S. legal tender and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.05, the “Deposit Trustee”) pursuant to Section 11.04 or Section 11.08 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 11.04 or Section 11.08 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. legal tender or non-callable U.S. Government Obligations held by it as provided in Section 11.04 or Section 11.08 which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

Section 11.06 Repayment to Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 11.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 11.02, Section 11.03 or Section 11.08, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.02, Section 11.03 or Section 11.08 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 11.02, Section 11.03 or Section 11.08, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 11.08 Discharge. This Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee and the Collateral Agent) as to all outstanding Notes and security granted for the Notes and the Guarantees when either:

(a) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust), have been delivered to the Trustee for cancellation; or

(b)

(i) all Notes not delivered to the Trustee for cancellation otherwise (A) have become due and payable, (B) will become due and payable within one year or (C) have been called for redemption pursuant to Section 3.07 and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued and unpaid interest and premium, if any) on the Notes not theretofore delivered to the Trustee for cancellation (provided that if such redemption is made as provided under Section 3.07, (x) the amount of cash in U.S.

dollars, U.S. Government Obligations, or a combination thereof, that must be irrevocably deposited will be determined using an assumed redemption price calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the redemption price as determined by such date) (any such amount, the “Call Premium Deficit”) (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Call Premium Deficit is in fact paid); provided that the Trustee shall have no liability whatsoever in the event that such Call Premium Deficit is not in fact paid after any satisfaction and discharge of this Indenture and that any Call Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Call Premium Deficit that confirms that such Call Premium Deficit will be applied toward such redemption;

(ii) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(iii) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with. Upon the satisfaction and discharge of this Indenture, all Liens on the Collateral securing the Notes and all Guarantees then in effect will be automatically released (without the need for any action by any party), and the Trustee and Collateral Agent shall execute acknowledgements thereof upon the reasonable request of the Issuer.

After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 9.06, Section 11.05 and Section 11.07 shall survive any discharge pursuant to this Section 11.08.

After such delivery or irrevocable deposit and receipt of the Officer’s Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE XII

AMENDMENT, SUPPLEMENT AND WAIVER

Section 12.01 Without Consent of Holders of the Notes.

(a) Notwithstanding Section 12.02, without the consent of any Holders, the Issuer, the Trustee and the Collateral Agent and the Calculation Agent, as applicable, at any time and from time to time, may amend or supplement this Indenture, the Guarantees, the Notes or any Security Document or Intercreditor Agreement issued hereunder for any of the following purposes:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) [reserved];

(iv) to add any Guarantee or Guarantor or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of this Indenture (to the extent in accordance with this Indenture);

(v) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(vi) to add covenants or Events of Default for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(vii) to make any change in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulations S or to institutional accredited investors;

(viii) to make any change to this Indenture relating to the transfer and legending of Notes as permitted by this Indenture;

(ix) to evidence and provide for the acceptance of appointment by a successor Trustee, a successor Collateral Agent or a successor Calculation Agent ;

(x) to provide for the issuance of (A) Additional Notes and related Guarantees (and the grant of security for such Additional Notes and Guarantees) in accordance with this Indenture and the ABL/Note Intercreditor Agreement and (B) Notes issued as part of a PIK Election in accordance with the terms of this Indenture and/or the Notes Documents;

(xi) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(xii) to grant any Lien for the benefit of the holders of any future Pari Passu Notes Lien Indebtedness, Pari Passu ABL Lien Indebtedness or Junior Secured Indebtedness in accordance with and as permitted by the terms of this Indenture and the Intercreditor Agreement (and, with respect to Junior Secured Indebtedness, any Other Intercreditor Agreement);

(xiii) to add additional secured parties to the ABL/Note Intercreditor Agreement to the extent Liens securing obligations held by such parties are permitted under this Indenture;

(xiv) to mortgage, pledge, hypothecate or grant a security interest in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Agent in accordance with the terms of this Indenture or otherwise; or

(xv) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) and the Intercreditor Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture, the Intercreditor Agreement and the relevant Security Documents.

(b) The Holders of the Notes shall be deemed to have consented for purposes of the Security Documents and the ABL/Note Intercreditor Agreement to any of the following amendments, waivers and other modifications to the Security Documents and the ABL/Note Intercreditor Agreement:

(i) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Notes Lien Indebtedness that are incurred in compliance with the ABL Credit Agreement and the Notes Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Notes Lien Indebtedness shall rank equally with the Liens on such Collateral securing the obligations under this Indenture, the Notes and the Guarantees;

(ii) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu ABL Lien Indebtedness that is incurred in compliance with the ABL Credit Agreement and the Notes Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu ABL Lien Indebtedness shall rank equally with the Liens on such Collateral securing the ABL Obligations and senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment, (C) to establish that the Liens on any Notes Priority Collateral securing such Pari Passu ABL Lien Indebtedness shall be junior and subordinated to the Liens on such Notes Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment;

(iii) to establish that the Liens on any ABL Priority Collateral securing any Indebtedness replacing the ABL Credit Agreement permitted to be incurred under Section 6.01(c) shall be senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, and that any obligations under this Indenture, the Notes and the Guarantees shall continue to be secured on a first-priority basis by the Notes Priority Collateral and on a second-priority basis on the ABL Priority Collateral; and

(iv) upon any cancellation or termination of the ABL Credit Agreement without a replacement thereof, to establish that the ABL Priority Collateral shall become Notes Priority Collateral.

(c) Any such additional party added pursuant to Section 5.12(b)(ii), the ABL Collateral Agent, the Trustee and the Collateral Agent shall be entitled to rely upon an Officer’s Certificate certifying that such Pari Passu Notes Lien Indebtedness or Pari Passu ABL Lien Indebtedness, as the case may be, was issued or borrowed in compliance with the ABL Credit Agreement and the Notes Documents, and no Opinion of Counsel shall be required in connection therewith.

(d) The Holders of the Notes shall be deemed to have consented for purposes of this Indenture, the Security Documents and the Intercreditor Agreement to the execution and delivery by the Trustee and Collateral Agent of an Other Intercreditor Agreement to the extent it is approved by the ABL Collateral Agent or, if the ABL Credit Agreement has been replaced, any other agent for the holders of ABL Obligations.

(e) After an amendment under this Indenture, the Security Documents or the Intercreditor Agreement becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment. Disclosure of any such amendment in a filing made with the SEC shall constitute delivery to Holders of the Notes of such notice.

Section 12.02 With Consent of Holders of Notes. Except as provided below in this Section 12.02, with the consent of the Controlling Parties (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Guarantees, the Notes or the Security Documents or any Intercreditor Agreement (subject to compliance with the ABL/Note Intercreditor Agreement), subject to Section 8.06, waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees or the Security Documents (subject to compliance with the Intercreditor Agreement); provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(a) reduce, or change the maturity of, the principal of any Note;

(b) reduce the rate of or extend the time for payment of interest on any Note;

(c) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 3.08 and Section 3.09) shall not be deemed a redemption of the Notes;

(d) make any Note payable in money or currency other than that stated in the Notes;

(e) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(f) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(g) waive a Default or Event of Default in the payment of principal of or premium or interest, if any, on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default with respect to the Notes that resulted from such acceleration);

(h) modify the contractual rights of Holders to receive payments of principal of, or premium or interest, if any, on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, this provision is not impacted by changes or amendments to Section 3.09 or Section 6.05;

(i) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except as permitted by this Indenture; or

(j) make any change in these amendment and waiver provisions.

In addition, without the consent of Holders of 100% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may amend any of the Security Documents or this Indenture if such amendment, supplement or waiver has the effect of (x) releasing all or substantially all of the Collateral from the Liens of this Indenture or any Security Document or (y) subordinating the Liens of this Indenture or any Security Documents.

It shall not be necessary for the consent of the Holders under this Section 12.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 12.03 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes, and it thereafter binds every Holder. The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

Section 12.04 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 12.05 Trustee to Sign Amendments, Etc. The Trustee, the Collateral Agent and the Calculation Agent, as applicable, shall sign any amended or supplemental indenture or other amendment authorized pursuant to this Article XII if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee, Collateral Agent or the Calculation Agent.

Section 12.06 Officer’s Certificate and Opinion of Counsel. In connection with any amendment, supplement, or waiver, in signing or refusing to sign any such amendment, supplement or waiver the Trustee and the Collateral Agent or the Calculation Agent (as applicable) shall be entitled to receive (and, subject to Section 9.01, shall be fully protected in relying upon) an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to such amendment, supplement or waiver have been satisfied, that such amendment, supplement or waiver is authorized or permitted by this Indenture and the Security Documents, as applicable, and, with respect to such Opinion of Counsel, that such amendment, supplement or waiver is the legal, valid and binding obligation of the parties thereto, enforceable against it in accordance with its terms. Notwithstanding the foregoing, no Opinion of Counsel or board resolution shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit F hereto.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Concerning the Trust Indenture Act. The Trust Indenture Act of 1939, as amended, shall not be applicable to, and shall not govern, this Indenture, the Notes or the Guarantees.

Section 13.02 Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Guarantor:

KLX Energy Services Holdings, Inc.

3040 Post Oak Blvd, Suite 1500

Houston, Texas 77056

Attention: Keefer Lehner, Chief Financial Officer

Email: [*]

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

First Avenue Plaza

44 Cook Street

Suite 320

Denver, CO 80206

Attention: Sarah Morgan

Email: [*]

Vinson & Elkins LLP

2001 Ross Avenue

Suite 3900

Dallas, Texas 75201

Attention: Katherine Frank

Email: [*]

Vinson & Elkins LLP

1114 6th Ave, 32nd Floor

New York, New York 10036

Attention: Ben Heriaud

Email: [*]

If to the Trustee, the Collateral Agent or the Calculation Agent:

U.S. Bank Trust Company, National Association

13737 Noel Rd, Suite 800

Dallas, TX 75240

Mail Code: EX-TX-DCRE

Attention: Brian Jensen

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee, the Collateral Agent and the Calculation Agent) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder and the Trustee, the Collateral Agent or the Calculation Agent shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any notice mailed or delivered to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, the Collateral Agent or the Calculation Agent which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and the Collateral Agent at the same time.

In case, by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impractical to mail notice of any event to Holders of Notes when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be sufficient giving of such notice for every purpose hereunder.

Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 13.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than, with respect to paragraph (b) below, in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee upon request:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In case of any application or request as to which the furnishing of other specified documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional Officer’s Certificate or Opinion of Counsel need be furnished.

Section 13.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than any certificate required by Section 5.03(c) or Section 10.06 hereof) shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters, and any one Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.05 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture, of any Guarantor under its Guarantee or of the Issuer or any Guarantor under the Intercreditor Agreement or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 13.07 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees, this Indenture or the Security Documents, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH PARTY HERETO HEREBY (AND EACH HOLDER, BY THEIR ACCEPTANCE OF THE NOTES THEREBY) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.07.

Section 13.08 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan agreement or debt agreement of the Issuer or any of its Subsidiaries or of any other Person. Any such indenture, loan agreement or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors and assigns.

Section 13.10 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.11 Execution in Counterparts; Electronic Signature.

(a) This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement.

(b) The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Indenture and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Trustee, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by it.

Section 13.12 Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Force Majeure. In no event shall the Trustee, the Collateral Agent or any other Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee, the Collateral Agent and each of the Agents shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

Section 13.14 Legal Holidays. If any scheduled payment date with respect to the payment of principal, premium, if any, or interest on the Notes, including, without limitation, any Interest Payment Date, redemption date, stated maturity or maturity date, falls on a day that is not a Business Day, then notwithstanding any other provision of this Indenture or of the Notes, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

Section 13.15 Benefit of the Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Registrar and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 13.16 Controlling Party. Notwithstanding or anything else in this Indenture (including, without limitation, Section 13.02 hereof) or any Security Document or Intercreditor Agreement to the contrary, prior to the Disposition Date, any written instrument executed by Specified Holders certifying that the Controlling Party has consented to or approved any amendment, waiver, supplement, consent or approval under this Indenture or any Security Document or Intercreditor Agreement and which provides for the consent, approval, waiver, instruction or direction respect of any matter under this Indenture or any Security Document or Intercreditor Agreement shall constitute binding and conclusive evidence for all purposes under this Indenture, the Security Documents and any Intercreditor Agreement of the consent, approval, waiver, instruction or direction of the Controlling Party, upon which the Trustee and Collateral Agent and the Issuer and the Guarantors, will be entitled to conclusively rely without further investigation. For avoidance of doubt, if any such written instrument is delivered to the Issuer, the Trustee and/or the Collateral Agent, no evidence of consent, approval, waiver, instruction or direction obtained from other Holders, beneficial owners, DTC, any DTC participant or otherwise pursuant to DTC’s applicable procedures will be required in order for such consent, approval, waiver, instruction or direction to be effective for all purposes hereunder and under the Security Documents or any Intercreditor Agreement. The Issuer, Trustee and Collateral Agent shall be entitled to conclusively rely that the Disposition Date has not occurred unless and until they have received written notice thereof from a Specified Holder that the Disposition Date has occurred. For avoidance of doubt, prior to the Disposition Date, the Specified Holders act as the representative for all Holders, and the Trustee, the Collateral Agent and the Issuer shall treat any instrument provided by the Specified Holders as an instrument from all Holders and all Holders shall be bound thereby.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed by their respective authorized officers as of the day and year first above written.

KLX ENERGY SERVICES HOLDINGS, INC., as the Issuer

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

KRYPTON HOLDCO, LLC, as a Guarantor

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	Vice President and Secretary

KRYPTON INTERMEDIATE, LLC, as a Guarantor

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	Vice President and Secretary

KLX ENERGY SERVICES, INC., as a Guarantor

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	Vice President and Secretary

[SIGNATURE PAGE TO INDENTURE]

KLX ENERGY SERVICES LLC, as a Guarantor

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	Vice President and Secretary

KLX DIRECTIONAL DRILLING, LLC, as a Guarantor

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	Vice President and Secretary

CENTERLINE TRUCKING, LLC, as a Guarantor

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	Vice President and Secretary

[SIGNATURE PAGE TO INDENTURE]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Registrar, Calculation Agent, Paying Agent and Collateral Agent

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

[SIGNATURE PAGE TO INDENTURE]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES, PIK NOTES AND

ADDITIONAL NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Societe Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

Appendix A-1

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. person” means a “U.S. person” as defined in Regulation S.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

(b) Other Definitions.

Term	Defined in Section:
“Agent Member”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“OID Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1 Form and Dating.

(a) The Initial Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided herein. The Initial Notes issued on the date hereof shall be offered and sold by the Issuer to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered 144A-001 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered S-001 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture. One or more Global Notes in definitive, fully registered form without interest

Appendix A-2

coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered IAI-001 upward (collectively, the “IAI Global Note”) shall also be issued on the Closing Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of the Indenture and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants and current holders in, the Depositary, Euroclear and Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or any other custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Subject to any provisions contained in the Indenture, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Appendix A-3

Section 2.2 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, must be transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and be accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

Appendix A-4

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

Appendix A-5

(ii) During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iv) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(v) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(vi) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES

Appendix A-6

AND IAI NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT TT IS NOT A U.S. PERSON NOR IS TT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Appendix A-7

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS TIES CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“OID Legend”):

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT KEEFER LEHNER, CHIEF FINANCIAL OFFICER, ADDRESS: 3040 POST OAK BLVD, SUITE 1500, HOUSTON, TEXAS 77056, EMAIL: [*].

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF (A) AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (C) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B), PURSUANT TO ERISA OR OTHERWISE, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (OR ANY INTEREST THEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

Appendix A-8

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.07 of the Indenture), but the Issuer may require payment of a sum sufficient to cover any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 3.09 6.05, and 12.04 of the Indenture).

(vii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(viii) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

Appendix A-9

(iii) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Issuer or Trustee.

Appendix A-10

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $1.00 and integral multiples of $1.00 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-11

EXHIBIT A

FORM OF NOTE

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable, pursuant to the provisions of the Indenture.]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

Exhibit A-1

CUSIP [    ]

ISIN [    ]1

[RULE 144A] [REGULATION S][IAI][GLOBAL] NOTE

Senior Secured Floating Rate Cash / PIK Notes due 2030

No. [144A-__] [S-_] [IAI-__][U-__]      [Initially]2 [$     ]

KLX ENERGY SERVICES HOLDINGS, INC.

promises to pay to [CEDE & CO.]3 [    ]or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]4 [$     (    Dollars)]5 on [__], 2030.

[Interest Payment Dates: [__]

Record Dates: The business day prior to the Interest Payment Date

[1]	Rule 144A Note CUSIP: 48253L AD8
Rule 144A Note ISIN: US48253LAD82
Regulation S Note CUSIP: U4949E AC6
Regulation S Note ISIN: USU4949EAC67
IAI Note CUSIP: 48253L AE6
IAI Note ISIN: US48253LAE65
[2]	Include in Global Notes.
[3]	Include in Global Notes
[4]	Include in Global Notes
[5]	Include in Definitive Notes

Exhibit A-2

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

KLX ENERGY SERVICES HOLDINGS, INC.

By:
Name:
Title:

Exhibit A-3

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

Exhibit A-4

[Reverse Side of Note]

Senior Secured Floating Rate Cash / PIK Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. KLX Energy Services Holdings, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note, at any time this Note is an ABR Note, at the Alternate Base Rate and at any time this Note is a SOFR Note, at the applicable Term SOFR for the Interest Period in effect for such Note, plus, in each case (i) the Applicable Margin for Cash Elections and (ii) the Applicable Margin plus 1.00% for PIK Elections until but excluding maturity. At least five (5) Business Days prior to the expiration of the then current Interest Period (with respect to SOFR Notes), or before an Interest Payment Date (with respect to ABR Notes), the Issuer shall deliver an Interest Election Request to the Trustee, the Calculation Agent and the Paying Agent in accordance with Section 2.13(a) of the Indenture electing to convert of continue such Note with such Interest Period duration as the Issuer may specify effective as of the upcoming Interest Payment Date. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [__], 2025; provided that the first Interest Payment Date shall be [__], 2025. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Base Rate in clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

PIK Interest on the Notes, for applicable interest payment periods, will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole Dollar) and (y) with respect to Notes represented by certificated notes, by issuing Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole Dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the Note Register. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Election, the Global Notes will bear interest on such increased principal amount from and after the date of the Interest Payment Date related to such PIK Election. Any Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Election will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Closing Date. Any

Exhibit A-5

certificated Notes will be issued with the description “PIK” on the face of such Notes, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Election. The calculation of PIK Interest will be made by the Calculation Agent, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee. PIK Interest on the Notes will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof (rounded up to the nearest whole dollar).

2. METHOD OF PAYMENT. The Issuer shall pay interest in arrears on the applicable Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five (5) Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association will act as the Trustee under the Indenture and as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of [__], 2025 (as amended or supplemented from time to time, the “Indenture”), among KLX Energy Services Holdings, Inc., the Guarantors named therein, the Trustee, and U.S. Bank Trust Company, National Association, as Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its Senior Secured Floating Rate Cash / PIK Notes due 2030. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 6.01 and 6.02 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. SECURITY. The Notes and the Guarantees will be secured by first-priority Liens and security interests on the Notes Priority Collateral and by second-priority Liens and security interests on the ABL Priority Collateral subject to the terms and conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements. The Collateral Agent will hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents. Each Holder by accepting this Note consents and agrees to the terms of the Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

Exhibit A-6

6. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Net Cash Proceeds Offer pursuant to Section 3.08 of the Indenture or a Change of Control Offer pursuant to Section 3.09 of the Indenture, as further described in the Indenture. Beginning March 31, 2025, the Issuer is required to make mandatory quarterly redemptions with respect to the Notes pursuant to Section 3.12 of the Indenture.

7. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or a Net Cash Proceeds Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

8. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

9. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees, the Notes, the Security Documents or the Intercreditor Agreements may be amended or supplemented as provided in the Indenture.

10. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 8.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

11. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Exhibit A-7

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o [KLX Energy Services Holdings, Inc.

3040 Post Oak Blvd, Suite 1500

Houston, Texas 77056

Attention: Keefer Lehner, Chief Financial Officer

[*]]

Exhibit A-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-9

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $     principal amount of Notes held in (check applicable space)      book-entry or      definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to Rule 144 under the Securities Act; or

(8)	☐	pursuant to another available exemption from registration under the Securities Act.

Exhibit A-10

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of, the Securities Act.

Your Signature

Date:	Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer
Name:
Title:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-11

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE, PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE6

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

(within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Date:
Your Signature

[6]	Include only for Regulation S Global Notes.

Exhibit A-12

OPTION OF HOLDER TO ELECT PURCHASE

I want to elect to have this Note purchased by the Issuer pursuant to Section 3.09 of the Indenture.

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.09 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1.00, provided that the unpurchased portion must be in a minimum principal amount of $1.00)

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $      . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-14

EXHIBIT B

FORM OF TRANSFEREE LETTER OF REPRESENTATION FOR TRANSFERS TO IAI’S

KLX Energy Services Holdings, Inc.

3040 Post Oak Blvd, Suite 1500

Houston, Texas 77056

Attention: Keefer Lehner, Chief Financial Officer

Email: [*]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[    ] principal amount of the Senior Secured Floating Rate Cash / PIK Notes due 2030 (the “Notes”) of KLX Energy Services Holdings, Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year alter the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to

Exhibit B-1

clause (e) of the Restricted Notes Legend prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE: ,

by:

Exhibit B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[See Attached]

Exhibit C-1

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

U.S. Bank Trust Company, National Association, as Trustee, Paying Agent and Calculation Agent

13737 Noel Rd, Suite 800

Dallas, TX 75240

Mail Code: EX-TX-DCRE

Attention: Brian Jensen

[•] [•], 20[•]

[Date]

Ladies and Gentlemen:

Reference is made to the Indenture dated as of March 12, 2025 (as amended, supplemented, modified, refinanced and/or restated from time to time, the “Indenture”) by and among KLX ENERGY SERVICES HOLDINGS, INC., a Delaware corporation (the “Issuer”), each of the Guarantors from time to time party thereto, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, together with its successors and assigns, the “Trustee”) and as notes collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such teams in the Indenture.

Pursuant to Section 2.13(a) of the Indenture, undersigned Issuer hereby request[s] (select one):

☐	A conversion of the Notes from [ABR Notes][SOFR Notes] to [SOFR Notes][ABR Notes

☐	A continuation of the Notes as [SOFR Notes][ABR Notes].

to be made on the terms set forth below:

(A)	All outstanding Notes shall [convert][continue] as set forth herein.
(B)	Interest Period:[7]
(C)	Applicable Margin:

The above request complies with the notice requirements set forth in the Indenture.

The undersigned Issuer hereby represents and warrants to the Trustee, the Paying Agent and the Calculation Agent that, on the date of this Interest Election and on the date of the related interest payment, the conditions to such election set forth in the Indenture have been satisfied or waived and that such Interest Election is authorized or permitted by the Indenture.

7 Applicable for SOFR Note only.

Exhibit D-1

KLX ENERGY SERVICES HOLDINGS, INC.

By:
Name:
Title:

Exhibit D-2

EXHIBIT E

FORM OF PIK INTEREST ELECTION NOTICE

U.S. Bank Trust Company, National Association

13737 Noel Rd, Suite 800

Dallas, TX 75240

Mail Code: EX-TX-DCRE

Attention: Brian Jensen

[●], 20[●]

Ladies and Gentlemen:

The undersigned, KLX Energy Services Holdings, Inc., a Delaware corporation (the “Issuer”) refers to that certain Indenture, dated as of [   ], 2025 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Issuer, the Guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as collateral agent. Unless otherwise defined herein, capitalized terms used in this PIK Interest Election Notice have the meanings ascribed thereto in the Indenture.

This notice constitutes a PIK Interest Election Notice, and the Issuer hereby gives you notice pursuant to Section 2.13(e) of the Indenture, in respect of the [Interest Period commencing [__], 202[ ], the Issuer is electing to pay PIK Interest on the applicable Interest Payment Date for such Interest Period]8[ period commencing on the Interest Payment Date of [__], 202[ ], the Issuer is electing to pay PIK Interest on the next Interest Payment Date]9 and it shall pay such interest on the Notes due on such Interest Payment Date as follows for the upcoming Interest Payment Date of [     ]10 (the “Applicable PIK Interest Payment Date”):

1.	[___]% shall be paid in cash

2.	[___]% shall be paid in kind

With respect to the Global Notes currently outstanding, the Issuer hereby directs the Trustee to adjust the Register to reflect an increase in the aggregate outstanding principal amount of the Notes by the amount of PIK Interest required to be paid on the Global Notes for the Interest Payment Date referenced above in the manner set forth above, rounded up to the nearest whole Dollar.

[8]	For SOFR Elections.
[9]	For ABR Elections.
[10]	For SOFR Elections, include the Interest Payment Date for the applicable Interest Period. For ABR Elections, include the subsequent Interest Payment Date for which such election applies.

Exhibit E-1

[With respect to the definitive Notes currently outstanding on or before ten (10) days prior to the Applicable PIK Interest Payment Date, the Issuer shall deliver to the Trustee executed PIK Notes accompanied by an Authentication Order directing the authentication of such PIK Notes on the Applicable PIK Interest Payment Date reflecting an increase in the aggregate outstanding principal amount of the Notes by the amount of PIK Interest required to be paid on the definitive Notes for the Applicable PIK Interest Payment Date, rounded up to the nearest whole Dollar.]

Delivery of an executed counterpart of this PIK Interest Election Notice by electronic transmission shall be effective as delivery of an original executed counterpart of this PIK Interest Election Notice.

[Signature Page Follows]

Exhibit E-2

KLX ENERGY SERVICES HOLDINGS, INC.

By:
Name:
Title:

Exhibit E-3

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [    ] [ ], 20[ ], among (the “Guaranteeing Subsidiary”), a subsidiary of KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and U.S. Bank Trust Company, National Association, as notes collateral agent (the “Collateral Agent”).

WITNESSETH

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [__], 2025, providing for the issuance of an unlimited aggregate principal amount of Senior Secured Floating Rate Cash / PIK Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XII thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Exhibit F-1

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee and the Collateral Agent. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee or the Collateral Agent, as applicable, whether or not elsewhere herein so provided. Neither the Trustee nor the Collateral Agent makes any representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent assumes any responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

Exhibit F-2

EXHIBIT G

FORM OF SECURITY AGREEMENT

[See attached].

Exhibit G-1

EXHIBIT H

FORM OF ABL/NOTE INTERCREDITOR AGREEMENT

[See attached].

Exhibit H-1